UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
MITEK SYSTEMS, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Mitek

2026

Proxy Statement and Notice of Annual Meeting of Shareholders

Notice of 2026 Annual Meeting of Stockholders
Purpose of the Meeting

		Board recommendation	Page reference
1	Elect eight directors.	For	9
2	Ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for our 2026 fiscal year.	For	28
3	Approve, on an advisory basis (non-binding) the compensation of our named executive officers.	For	32
4	Amend and restate our Employee Stock Purchase Plan,	For	67
5	Amend and restate our 2020 Stock Plan.	For	71
Stockholders will also transact such other business as may properly come before the 2026 annual meeting of stockholders (or any adjournment or postponement thereof). Only stockholders of record as of the close of business on January 16, 2026 are entitled to participate and vote at the annual meeting and any adjournments or postponements thereof. This notice, the proxy statement, the accompanying proxy card and our Form 10-K for the year ended September 30, 2025 are being distributed to stockholders on or about January 28, 2026. These documents are also available online at: www.proxydocs.com/MITK.
You are invited to attend the annual meeting in person. Even if you expect to attend the annual meeting, it is important that you complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed return envelope (which is postage prepaid if mailed in the United States) in order to ensure that your shares are represented at the annual meeting. Even if you have voted by proxy, you may still revoke such proxy and vote in person if you attend the annual meeting. However, please note that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from such record holder.
On behalf of the Board of Directors,

Scott Carter Chair of the Board San Diego, CA January 26, 2026

Cautionary Statement: This proxy statement contains forward-looking statements within the meaning of the federal securities laws, including statements relating to our sustainability related goals and expectations. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “aims,” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended September 30, 2025, under the heading “Risk Factors” in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more complete information regarding the company’s fiscal year 2025 performance, please review the company’s Form 10-K for the year ended September 30, 2025.
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Capital Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses where additional information may be obtained, These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of or incorporated by reference into this Proxy Statement or any of our other filings with the SEC.

Questions and Answers About the Proxy Materials, Annual Meeting, and Voting
Why am I receiving these proxy materials?
The board, on behalf of Mitek Systems, Inc., is soliciting your proxy to vote at our 2026 annual meeting of stockholders, or any adjournment or postponement thereof, because you owned shares of our common stock at the close of business on January 16, 2026, the record date for the annual meeting, and therefore, are entitled to vote at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card or submit your proxy through the Internet or by telephone according to the instructions contained in the enclosed proxy card. This proxy statement and our 2025 annual report are being made available to our stockholders on or about January 28, 2026. This proxy statement summarizes the information that you need to know in order to cast your vote.
When and where will the Annual Meeting be held?
The annual meeting will be held at 9:00 a.m., local time, on Tuesday, March 3, 2026, at Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101.
What matters will I be voting on?
At our 2026 annual meeting, you will be asked to vote on the following proposals to:
1.Elect the eight nominees for director named in this Proxy Statement to serve until our 2026 annual meeting of stockholders and until their respective successors have been duly elected and qualified ("Proposal No. 1");
2.Ratify the appointment of BDO USA P.C. as our independent registered public accounting firm for our 2026 fiscal year ("Proposal No. 2").
3.Advisory vote to approve the compensation of our named executive officers ("Proposal No. 3");
4.Approve the Company's Amended and Restated Employee Stock Purchase Plan (ESPP) ("Proposal No. 4"); and
5.Approve the Company's Amended and Restated 2020 Incentive Plan ("Proposal No. 5");
How does the board recommend that I case my vote? The board recommends that you vote:

Proposal		Board recommendation	Page reference
1	Election of eight directors.	For	9
2	Ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for our 2026 fiscal year.	For	28
3	Advisory vote to approve the compensation of our named executive officers.	For	32
4	Approval of the Amended and Restated Employee Stock Purchase Plan.	For	67
5	Approval of the Amended and Restated 2020 Incentive Plan.	For	71

QUESTIONS AND ANSWERS
Could other matters be considered and voted upon at the annual meeting?
We do not expect any matters to be presented for action at our 2026 annual meeting other than the matters described in this proxy statement. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, by submitting your proxy and voting instructions via the internet, or by phone, or by marking, dating and returning a proxy card, you will give the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, including any adjournment or postponement thereof, and they intend to vote on any such other matter in accordance with their best judgment.
What happens if the annual meeting is postponed or adjourned?
Any action on the items of business described in this proxy statement may be considered at the annual meeting at the time and on the date specified herein or at any time and date to which the annual meeting may be properly adjourned or postponed. Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. Stockholders of record or beneficial owners with a legal proxy will still be able to change or revoke their proxies until used to vote their shares if they follow the procedures described in the question titled “Can I revoke my proxy or change my voting instructions after I deliver my proxy or voting instructions?”
Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on January 16, 2026 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 45,299,662 shares of common stock outstanding and entitled to vote. With respect to each proposal to be voted upon at the annual meeting, you are entitled to one vote for each share of common stock held as of the record date. Most stockholders hold their shares as a beneficial owner (through a broker, bank, or other nominee) rather than as a stockholder of record (directly in their own name).
STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME
If at the close of business on January 16, 2026, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, NA, then you are the stockholder of record of these shares. As a stockholder of record, you may vote either in person at the annual meeting or by proxy. Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return the enclosed proxy card or submit your proxy through the Internet or by telephone by following the instructions provided in the enclosed proxy card to ensure that your vote is counted.
BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF YOUR BROKER, BANK OR OTHER AGENT
If at the close of business on January 16, 2026 your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the Internet or by telephone. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy card issued in your name from your broker, bank or other agent in whose name the shares are registered prior to the annual meeting.
How do I vote?
With respect to Proposal No. 1 (election of directors), you may either vote “for” any or all of the nominees proposed by the board, or you may “withhold” your vote for any or all of the nominees. For Proposals No. 2, 3, 4 and 5, you may vote "for" or "against" or abstain from voting. The procedures for voting are described below, based upon the form of ownership of your shares.

QUESTIONS AND ANSWERS
STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME
If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy through the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:
•Voting over the Internet. To vote by proxy through the Internet, go to the website address set forth on the enclosed proxy card and follow the instructions provided at the website.
•Voting by Telephone. To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.
•Voting By Mail. To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.
If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Standard Time on Monday, March 2, 2026, to be counted. If you are a stockholder of record and attend the annual meeting in person, you may vote in person at the annual meeting. We will give you a ballot when you arrive and any previous proxy that you submitted, whether by mail, Internet or telephone, will be superseded by the vote that you cast in person at the annual meeting. If you have any questions regarding how to submit your proxy or vote your shares at the annual meeting, please call our Corporate Secretary at (619) 269-6800.
We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF YOUR BROKER, BANK OR OTHER AGENT
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the company. To ensure that your vote is counted, simply complete, sign, date and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the Internet or by telephone. To vote in person at the annual meeting, you must obtain a proxy card issued in your name from your broker, bank or other agent in whose name the shares are registered prior to the annual meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials or contact your broker, bank or other agent to request a proxy card.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, date and return each proxy card to ensure that all of your shares are voted.
Can I revoke my proxy or change my voting instructions after I deliver my proxy or voting instructions?
Yes. You may change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the annual meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:
•You may submit another properly completed proxy with a later date by mail, through the Internet or by telephone (your latest Internet or telephone instructions submitted prior to the deadline will be followed);
•You may send a written notice that you are revoking your proxy to our Corporate Secretary at Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101, Attn: Corporate Secretary by no later than the close of business on Monday, March 2, 2026; or
•You may attend the annual meeting and vote in person. However, simply attending the annual meeting will not, by itself, revoke your proxy.
If your shares are held of record by a broker, bank or other agent, you must contact such record holder to revoke any prior voting instructions or obtain a proxy card issued in your name from such record holder in order to vote in person at the

QUESTIONS AND ANSWERS
annual meeting. Following the commencement of voting with respect to a proposal, you may not revoke your proxy or otherwise change your vote with respect to such proposal.
Votes will be counted by the inspector of elections appointed for the annual meeting.
How are my shares voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:
•"FOR" each of the eight nominees for director named in this Proxy Statement;
•"FOR" the ratification of the appointment of BDO USA P.C. as our independent registered public accounting firm for our 2026 fiscal year;
•"FOR" the advisory vote to approve the compensation of our named executive officers;
•"FOR" the approval of the Company's Amended and Restated Employee Stock Purchase Plan; and
•"FOR" the approval of the Company's Amended and Restated 2020 Incentive Plan.
This general authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the annual meeting, or any adjournment or postponement thereof, and you do not provide specific voting instructions, your shares will be voted as recommended by the board.
If your shares are held of record by a broker, bank or other agent, see “What is a broker non-vote?” below regarding the ability of brokers, banks and other such holders of record to vote the uninstructed shares of their clients or other beneficial owners in their discretion and for an explanation of broker non-votes.
What is a broker non-vote?
Under rules that govern brokers, banks and other agents that are record holders of company stock held in brokerage accounts for their clients who beneficially own the shares, such record holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain routine matters (“discretionary matters”), but do not have discretion to vote uninstructed shares as to certain other non-routine matters (“non-discretionary matters”). Accordingly, a broker may submit a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote on non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
What are the voting requirements that apply to the proposals discussed in this Proxy Statement?
The election of directors contemplated by Proposal No. 1 will be decided by a plurality of the votes cast. Accordingly, the eight director nominees receiving the highest number of "for" votes will be elected.
The ratification of the appointment of BDO as our independent registered public accounting firm contemplated by Proposal No. 2, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers contemplated by Proposal No. 3, the approval of the Amended and Restated ESPP Plan amendment contemplated by Proposal No. 4, and the approval of the Amended and Restated 2020 Incentive Plan contemplated by Proposal No. 5, each require the affirmative vote of the majority of shares of common stock present or represented and entitled to vote on the matter at the annual meeting. Accordingly, if a proposal receives more "for" votes than "against" votes and abstentions, the proposal will be approved.

QUESTIONS AND ANSWERS
What is the impact of abstentions, withhold votes and broker non-votes?
Withhold Votes: Votes withheld will have no effect on Proposal No. 1 because, under plurality voting rules, the election of directors contemplated by Proposal No. 1 will be decided by a plurality of the votes cast. Accordingly, the eight director nominees receiving the highest number of “for” votes will be elected.
Abstentions: Under Delaware law (under which Mitek is incorporated), abstentions are counted as shares present and entitled to vote at the annual meeting. Therefore, abstentions will have the same effect as a vote “against” Proposals No. 2, 3, 4, and Proposal No. 5.
Broker Non-Votes: Brokers, banks and other agents are not permitted to vote the uninstructed shares of their clients on a discretionary basis in the election of directors. Broker non-votes, if any, will have no effect on the outcome of the vote on Proposal No. 1. Proposals 3, 4, and 5 are also considered non-discretionary matters on which your broker, bank or other agent will not be able to vote on your behalf if it does not receive instructions from you, and therefore there may be broker non-votes on Proposals No. 3, 4, and 5. Therefore, broker non-votes, if any, will have no effect on the outcome of the vote on Proposals No. 3, 4, and 5.
If you hold your shares in street name and you do not instruct your broker, bank or other agent how to vote your shares on Proposals No. 1, 3, 4, and 5, no votes will be cast on your behalf on these proposals. Therefore, it is important that you indicate your vote on these proposals if you want your vote to be counted.
Proposal No. 2 is considered a discretionary matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you and, therefore, no broker non-votes are expected to exist in connection with Proposal No. 2. Broker non-votes, if any, will have no effect on the outcome of the vote on Proposal No. 2.
Who pays for the cost of this proxy solicitation?
We will pay the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the proxy materials. Proxies may be solicited personally, by mail, by telephone, by facsimile or by electronic mail by our directors, officers or other employees. Our directors, officers or other employees will not receive additional compensation for soliciting proxies. We may request that any person holding stock in their name for the benefit of others, such as a broker, bank or other agent, forward the proxy materials to such beneficial owners and request authority to execute the proxy. We will reimburse any such broker, bank or other agent for their expenses in connection therewith.
What constitutes a quorum at the annual meeting?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least the holders of a majority of the voting power of our common stock issued and outstanding on the record date and entitled to vote at the meeting are present in person, present by any means of remote communication authorized by the board in its sole discretion or represented by proxy at the Annual Meeting. At the close of business on January 16, 2026, the record date for the annual meeting, there were 45,299,662 shares of common stock outstanding. Thus, a total of 45,299,662 shares are entitled to vote at the annual meeting and holders of common stock representing at least 22,649,832 votes must be represented at the Annual Meeting either in person or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the annual meeting. Votes withheld from a director nominee and abstentions will be counted as present for purposes of establishing the required quorum. Broker non-votes will be counted as present for purposes of establishing the required quorum. If there is no quorum, the chairperson of the meeting or the holders of a majority of the voting power of the shares, which are entitled to vote at the annual meeting and are present in person, present by any means of remote communication authorized by the board in its sole discretion or represented by proxy at the annual meeting may adjourn the annual meeting to another date.
I have also received a copy of the company's Annual Report on Form 10-K. Is that a part of the proxy materials?

QUESTIONS AND ANSWERS
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on December 11, 2025, accompanies this proxy statement. This document constitutes our Annual Report to Stockholders and is being made available to all stockholders entitled to receive notice of and to vote at the annual meeting. Except as otherwise stated, the Form 10-K is not incorporated into, and is not part of, this proxy statement and should not be considered proxy solicitation material.
Where can I find the voting results of the annual meeting?
We will report the voting results in a Current Report on Form 8-K that we will file with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at www.investors.miteksystems.com under "Financials - SEC Filings." In the event the results disclosed in the Current Report on Form 8-K are preliminary, we will subsequently amend the Current Report on Form 8-K to report the final voting results within four business days of the date that such results are known.
How do I submit a stockholder proposal for consideration at next year's annual meeting of stockholders?
Stockholders may submit proposals regarding matters appropriate for stockholder action for consideration at our next annual meeting of stockholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in the proxy materials for our 2027 Annual Meeting, a stockholder proposal pursuant to Rule 14a-8 must be submitted in writing to our Corporate Secretary at Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101, Attn: Corporate Secretary, in writing not later than September 30, 2026. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Pursuant to the terms of our third amended and restated bylaws (the “Bylaws”), stockholders wishing to submit proposals or director nominations, including those that are not to be included in our 2027 proxy statement and proxy, must provide timely notice in writing to our Secretary at Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101, Attn: Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on December 3, 2026 nor earlier than November 3, 2026. In the event that the date of the 2027 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2026 Annual Meeting, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than those nominated by us must provide timely notice in the manner prescribed by, and that sets forth the information required by, Rule 14a-19 under the Exchange Act.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
Some brokers, banks and other agents may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement or Annual Report on Form 10-K may have been sent to multiple stockholders in a single household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request, free of charge. To make such a request, please contact us at Mitek Systems, Inc., 770 First

QUESTIONS AND ANSWERS
Avenue, Suite 425, San Diego, California 92101, Attn: Corporate Secretary or (619) 269-6800. If you would like to receive separate copies of our proxy statement or annual report in the future, or you are receiving multiple copies and would like to receive only one copy per household, contact your broker, bank or other agent, or contact us at the above address and phone number.
Do the company's officers and directors have an interest in any of the matters to be acted upon at the Annual Meeting?
Each of Scott Carter, James D. Fay, Rahul Gupta, Susan Repo, Mark Rossi, Kimberly Stevenson, Donna Wells, and Edward H. West has an interest in Proposal 1, the election to the board of the eight director nominees set forth herein, as they are the current directors of the board subject to this vote. Members of the board and our executive officers do not have any interest in Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm. Our executive officers have an interest in Proposal No. 3 (approval of the compensation of the named executive officers), Proposal No. 4 (amendment and restatement of our ESPP), and Proposal No. 5 (amendment and restatement of our 2020 Stock Plan), as elements of their compensation are subject to these votes and/or such persons may participate in the ESPP or 2020 Incentive Plan.

2025 Performance Highlights
Full Year Takeaways
•Fraud & Identity Solutions Revenue: For the fiscal year ended September 30, 2025, revenue from Fraud & Identity Solutions represented just over 50% of total revenue, reflecting year-over-year growth of approximately 15%. This increase is attributable to customer consolidation of identity, authentication, and payments fraud solutions with Mitek as a core provider.
•SaaS Revenue Mix: Software-as-a-Service (SaaS) revenue increased by 21% in fiscal 2025, comprising 43% of total revenue, compared to mid-single digit growth in the prior year. The higher SaaS mix has contributed to increased recurring revenue and improved business model durability.
•Check Fraud Defender Expansion: Annual contract value (ACV) for Check Fraud Defender grew by approximately 50% year-over-year. The consortium now covers approximately 24% of U.S. checking accounts, and 47% when including institutions in pilot phases.
•Profitability and Operational Discipline: Revenue increased by 5% while non-GAAP operating expenses declined by 2%, resulting in improved profitability and scalability.
•Cash Flow and Balance Sheet: Free cash flow for fiscal 2025 was $54 million. The company ended the year with a net cash position of $40 million, reflecting disciplined capital allocation and preparation for the 2026 convertible note maturity.

Strong Balance Sheet and Disciplined Capital Allocation Supports Continued Investment and Flexibility

Proposal No. 1 - Election of Directors
Director Nominees
Our board members are elected each year at our annual meeting. Our board currently consists of eight members, seven of whom are independent. Upon the recommendation of the Nominating and Corporate Governance Committee (the "nominating committee"), the board has nominated the eight incumbent directors listed below for election at the annual meeting. These nominees bring a wide variety of relevant skills, professional experience and backgrounds, as well as diverse viewpoints and perspectives to represent the long-term interests of our stockholders and to fulfill the leadership and oversight responsibilities of the board.
Unless authorization to do so is withheld, it is intended that the persons named in this proxy statement will vote for the election of the eight director nominees proposed by the board. If any nominee listed below becomes unable to stand for election at the annual meeting, the persons named as proxies may vote for any person designated by the board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the board may fill later, or the board may reduce the authorized number of directors. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected and the board is not aware of any nominee who is unable or will decline to serve as a director.
The eight director nominees receiving the highest number of votes at the annual meeting will be elected to the board to serve until Mitek's 2027 Annual Meeting of Stockholders or until they are succeeded by another qualified director who has been duly elected.
The board recommends a vote FOR each director nominee.

				Committee Memberships
Director Nominee(1)	Independent	Age	Director Since	AC	HCC	NGC
Scott Carter Director & Chair of the Board	Yes	56	2022
James D. Fay Director	Yes	52	2024
Rahul Gupta Director	Yes	66	2022
Susan Repo Director & Audit Committee Chair	Yes	58	2021
Mark Rossi Director	Yes	69	2025
Kimberly Stevenson Director & Human Capital Committee Chair	Yes	63	2020
Donna Wells Director & Nominating Committee Chair	Yes	64	2019
Edward H. West Director & Chief Executive Officer	No	59	2024
Key to Committees:

AC	Audit Committee	HCC	Human Capital Committee	NGC	Nominating Committee
(1)Our existing board and director nominees represent a diverse slate with women constituting approximately 40% of the board and non-caucasian members constituting approximately 25% of the board. In addition, all three of our standing committees are currently chaired by women.

PROPOSAL 1
Specific Skills to Be Represented on the Board
In consultation with our outside advisors, we have undertaken a review of the skills most critical for our directors to possess to enable effective oversight and evaluated each member of our current board based on these qualities. It is important to note that not every board member needs to be a leader in every area, nor does leadership in a larger number of areas make a board member “better;” it is only critical that each quality is represented on our board. This table is intended to provide a high-level summary of our director nominee's qualifications and is not a complete list of each director nominee's strengths or contributions to the board. Additional details on each director nominee is set forth in their biographies.

Skills and Experience	Carter	Fay	Gupta	Repo	Rossi	Stevenson	Wells	West
Corporate Governance Experience as a director of another publicly listed company.
Strategic Planning Experience as a senior executive or board member in the development of annual corporate strategic plans, including capital allocation, and mergers, acquisitions, or divestiture decision-making.

Executive Leadership Experience as a CEO/President or senior executive in a complex business.
Industry Experience in enterprise software, financial services, identity verification, or fraud prevention.
Finance/ Accounting/ Audit Experience in preparing, auditing, analyzing, or evaluating financial statements for a complex business.
Capital Markets Experience in debt and equity markets, corporate finance, investor and analyst relations.
Human Capital Management and Executive Compensation Experience in human resource strategy and planning, leadership management, development, and incentive plans.
Technology Experience as a senior executive in a software company responsible for strategy, product leadership, software development, corporate IT, or cybersecurity.
Product/ Marketing/ Sales Experience as a CPO, CMO or senior Revenue/Growth/ Customer executive in a complex business.
International Experience as a senior executive in a complex business with material operations outside the United States.

PROPOSAL 1
Director Biographies
The following is a brief biographical summary of the experience of our directors and director nominees:

INDEPENDENT

Age: 56

Director Since: 2022

Board Committees
     • None

Education
     • Bachelor of Arts, University of Delaware
     • Master in Business Administration (MBA): University of Delaware; Lerner College of Business
     • Directorship Certification from the National Association of Corporate Directors (NACD)

Scott Carter
Mr. Carter is the current Chair of the Board and has served as a director since March 2022. Mr. Carter previously served as the Interim Chief Executive Officer and Executive Chair of the Board from June 1, 2024 to October 1, 2024, as Chair of the Board from December 2023 through May 2024, as Executive Chair from January 24, 2023 to December 1, 2023, and as a special advisor to our former CEO and Board of Directors sharing his industry knowledge and assisting with product and market strategy from December 2020 through February 2022 when he joined the Board as a director.

From September 2014 to July 2018 he served as the Chief Executive Officer and previously Chief Operating Officer of ID Analytics, now LexisNexis, a provider of fraud, identity and credit risk solutions powered by advanced machine learning and AI capabilities. He is widely credited with catalyzing a transformation at ID Analytics that led to rapid growth acceleration, improved margins and significant market share expansion. From May 2019 until December 2020, Mr. Carter served as the Chief Operating Officer and Advisor of Brain Corp, an artificial intelligence company which creates transformative core technology for the robotics industry. From January 2005 to June 2013, Mr. Carter served as Senior Vice President and GM for Fraud and Identity Solutions and Analytics Solutions, globally, with Experian. Earlier in his career, he held leadership roles in in financial services industries for companies including First Union (now Wells Fargo), Associates First Capital (now Citi) and American Express. Mr. Carter previously served as an Executive Officer of Mitek from July 2013 until September 2014.

Mr. Carter previously served on the boards of Vital4, LendingUSA, Guardinex and Ubiq Security (board chair) - all private companies. Mr. Carter has also advised various private equity firms on prospective acquisitions of SaaS, FinTech and data and AI enabled companies.

Mr. Carter is a seasoned executive with a diverse range of experiences as a technology business leader, advisor and board member. Having held C-level positions for leading solution providers and previously in client-side industry roles, the Board believes that Mr. Carter's unique 360-degree view and consistent track record of accelerating growth for organizations, utilizing client and market insight to inform strategy, corporate development product, technology, sales and marketing activities makes him qualified to serve on the Board.

Key Skills and Qualifications
Strategic Planning, Executive Leadership, Industry, Finance/Accounting/Audit, Human Capital Management and Executive Compensation, Technology, Product/Marketing/Sales, International.

PROPOSAL 1

INDEPENDENT

Age: 52

Director Since: 2024

Board Committees
     • Audit
•Human Capital

Education
     • Bachelor of Arts: International Business and French Language, North Central College
     • Juris Doctor (JD): Harvard Law School

James D. Fay
Mr. Fay served as Chief Financial Officer at Matterport, Inc. (Nasdaq: MTTR) until August 2025 and brings more than 25 years of financial strategy and operational expertise to Mitek, having played a key role in scaling technology companies from early growth stages to IPO and acquisition. At Matterport, Mr. Fay oversaw the company’s financial operations since 2017, during which time the company quintupled its revenues. He guided Matterport through a process to sell the company to CoStar Group for nearly $2 billion, and his leadership in transitioning Matterport from a hardware to a recurring revenue SaaS model is expected to bring valuable insights to Mitek as the company focuses on scaling its recurring revenue streams and strengthening its market positioning. Mr. Fay has more than 25 years of experience as a globally focused senior executive, lawyer, and advisor for venture-backed and public technology companies, and he has structured and led both regular way and De-SPAC IPOs on the NYSE and Nasdaq and managed strategic acquisitions across the U.S., Europe, and Asia.

Prior to Matterport, Mr. Fay served as Chief Financial Officer at View, managing financial, legal, HR, and operations matters while the company was privately held. He also served as Chief Financial Officer and General Counsel at NeoPhotonics (NYSE: NPTN; acquired by Lumentum Holdings) and Senior Vice President and General Counsel at @Road (NASDAQ: ATRD; acquired by Trimble), taking both companies public on the NYSE and Nasdaq, respectively. Mr. Fay previously worked as an attorney at Venture Law Group, advising public and private tech companies on IPOs, M&A, and corporate matters.
The Board believes Mr. Fay's experience adds extensive corporate governance, financial planning, investor relations and legal expertise as a director.
Key Skills and Qualifications
Strategic Planning, Executive Leadership, Industry, Finance/Accounting/Audit, Capital Markets, Human Capital Management and Executive Compensation, Technology, International Business.

PROPOSAL 1

INDEPENDENT

Age: 66

Director Since: 2022

Board Committees
     • Nominating
     • Human Capital

Other Current Public Company Directorships
     • Corpay

Former Public Company Directorships
• Cardtronics plc

Education
     • Bachelor of Arts: Commerce, Delhi University
     • Master of Business Administration (MBA) Magna Cum Laude: Indiana University

Rahul Gupta
Mr. Gupta previously served as Group President, Billing and
Payments at Fiserv, from November 2014 to December 2016, and as Group
President, Digital Payments, at Fiserv from December 2006 to November
2014. More recently he served as CEO of RevSpring, a high-growth technology services organization that provides intelligent financial engagement and payment solutions to 2,000 leading healthcare providers from January 2017 to March of 2019. In prior roles, Mr. Gupta served as President at eFunds (sold to FIS), CEO of a payments joint venture, President of a digital marketing company, and also held senior roles at Fidelity Investments and PriceWaterhouseCoopers (PWC).

Mr. Gupta is a current board member at the following companies: Corpay, Avant, SavvyMoney, Solutions by Text, and Capital Good Fund. Additionally, he is an advisor at NYCA, a venture capital fund, and the following private equity funds: Advent International and StoicLane, as well as several fintech companies. He is an Ambassador for the University of Southern California, a member of USC Provost Associates, and a mentor to multiple startup teams at the Viterbi School of Engineering. Mr. Gupta holds a CPA certification from India.

The Board believes that Mr. Gupta is well qualified to serve on our Board of Directors due to his over 35 years of experience in the financial services and fintech industries, having served in a variety of capacities at the board and executive levels.

Key Skills and Qualifications
Corporate Governance, Strategic Planning, Executive Leadership, Industry, Finance/Accounting/Audit, Human Capital Management and Executive Compensation, Technology, Product/Marketing/Sales.

PROPOSAL 1

INDEPENDENT

Age: 58

Director Since: 2021

Board Committees
     • Audit (Chair)
     • Nominating and Corporate Governance

Other Current Public Company Directorships
     • Fiskars Group

Former Public Company Directorships
     • Matterport, Inc.

Education
     • Bachelor of Science: Business Administration & Finance, University of Southern California
     • Juris Doctor (JD): Chicago-Kent College of Law, Illinois Institute of Technology

Susan Repo
Ms. Repo most recently served as Chief Financial Officer of ICEYE, a Finnish earth observation data and insights company through its own micro satellite constellation from February 2021 to August 2025. From 2013 to 2018, Ms. Repo held various executive positions at Tesla, an electric vehicle manufacturer, most recently serving as Corporate Treasurer and Vice President Finance where she raised nearly $13 billion in capital and set Tesla's strategic balance sheet planning to ensure the necessary capital for its ambitions and as Chief Financial Officer of Tesla Financial Services, establishing from greenfield, its captive auto and energy leasing programs globally. From 2019 to 2020, Ms. Repo served as the Chief Operating Officer of MariaDB Corporation, an open-source data storage company. In 2019, Ms. Repo served as the Chief Executive Officer and Chief Operating Officer of DriveOn, an automotive fintech company, and in 2018, Ms. Repo served as the Chief Financial Officer of Topia, a talent mobility platform. From 2007 to 2013, she served as Senior Director of International Tax at Juniper Networks, Inc., now merged with Hewlett Packard Enterprise, a multinational corporation that develops and markets networking products, including routers, switches, network management software, network security products, and software-defined networking technology.

Ms. Repo served on the board of directors of Matterport, Inc. from 2022 to 2025, which was acquired by CoStar Group for nearly $2 billion, and served as Audit Chair as well as member of the Nomination and Governance Committee. Ms. Repo also serves on the board and as Audit Chair of the Fiskars Group, a NASDAQ public company in Finland and on the board and as a member of the audit committee of General Motors Financial Bank in the U.S. Previously, Ms. Repo served on the board of Call2Recycle, Inc., the largest battery stewardship and recycling organization in North America, where she chaired the audit & technology committee.

The Board believes her diverse and global experiences in the technology industry, executive leadership, strategic finance and governance experience and working closely with the financial services industry make her well qualified to serve on the Board.

Key Skills and Qualifications
Corporate Governance, Strategic Planning, Executive Leadership, Industry, Finance/Accounting/Audit, Capital Markets, Human Capital Management and Executive Compensation, Technology, International.

PROPOSAL 1

INDEPENDENT

Age: 69

Director Since: 2025

Board Committees
     • Audit

Other Current Public Company Directorships
     • Vali Cyber, Inc.

Former Public Company Directorships
     • Cardtronics plc
     • ChemDesign, Inc.
     • Conner Peripherals
     • International Manufacturing Services;
     • Maxwell Technology
     • Novatel Wireless
     • Stor Media

Education
     • Bachelor of Arts w/ honors: Economics, Saint Vincent College
     • Master of Business Administration (MBA) F.C. Austin Scholar: J.L. Kellogg School of Management, Northwestern University

Mark Rossi
Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with a particular emphasis on technology and telecommunications, health care services and products and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc. and Equitrac, Inc.

Mr. Rossi was the Chairman of the Board of Cardtronics plc from 2018 until its sale in 2021, and was a member of the Audit and Compensation Committees and Chair of the Finance Committee from November 2010 to January 2021. From November 1997 to June 2016, Mr. Rossi was a director of Maxwell Technologies, Inc., serving as Chair from 2011 to 2016. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi’s industry focus is on business services and technology companies.

The Board believes that Mr. Rossi's extensive experiences in financial services and the tech industry, as well as his cumulative public company board experience, make him well qualified to serve on the Board.

Key Skills and Qualifications
Corporate Governance, Strategic Planning, Industry, Finance/Accounting/Audit, Capital Markets, Human Capital Management and Executive Compensation.

PROPOSAL 1

INDEPENDENT

Age: 63

Director Since: 2020

Board Committees
     • Human Capital (Chair)
     • Audit

Other Current Public Company Directorships
     • Verisk Analytics

Former Public Company Directorships
     • Quarterhill, Inc.
     • Skyworks Solutions, Inc.
     • Boston Private Financial Holdings

Education
     • Bachelor of Science: Accounting and Business Management, Northeastern University
     • Master of Business Administration (MBA): Cornell University

Kimberly Stevenson
Ms. Stevenson has served as a director since November 2020 and previously as our Lead Independent Director from June 2024 to October 2024 and from January 2023 to December 2023. Previously, Ms. Stevenson served as Senior Vice President and General Manager of the Foundational Data Services Business Unit at NetApp, Inc., a publicly traded provider of cloud data services. Prior to that, Ms. Stevenson served as Senior Vice President and General Manager of Data Center Products and Solutions for Lenovo, a multinational technology company, from March 2017 to October 2018. From September 2009 to February 2017, she served as a corporate vice president at Intel Corporation, holding various positions including Chief Operating Officer for the client and internet of things businesses and systems architecture group from September 2016 to February 2017, Chief Information Officer from February 2012 to August 2016, and General Manager, IT Operations and Services, from September 2009 to January 2012. Prior to joining Intel, Ms. Stevenson spent seven years at the former Electronic Data Systems, now DXC Technology, with responsibility for global development and delivery of enterprise services. She also spent more than 17 years at IBM in various finance and operational roles.

Ms. Stevenson also serves on the board of Verisk Analytics and on their executive committee, their Governance, Corporate Sustainability and Nominating Committee, and as the Chair of their Risk Committee.

The Board believes that Ms. Stevenson's 35 years of experience in the tech industry and resulting deep expertise in technology, finance, and digital innovation makes her well qualified to serve on the Board.

Key Skills and Qualifications
Corporate Governance, Executive Leadership, Industry, Finance/Accounting/Audit, Human Capital Management and Executive Compensation, Technology, Product/Marketing/Sales.

PROPOSAL 1

INDEPENDENT

Age: 64

Director Since: 2019

Board Committees
     • Nominating and Corporate Governance Committee (Chair)

Other Current Public Company Directorships
     • Walker & Dunlop (Chair of Audit & Risk
          Committee, member of Nominating &
          Corporate Governance Committee)

Former Public Company Directorships
     • Apex Technology Acquisition Corp
     • Boston Private Financial Holdings

Education
     • Bachelor of Science: Economics, The Wharton School, University of Pennsylvania
     • Master of Business Administration (MBA): Stanford University
     • Directorship Certification and Cyber-risk Oversight Certification from the National Association of Corporate Directors (NACD)

Donna Wells
Ms. Wells was President and Chief Executive Officer of Mindflash Technologies, Inc., a privately held enterprise software company, from 2010 to 2017. In that capacity, she led the company from SaaS product launch to a market leadership position and recognition as a Top 50 Small US Company to Work for by the Great Place to Work Institute. Previously, Ms. Wells was Chief Marketing Officer at Mint Software, Inc. from 2007 to 2009. There, she led the growth strategy for this breakthrough, personal finance software company from product launch to the company’s acquisition by Intuit. Prior to Mint, Ms. Wells had a 20-year career in strategic marketing with The American Express Company and The Charles Schwab Corporation and led marketing for Intuit, Inc. and the Expedia Group.

She currently serves on the boards of Walker & Dunlop, a leading commercial real estate finance company, and Betterment Holdings, Inc., a digital wealth management platform with over $65 billion in AUM, and as an Advisor at Sway Ventures, a venture capital firm, on their fintech and enterprise software investments. She was previously a director at Boston Private Financial Holdings, Inc, a bank holding company, and Apex Technology Acquisition Corporation, a special purpose acquisition company. In September 2019, Ms. Wells was appointed by the Center for Entrepreneurial Studies at the Stanford University Graduate School of Business as a Lecturer in Management.

The Board believes Ms. Wells is well qualified to serve as a director due to her wealth of experience in the financial services, fintech and software industries at the executive and board levels.

Key Skills and Qualifications
Corporate Governance, Strategic Planning, Executive Leadership, Industry, Finance/Accounting/Audit, Technology, Product/Marketing/Sales.

PROPOSAL 1

EMPLOYEE DIRECTOR

Age: 59

Director Since: 2024

Former Public Company Directorships
     • Cardtronics plc
     • Education Management Corp.
     • Entercom Communications Corp.

Education
     • Bachelor of Science: Business Administration with an emphasis on Finance, Emory University

Edward H. West
Mr. West served as the Chief Executive Officer and Director since October 2024. From 2018 to 2021, Mr. West served as President and Chief Executive Officer of Cardtronics plc, which, prior to its acquisition by NCR Corporation in June 2021, was the largest owner and operator of non-bank ATMs in the world. During his time at Cardtronics plc, Mr. West also served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer (2016 to 2017). Mr. West has more than 25 years of executive experience, including as President and Chief Executive Officer of Education Management Corp., Chairman and Chief Executive Officer of ICG Commerce, a subsidiary of Internet Capital Group, and Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc.

Mr. West’s current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to our Board; and his considerable role in the management of our company allows him to continually educate and advise our Board on our business, industry and related opportunities and challenges.

Key Skills and Qualifications
Corporate Governance, Strategic Planning, Executive Leadership, Industry, Finance/Accounting/Audit, Capital Markets, Human Capital Management and Executive Compensation, International.

None of our directors have any family relationships with any of our other directors or executive officers. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors.

Required Vote
The election of directors contemplated by Proposal No. 1 will be decided by a plurality of the votes cast. Accordingly, the eight director nominees receiving the highest number of "for" votes will be elected. See "Questions and Answers About the Proxy Materials, Annual Meeting and Voting" for more information about voting procedures.

The board recommends a vote "FOR" the election to the board for each of the nominees discussed in this Proposal No. 1.

Board and Corporate Governance Practices
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the charters of all of the committees of the board and our Standards of Business Conduct described below may be viewed on the Investor Site section of our website at www.miteksystems.com. You may also request a copy of any of these documents free of charge by writing to our Corporate Secretary at Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101, Attn: Corporate Secretary.
Standards of Business Conduct
The board has adopted a code of business conduct and ethics entitled "Standards of Business Conduct" (the "Code") that applies to all of our employees, officers, and directors, as well as independent contractors working on behalf of the company. Through our Code, we establish clear ethical and professional guidelines, and work through several mechanisms to hold ourselves collectively accountable to the highest professional ethical standards. The Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees are required to certify that they have reviewed and are familiar with the Code annually. The Code can be located in its entirety on the company’s website at https://investors.miteksystems.com/governance-documents.
A description of any substantive amendments to, or waiver of, our Code granted to a board member or one of our executive officers will be disclosed on our website at the above-referenced address within four business days following the date of the amendment or waiver and will remain posted for a period of at least 12 months. There were no waivers of the Code granted to any board member or executive officer during fiscal 2025.

Related Party Transaction Policy
Procedures for Approving Related Party Transactions
Our board is committed to the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Under its written charter, the audit committee is charged with reviewing and approving all potential related party transactions. All such related party transactions are then required to be reported under applicable SEC rules. In approving or rejecting a proposed transaction, our audit committee will consider the relevant facts and circumstances, including but not limited to: potential conflicts of interest, the costs and benefits to the company, the nature of the related party’s interest in the transaction, the availability and terms of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Other than as may be required by the audit committee’s charter, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than equity and other compensation, termination, change of control and other arrangements, which are described under “Non-Employee Director Compensation” and “Executive Compensation,” since October 1, 2024, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the company was or or will be a party in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than five percent of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

GOVERNANCE PRACTICES
Board Leadership Structure
Our corporate governance framework provides the board flexibility to determine the appropriate leadership structure for the company and whether the roles of Chair and CEO should be separated or combined. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective and in the best interest of the company and its stockholders in the then-prevailing circumstances. Currently, the leadership structure of the board is such that our Chair and Chief Executive Officer positions are separate with Mr. Carter, a member of the board since March 2022, serving as the Chair and Mr. West serving as our Chief Executive Officer.
Board's Role in Various Functions
RISK OVERSIGHT
The board is responsible for oversight of risks facing the company, while our management is responsible for day-to-day management of risk. The board, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of the board, which oversee risks inherent in their respective areas of responsibility, reporting to the board regularly and involving the board in their performance of risk oversight, as necessary. For example, the audit committee oversees our financial exposure, financial reporting related risks, and data and cybersecurity risks, and the human capital committee oversees risks related to our compensation programs and practices. The board, as a whole, directly oversees our strategic and business risk, including, among other items, product development risk, through regular interactions with our management and, from time-to-time, input from independent advisors.
The company has implemented an enterprise risk management program, overseen by the board and the audit committee, which provides an enterprise-wide perspective on the company’s risks. This enterprise risk management program is led by our Chief Executive Officer, Chief Financial Officer, and Chief Legal and Compliance Officer along with representatives from the company’s various departments. Risks identified by the enterprise risk management program are reported to the board, with a focus on the most significant risks facing the company, including strategic, product, operational, financial, legal and compliance risks. Oversight responsibility for a particular risk may fall within an area of responsibility and expertise of one of the board Committees.
STRATEGIC PLANNING
The board and its committees actively engage with management to provide guidance on and oversight of the company's business strategy throughout the year to ensure alignment between our long range strategy, our annual operating plans, and associated financial metrics. The board dedicates at least one meeting annually to focus on the company's long-term strategy, which include strategic plans from members of senior management on the priorities and implementation strategies for their respective lines of business. These strategic plans guide the company's actions to manage risk and deliver shareholder value. The board’s expanded strategy sessions may also include presentations by internal or external experts to discuss technologies and markets relevant to our core businesses as well as adjacent and emerging technologies. In addition, various elements of strategy are discussed at every board meeting.
CYBER AND INFORMATION SECURITY
The board takes a proactive approach to cybersecurity and risk oversight. Senior leadership provides quarterly briefings to the board on information security matters and communicates more frequently in the event of an incident. This ensures the board remains well-informed and able to respond promptly. Over the past three years, the company has not experienced any information security breaches—either internal or involving third-party data—nor has it incurred related expenses or penalties.
To further mitigate risk, the company maintains dedicated cybersecurity insurance under its E&O policies and subjects the organization and its products to regular external audits of its SOC 2 compliance based upon the AICPA Trust Services Criteria and ensures continued certification with ISO 27001 standards. The company also upholds a robust information security training program, requiring all employees to complete annual training. This reinforces a culture of awareness and preparedness throughout the organization.
Risk oversight is entrusted to an independent audit committee, with additional oversight by the full board, underscoring the company’s commitment to objective and effective governance.

GOVERNANCE PRACTICES
Management Succession Planning
The board completed an extensive process which resulted in the hiring of a new Chief Executive Officer at the start of our 2025 fiscal year. On an annual basis, to assist in succession planning, our Chief Executive Officer provides the board with an assessment of senior managers and their potential to succeed to the position of Chief Executive Officer developed in consultation with the nominating committee and the human capital committee. In addition, the management team performs a skills and succession planning review with the board on an annual basis with respect to other senior level roles.
Board Committees
The board meets on a regular basis throughout the year to review significant developments affecting the company and to act upon matters requiring its approval. The board met seven times in fiscal 2025 (including special meetings), and each director attended 100% of all such board and applicable committee meetings except one director who attended 95% of the aggregate of the total number of board and committee meetings on which such director served. The board also holds special meetings as required from time to time when important matters arise requiring board action between scheduled meetings.
The board has established standing audit, human capital, and nominating committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The three committees operate under written charters adopted by the board, each of which is available on our Internet website at www.miteksystems.com under “Investors.” Each member of each of these committees is an “independent” director within the meaning of the applicable Nasdaq listing standards, as well as applicable SEC rules and regulations.
Audit Committee: The audit committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements, monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, and reviewing the independence and performance of our independent registered public accountants. The board has determined that Ms. Repo, current Chair of the Audit Committee is an “audit committee financial expert” in accordance with applicable SEC rules.
Human Capital Committee: The human capital committee serves as our compensation committee and reviews executive compensation, establishes executive compensation levels, recommends employee compensation programs, administers our incentive plans, and monitors the company’s compliance with applicable SEC rules and Nasdaq listing standards. Renaming the compensation committee to the human capital committee reflects an intentional shift toward long-term value creation and enterprise sustainability that supports a philosophy that executive pay cannot be viewed in isolation; it is part of a broader human capital strategy that drives performance, innovation, and risk management. This expanded mandate ensures oversight of leadership development, succession planning, workforce engagement, and diversity—critical factors that influence business success, financial results and shareholder returns. By adopting the human capital committee name, the board signals its commitment to aligning compensation practices with organizational culture and talent management priorities, reinforcing that human capital is a core asset and a key driver of competitive advantage. This evolution strengthens governance and positions the company to deliver durable growth in a dynamic market environment.
Nominating Committee: The nominating committee is responsible for reviewing and making recommendations to the board regarding the composition and structure of the board, establishing criteria for board membership and corporate policies relating to the recruitment of board members, and establishing, implementing and monitoring policies and processes regarding principles of corporate governance.
Board Meeting Attendance and Director Communications
At each regularly scheduled board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last regularly scheduled board meeting. Each director who serves on the audit committee, human capital committee, or nominating committee is an independent director under applicable Nasdaq listing standards and SEC rules.
As required under applicable Nasdaq listing standards, our independent directors periodically meet in executive session at which only they are present.

GOVERNANCE PRACTICES
The following table sets forth the number of meetings held and actions taken by written consent during the 2025 fiscal year for each of the committees of the board and current membership for each of the committees of the board.

	Audit Committee	Human Capital Committee	Nominating Committee
Employee Director:
Edward H. West
Non-Employee Directors:
Scott Carter(1)
James D. Fay
Rahul Gupta
Susan J. Repo	Í
Mark Rossi
Kimberly S. Stevenson		Í
Donna C. Wells			Í
Total meetings in the 2025 fiscal year	8	6	4
Total actions taken by written consent in the 2025 fiscal year	1	2	1
Committee member
Í Committee chairperson
Although we do not have a formal policy regarding attendance by members of the board at our annual meeting of stockholders, we encourage all of our directors to attend. For our 2025 annual meeting of stockholders, all of our directors attended the annual meeting (either in person or via virtually).
The board believes that senior management speaks for the company. Individual board members may, from time-to-time, meet or otherwise communicate with the company's stockholders at the request of the board or senior management in compliance with applicable policies. Any stockholder or other interested party may communicate directly with one or more members of the board by writing to the director or directors at the following address: Mitek Systems, Inc., ATTN: Board of Directors (or the name of the individual director or directors), 770 First Avenue, Suite 425, San Diego, California 92101. Additionally, stockholders or other interested parties may contact the board by sending an email addressed to the board to ir@miteksystems.com. All appropriate communication intended for the board or a particular committee or director and received by the company or our investor relations team will be forwarded to the specified party following its clearance through normal procedures. Directors generally will not be forwarded stockholder communications that are primarily commercial in nature, relate to improper or irrelevant topics or request general information about the company.
Stockholder Engagement
We value our relationships with our stockholders and other stakeholders and engage with them on a broad range of topics including corporate governance, executive compensation, board leadership and composition, capital allocation, human capital, and other subjects of interest to our stockholders.
Members of our board, our executive management and our investor relations teams regularly interact with our stockholders to discuss a variety of topics including, but not limited to, operations of the business, industry developments, competition, management compensation, legal topics and risks to the company. The company interacts with our stockholders via video conference calls, in-person meetings at investor conferences, in non-deal road shows, and meetings at the company’s headquarters. In fiscal 2025, we focused our stockholder engagement with our top 20 institutional stockholders who hold a significant portion of our outstanding common stock, which represented approximately 30% of our outstanding common stock through one on one in-person meetings, virtual meetings or telephone calls as well as at investor conferences. Our CEO, CFO and Head of Investor Relations attended all such meetings and our board Chair, human capital committee Chair or other board members attended a portion of such meetings. Based in part on such stockholder feedback, we made changes

GOVERNANCE PRACTICES
during our fiscal 2025 year to our compensation plans and to certain financial and operational metrics that we disclose in our quarterly earnings call and refined our approach to certain capital allocation issues.
In addition to the meetings referenced above, as we commenced our 2026 compensation planning, we affirmatively reached out to our top 20 stockholders (representing approximately 31% of our outstanding common stock) to solicit their input on our compensation practices and to offer the opportunity to meet with our human capital committee Chairperson. As a result, seven stockholders requested and held separate meetings with our human capital committee Chair to discuss compensation issues.
Our engagement enables us to better understand our stockholders’ priorities and perspectives. We share the feedback from these conversations with our board, and, when appropriate, the board considers and implements perspectives in response to stockholder feedback.
Director Independence
The board is responsible for establishing corporate policies and for the overall performance of the company, although it is not involved in day-to-day operations. As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. The board consults with our legal counsel to ensure that the board’s determinations regarding the independence of our directors are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director or director nominee (or former director, as applicable), or any of his or her family members, and the company, our senior management and our independent auditors, the board has determined that all of our directors, other than Mr. West (who is employed as the Chief Executive Officer of the company), and director nominees are independent, in each case as defined in Nasdaq Listing Rule 5605(a)(2). In addition, the board has determined that the members of the audit committee meet the additional independence criteria required for audit committee membership.
Director Nominees
Director Qualifications
When evaluating nominees for election as directors (including all persons recommended by stockholders to become nominees for election as directors), the nominating committee takes into account: (i) all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge; and (ii) the following minimum qualifications:
•the highest personal and professional ethics, integrity and values and sound business judgment;
•a background that demonstrates significant accomplishment in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;
•relevant expertise and experience and an ability to offer advice and guidance to our chief executive officer based on such expertise and experience;
•independence from any particular constituency and an ability to be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and
•sufficient time available to devote to activities of the board and to enhance his or her knowledge of our business.
The nominating committee retains the right to modify these criteria from time to time.
Diversity
Consistent with its proactive evaluation of director performance, skills and attributes, the board is committed to a policy of inclusiveness and actively seeks out highly qualified diverse candidates to include in the pool from which director nominees are chosen.

GOVERNANCE PRACTICES
Stockholder Nominations
The nominating committee will consider director candidates recommended by our stockholders of record. The nominating committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not a candidate was recommended by a stockholder of record. Stockholders of record who wish to recommend individuals for consideration by the nominating committee to become nominees for election to the board at an annual meeting of stockholders must do so by delivering a written recommendation and timely notice in accordance with our Bylaws to the nominating committee at Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101, Attn: Corporate Secretary not earlier than the close of business on November 3, 2026 nor later than the close of business on December 3, 2026; provided, however, that if the date of our next annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the annual meeting, in order for notice by the stockholder to be timely, it must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as a director if so elected. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to director nominations. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above and more fully set forth in our Bylaws, the Secretary will provide the foregoing information to the nominating committee.
Evaluating Nominees for Director
Our nominating committee considers director candidates that are suggested by members of the committee, other members of the board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth above. Our nominating committee periodically has retained a third-party search firm to assist in identifying and vetting board candidates. The nominating committee evaluates all nominees for director under the same approach whether they are recommended by stockholders or other sources.
The nominating committee reviews candidates for director nominees in the context of the current composition of the board and committees of the board, the operating requirements of the company and the long-term interests of our stockholders. In conducting this assessment, the nominating committee considers the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate and as those factors set forth in the nominating committee charter given the current needs of the board, the committees of the board and the company, to maintain a balance of knowledge, experience, diversity and capability. In addition, the nominating committee seeks candidates with significant experience in the company’s targeted markets. In the case of incumbent directors whose terms of office are set to expire, the nominating committee reviews such directors’ overall service to the board, the committees of the board and the company during their respective terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the nominating committee will also determine whether the nominee meets the minimum director qualifications set forth above, has at least the same level of education and experience as the company’s then-current directors, and whether such nominee is independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the nominating committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the board.
The nominating committee will, in line with the policy and procedures outlined herein and in the nominating committee charter, evaluate each proposed director’s candidacy, including proposed candidates recommended by security holder, and recommend whether the board should nominate such proposed director candidate for election by our stockholders.
Director Onboarding and Education
When new directors join our board, they participate in an onboarding program to learn about our industry, business, strategies and policies. The onboarding program includes meetings with senior executives to discuss our businesses, strategy and operations, and our corporate functions, such as finance, product, go-to-market, technology, information systems, people operations and legal. New directors also meet with the executives and staff supporting the committees on which they serve, as well as the committees’ external consultants and advisors. Each new director is also partnered with an experienced fellow director “mentor” to facilitate the integration of the new director to the board.

GOVERNANCE PRACTICES
For continuing board education, we provide presentations by internal and external experts during board meetings and at other times on a variety of topics regarding our business and industry. Our board and committees also regularly review developments in corporate governance to continue enhancing the board’s effectiveness. In addition, the company provides membership for each independent director to the National Association of Corporate Directors (NACD) and utilizes a variety of NACD materials for board education topics.

Director Compensation
Director Compensation Philosophy
We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. Directors who are employees of the company do not receive any compensation for their services as a director. In setting our director compensation, the board is guided by the following principles:
•Compensation should fairly pay directors for work required by a company of our size and scope
•Compensation should be in line with market practice to facilitate the attraction and retention of talented directors
•A significant portion of the total compensation should be paid in common stock to align directors' interests with the long-term interest of our stockholders
•The structure of the compensation program should be simple and transparent
Our human capital committee along with our nominating committee periodically reviews and evaluates our director compensation program to ensure that it is competitive with industry peers and best practices and serves the purposes of attracting and retaining high quality directors. The committees use an independent compensation consultant to provide market and comparison data and information on current developments and practices in director compensation and ensure that the compensation program is competitive and market-based.
Cash Compensation
Each non-employee director receives an annual cash retainer for their service on the board, as well as additional cash retainers if they serve as the chair of the board or as the chair of a committee. Annual retainers are paid quarterly and are prorated based on the director's service during the fiscal year. The following table sets forth the cash compensation for non-employee directors in effect during fiscal 2025.

Annual Retainer
Board Member	$50,000
Additional Leadership Retainers:
Chair of the Board	65,000
Lead Independent Director (when applicable)	15,000
Chair of the Audit Committee	12,500
Chair of the Human Capital Committee	7,500
Chair of the Nominating Committee	5,000
Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings, business events on behalf of the company, and other items related to their board responsibilities.
Equity-Based Compensation
Initial Grant. Upon initial appointment (by the board) or election (by the stockholders) to the board other than at an annual meeting of stockholders, a non-employee director receives a non-discretionary grant of restricted stock units with respect to a number of shares of Mitek common stock with a fair market value on the date of grant of $170,000, pro-rated based on the period starting on the day of initial appointment election and ending on the day of the next scheduled annual meeting of stockholders.
Annual Grant. Each non-employee director elected at an annual meeting receives on that date a non-discretionary grant of restricted stock units with respect to a number of shares of Mitek common stock with a fair market value on the date of grant of $170,000. A non-employee director who is initially appointed or elected to the board on the day of the annual meeting of stockholders receives only an annual grant.

DIRECTOR COMPENSATION
Vesting. Grants made to our non-employee directors vest in full upon the earlier of one (1) year following the date of the grant or the date of the next annual meeting; provided the non-employee director remains on the board through the scheduled vesting date. Non-employee directors may also participate in our Director Deferral Plan which allows them to make an election in advance to defer receipt of their vested shares until a later period.
Director Stock Ownership Requirements
The board has adopted stock ownership requirements designed to further link the interests of our directors with that of our stockholders. These requirements provide that each of our non-employee directors must have equity positions in the company with a value equal to five times his or her annual base retainer amount. Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the non-employee director, are included in determining each director’s equity position. Each non-employee director has five years to achieve the target ownership level. A director who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until the director achieves his or her prescribed ownership level. As of the end of the 2025 fiscal year, all directors who have served on the board for five years or more were in compliance with this policy.
Director Compensation for Fiscal 2025
The table below summarizes the total compensation paid or earned by our non-employee directors in their capacities as such during our 2025 fiscal year:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation	Total
Scott Carter	$115,000	$170,008	$—	$285,008
James D. Fay(3)	47,283	241,728	—	289,011
Rahul Gupta	50,000	170,008	—	220,008
James C. Hale(4)	21,250	—	—	21,250
Susan J. Repo	62,500	170,008	—	232,508
Mark Rossi	28,750	170,008	—	198,758
Kimberly S. Stevenson	57,500	170,008	—	227,508
Donna C. Wells	55,638	170,008	—	225,646
(1)Edward H. West our Chief Executive Officer, Director and an NEO, is not included in this table as he is an employee of the company and therefore received no compensation for his service as a director. Mr. West’s compensation is included in the “Summary Compensation Table” in the "Executive Compensation" section.
(2)Except as noted, this amount reflects an annual retainer of $50,000, which is paid on a quarterly basis. The amount for (a) Mr. Fay is prorated from October 21, 2024 through September 30, 2025, based on when he was appointed to the board, (b) Ms. Repo’s compensation contains an additional $12,500 for her role as chair of the audit committee for fiscal 2025, (c) Mr. Rossi's compensation is prorated from March 5, 2025 through September 30, 2025, based on when he was appointed to the board, (d) Ms. Stevenson’ s compensation contains an additional $7,500 for her role as chair of the human capital committee, (e) Ms. Wells contains an additional $5,000 for her role as chair of the Nomination and corporate governance committee for fiscal 2025.
(3)The equity retainer for fiscal 2025 was an annual amount of $170,000. Upon Mr. Fay's appointment to the board on October 1, 2024, he was granted an initial award equal to $71,723, which represents a prorated award from his appointment through the 2025 annual meeting, which he received in addition to the annual grant awarded on the date of the 2025 annual meeting. As of September 30, 2025, our non-employee directors held restricted stock units for the following number of shares of our common stock: Mr. Carter—130,335, Mr. Fay—18,744, Mr. Gupta—63,898, Mr. Hale—0, Ms. Repo—69,371, Mr. Rossi—18,744, Ms. Stevenson—74,596, and Ms. Wells—71,216.
(4)Mr. Hale opted not to stand for re-election at our 2025 annual meeting and consequently his service on our board ended at the 2025 annual meeting. Fees paid to him were for his board service from October 1, 2024 through March 3, 2025.

Proposal No. 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm
The audit committee, which is comprised solely of independent directors, is responsible for the appointment, compensation, retention and oversight of the independent registered accounting firm retain to audit the company's financial statements. In addition, the audit committee regularly considers the qualifications, independence, compensation and performance of the company's independent registered public accounting firm. The audit committee has appointed the firm BDO USA, P.C. ("BDO") to serve as our independent registered public accounting firm for fiscal year 2026, which began October 1, 2025 and will end on September 30, 2026. BDO has been retained as the company's independent registered public accounting firm continuously since July 2022.
The audit committee considers a number of factors in deciding whether to re-engage BDO as the independent registered public accounting firm, including an assessment of the firm's professional qualification and resources. The audit committee and the board believe that the continued retention of BDO to serve as the company's independent registered public accounting firm is in the best interests of the company and its stockholders. In connection with its independence assessment, the audit committee receives from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the firm’s communications with the audit committee concerning independence, and the committee discusses with the firm its independence. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. The most recent rotation of the lead audit partner occurred at the beginning of our 2024 fiscal year-end audit. The audit committee pre-approves the scope of all audit, audit-related, tax and other permitted non-audit services to be provided by BDO during the upcoming or current audit period to ensure that the provision of such services does not impair the auditor’s independence and determines the appropriate funding to be provided by the company for payment of such services. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee will continue to annually review the appointment of the independent registered public accounting firm.
If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although the committee may determine the independent registered public accounting firm should continue. Even if the appointment is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders. A representative of BDO is expected to attend our 2026 annual meeting and will have the opportunity to make a statement and respond to appropriate questions.
Independent Registered Public Accounting Firm Fee Information
The following table discloses the fees for professional services (including out-of-pocket expenses incurred in connection with these services) provided to BDO for the last two fiscal years. All fees described below were approved by the audit committee.

	2025	2024
Audit Fees (1)	$4,595,000	$5,479,600
Audit-Related Fees (2)	220,990	227,990
Tax Fees (3)	—	—
All Other Fees (3)	—	—
Total Fees	$4,815,990	$5,707,590
(1)This category represents fees paid or payable to BDO for (i) the audits of our annual financial statements for the fiscal year ended September 30, 2025 and 2024, included in our annual reports on Form 10-K for such periods; (ii) the review of our unaudited interim period financial statements for the fiscal years ended September 30, 2025 and 2024 included in our quarterly reports on Form 10-Q for

PROPOSAL 2
such periods; (iii) the audits of our internal control over financial reporting as of September 30, 2025 and 2024; and (iv) the services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.
(2)This category represents fees for assurance and related services that are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.
(3)BDO did not provide any tax or other services during the period.
In our fiscal years ended September 30, 2025 and 2024, there were no other professional services provided by BDO, other than those described above, that would have required our audit committee to consider their compatibility with maintaining the independence of BDO.
Audit and Non-Audit Services Pre-Approval Policies and Procedures
All audit and non-audit services provided by BDO to the company must be pre-approved by the audit committee. The audit committee uses the following procedures in pre-approving all audit and non-audit services provided by BDO. The audit committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by BDO during the year. Quarterly, the audit committee is presented with an update of any new audit and non-audit services to be provided by BDO. The audit committee reviews the update and approves the services outlined therein if such services are acceptable to the audit committee. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to amend or modify the list of audit and non-audit services and fees. However, approval of such additional or amended services is not permitted if it would affect BDO’s independence under applicable SEC rules. The chair of the audit committee reports any such action taken to the audit committee at the next audit committee meeting.
All fees paid to BDO for our fiscal years ended September 30, 2025 and 2024 were approved according to the procedures described above.
Required Vote
The ratification of the appointment of BDO as our independent registered public accounting firm for our fiscal year ending September 30, 2026 requires the affirmative “FOR” vote of the majority of shares of common stock present or represented by proxy and entitled to vote on the proposal.

The board recommends a vote "FOR" the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending September 30, 2026.

PROPOSAL 2
Report of the Audit Committee
The audit committee of the board has furnished the following report to stockholders of the company in accordance with rules adopted by the SEC.
Remediation of Prior Year Material Weaknesses
The company entered fiscal 2025 with five material weaknesses that we previously identified and disclosed in our 2024 Annual Report on Form 10-K, as well as in the quarterly reports on Form 10-Q for each of the interim periods in fiscal 2025. During fiscal 2025 the company implemented changes to improve our internal controls over financial reporting and remediated all five material weaknesses, by:
a.Conducting training for all employees who are key control owners, including an added focus on the importance of key information being used in the execution of their control procedures and how to properly document the completeness and accuracy of that information;
b.Creating internal working groups and standard checklists to ensure the appropriate accounting review of customer contracts, including creating key controls that address each of the five steps under ASC 606;
c.Standardizing terms and conditions for certain sales contracts to reduce complexity;
d.Deploying a close management tool to ensure completeness and accuracy of account reconciliations and procedures;
e.Implementing standard templates and processes to ensure consistency in financial reporting across legal entities;
f.Completing a detailed risk assessment process across substantially all financial statement areas, including systems, reports and other information to ensure management has identified and implemented key controls to address risks identified as material;
g.Designing, testing and implementing new user roles and workflows across multiple systems to mitigate systemic system issues and ensure segregation of duties issues have been identified and mitigated;
h.Standardizing process involved in the order-to-cash management and billing cycles to reduce complexity; and
i.Enhancing a quarterly sub-certification process for all key control owners as a mechanism to strengthen internal information sharing and to help further support the CEO’s and CFO’s certifications and the accuracy of our financial statements and disclosures.
Ongoing Control Enhancement Efforts
The company has devoted, and will continue to devote, significant time and resources to enhance and refine the design and implementation of its existing controls and procedures and to create new complementary and compensating controls as needed.
In the company's fiscal 2023 Annual Report, we identified and disclosed 10 material weaknesses. The company was able to successfully remediate five of these material weaknesses in fiscal 2024 and the remaining five material weaknesses during fiscal 2025. In fiscal 2026, the company plans to continue to execute our existing control framework while also identifying opportunities to replace manual detective controls with automated preventative controls to further strengthen our overall control environment.
Audit Committee Report
As described in its charter, the audit committee meets with the independent auditors and our officers or other personnel responsible for our financial reports. The audit committee is responsible for reviewing with the auditors the scope and the results of the audit. The audit committee is also responsible for discussing with the auditors the scope, reasonableness and adequacy of internal accounting controls. The audit committee is not responsible for the planning or conduct of the audits or the determination that our financial statements are complete and accurate and in accordance with generally accepted

PROPOSAL 2
accounting principles. Among other matters, the audit committee considers and selects a certified public accounting firm as our independent auditor. The audit committee held 8 meetings during the 2025 fiscal year.
In accordance with rules adopted by the SEC, the audit committee states that:
•The audit committee has reviewed and discussed with management our audited financial statements for the 2025 fiscal year
•The audit committee has discussed with BDO, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
•The audit committee has received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the audit committee concerning independence, and has discussed with BDO its independence.
Based upon the review and discussions referred to above, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, for filing with the SEC.
Submitted by:

The Audit Committee of the
Board of Directors of Mitek Systems, Inc.

Susan J. Repo, Chair
James D. Fay
Rahul Gupta
Kimberly S. Stevenson
This foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Proposal No. 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis,(commonly called "say-on-pay"), the compensation of our named executive officers as described in this Proxy Statement. More detailed information is provided in the section titled “Compensation Discussion and Analysis,” beginning on page 36, including the compensation tables contained therein and any related narrative discussion contained in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
At our 2025 annual meeting of the shareholders held in March 2025, approximately 58% of the votes cast approved of our executive compensation program on an advisory basis. The human capital committee reviewed these voting results and, recognizing the importance of continuing to engage with stockholders to solicit feedback, reached out to and engaged with stockholders for feedback on our executive compensation program. Based on the stockholder feedback received before the 2025 annual meeting, the human capital committee had already made a number of changes to our fiscal 2025 compensation practices including: (i) an increased emphasis and weighting of at-risk performance based pay in our new Chief Executive Officer pay package; (ii) changing the operating income target metric to adjusted EBITDA target metric in our cash incentive program; (iii) modifying the revenue and adjusted EBITDA mix weighting from 70/30 to 50/50 in our cash incentive program, and (iv) increasing the potential increased payout under our performance based RSUs for over achievement from 33% to 100% but removing the ability to earn-back unvested rewards in subsequent periods based on cumulative achievements in our equity incentive program. With the additional feedback received after the 2025 annual meeting, the human capital committee also determined to increase disclosure around our 2025 annual incentive goals and results, as well as transition the 2026 PSU awards from three consecutive one-year performance periods to a single three-year performance period.
Our executive compensation program is designed to optimize our ability to attract, reward and retain the executive leadership required to execute our business strategy in direct alignment with the interests of our stockholders. This is accomplished through utilizing an appropriate, market competitive mix of short and long-term compensation components that allow balanced leveraging of fixed and at-risk variable cash and equity compensation components. These components include annual base salaries, performance-based annual incentive plans along with inducement and ongoing time and performance-based equity grants. Compensation levels are determined and applied relative to location, role, level of contribution and related performance criteria. Under these programs, our executive officers are rewarded for the achievement of specific financial and business goals which are intended to result in increased stockholder value. Accordingly, Mitek triangulates compensation levels and mix at the time of hiring and on an ongoing basis based upon competitive market data, value of the role to the business, and relative individual performance contribution. Using both internal and external compensation data and advisory services to guide Mitek relative to the regulatory and competitive landscape of our competitive market and proxy peer groups within the technology sector to ensure alignment of compensation and rewards with our greatest opportunities and desired business outcomes. Please read the section below titled “Executive Compensation” for additional details about our executive compensation programs, including information regarding the 2025 fiscal year compensation of our named executive officers.
We believe that the compensation of our named executive officers for the 2025 fiscal year was appropriate and reasonable and that our compensation policies and procedures are sound and support the best interests of our company and our stockholders. Additionally, we believe that our compensation policies and procedures are effective in aligning the executives’ long-term interests with those of our stockholders.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Mitek Systems, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation, compensation tables and narrative discussion in the Proxy Statement.”

PROPOSAL 3
Required Vote
The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, requires the affirmative “FOR” vote of the majority of shares of common stock present or represented by proxy and entitled to vote on the proposal.
This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement. As an advisory vote, the outcome of the vote on this proposal is not binding upon us. However, the board, with input from the human capital committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

The board recommends a vote "FOR" the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL 3
Executive Compensation
Information Regarding our Executive Officers
The following table sets forth the names, ages as of January 16, 2026, and certain other information for each of our current executive officers:

Name	Age	Position
Edward H. West	59	Chief Executive Officer and Director of the Board
David Lyle	61	Chief Financial Officer
Garrett Gafke	53	Chief Operating Officer
Jason L. Gray	55	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Michael E. Diamond	61	Senior Vice President, Digital Banking
Edward H. West. Mr. West has served as the Chief Executive Officer and Director since October 2024. From 2018 to 2021, Mr. West served as President and Chief Executive Officer of Cardtronics plc (2018 to 2021), which, prior to its acquisition by NCR Corporation in June 2021, was the largest owner and operator of non-bank ATMs in the world. During his time at Cardtronics plc, Mr. West also served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer (2016 to 2017). Mr. West has more than 25 years of executive experience, including as President and Chief Executive Officer of Education Management Corp., Chairman and Chief Executive Officer of ICG Commerce, a subsidiary of Internet Capital Group, and Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc. Mr. West holds a bachelor of science in business administration with an emphasis on finance from Emory University.
David Lyle. Mr. Lyle has served as our Chief Financial Officer since January 2024. Mr. Lyle was the Chief Financial Officer at Maxwell Technologies, Inc. (formerly NASDAQ: MXWL) from 2015 until its acquisition by Tesla in 2019. More recently, Mr. Lyle was the Chief Financial Officer of Surgalign Holdings, Inc., operating as Surgalign Spine Technologies, Inc. (formerly NASDAQ: SRGA), from March 2022 to October 2023. Prior to joining Surgalign, he was Chief Financial Officer of Airgain, Inc. (NASDAQ: AIRG), from 2020 to 2022. Before joining Airgain, Mr. Lyle was the Chief Financial Officer of Sunniva, Inc. (formerly CSE: SNN, OTCQB: SNNVF) in 2019. Mr. Lyle also served as the Chief Financial Officer of Entropic Communications, Inc. (formerly NASDAQ: ENTR), from 2007, until it was acquired in 2015 by MaxLinear. Prior to joining Entropic, he served as the Chief Financial Officer of RF Magic, acquired by Entropic in 2007; Zyray Wireless, acquired by Broadcom in 2004; and Mobilian, acquired by Intel in 2003. Early in his career he served in corporate finance positions at large global companies, including Intel (NASDAQ: INTC) and Broadcom (NASDAQ: BRCM). Mr. Lyle holds a bachelor of science in business administration from the University of Southern California, a master of international management from the Thunderbird School of Global Management, and a master of business administration from Arizona State University.
Garrett Gafke.  Mr. Gafke has served as our Chief Operating Officer since April of 2025. A recognized pioneer in the digital identity sector, Mr. Gafke has been at the forefront of developing the frameworks and orchestration technologies that underpin modern global trust and fraud prevention. Since 2000, he has served as an active investor and board advisor to a diverse portfolio of startups, private equity firms, and venture funds. He previously served as President of Intellicheck (NASDAQ: IDN) overseeing the delivery of on-demand identity validation solutions. Prior to Intellicheck from October 2011 through January 2021 he was the President, CEO and founder of IdentityMind. Under his leadership, the company pioneered digital identity and anti-fraud orchestration and was ultimately acquired by GB Group Plc (LON: GBG). From October 2008 through October 2011, Mr. Gafke served as the President and CEO of Paymate a leading global payments and risk platform through its acquisition by Flexigroup Ltd (ASX: HUM). Mr. Gafke’s career is marked by his participation in several of the most significant exits in fintech history: As a member of the senior executive team at CyberSource (NASDAQ: CYBS), he helped lead the company through its IPO later to be acquired by Visa (NASDAQ: VISA) for $2 billion. Prior to CyberSource, Mr. Gafke served as a member of the senior executive team of Trintech (NASDAQ: TTPA) that successfully executed the company’s Initial Public Offering (IPO). Prior to Trintech, Mr. Gafke played a key role in building the Internet Commerce Division at VeriFone(NASDAQ: VFI), leading to its $1.2 billion acquisition by Hewlett-Packard (NASDAQ: HP). Mr. Gafke holds a B.A from Chaminade University.
Jason L. Gray. Mr. Gray has served as our Chief Legal Officer, Chief Compliance Officer and Corporate Secretary since January 2023. He previously served as our Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary from

PROPOSAL 3
November 2018 to March 2022 and as our Chief Administrative Officer, General Counsel, and Corporate Secretary from March 2016 to November 2018. Prior to joining Mitek, in July 2014 Mr. Gray founded and ran Gradient Legal, Inc., a provider of outsourced general counsel services to small and mid-market technology companies and advisory services to private equity and venture capital funds. From May 2013 through July 2014, Mr. Gray was a Senior Vice President and General Counsel for Accelerys, Inc., a publicly traded software company that was sold to Dassault Systems in 2014. From November 2002 until May 2013, Mr. Gray was the Senior Vice President of Strategic Development and General Counsel for Mitchell International. From 1999 through November 2002, Mr. Gray was a Vice President and General Counsel for Netratings, Inc. From 1997 through 1999 Mr. Gray was an attorney with Wilson, Sonsini, Goodrich & Rosati. Mr. Gray currently serves on the board of directors of OneLegacy. Mr. Gray received his juris doctorate from the University of Michigan Law School in 1995 and bachelor's degrees in economics and German from Andrews University in 1992.
Michael E. Diamond.  Mr. Diamond has served as our Senior Vice President, Digital Banking since January 2016 and previously served as our Chief Revenue Officer from September 2013 to January 2016 and as our Senior Vice President, Sales and Business Development from June 2012 to September 2013. Prior to joining Mitek, from March 2008 to June 2012, Mr. Diamond served as Senior Vice President, Business Development, at Obopay Corporation, a global mobile payments company. From July 2004 to March 2008, he served as a Business Unit Executive at IBM Corporation. From January 2001 to July 2004, Mr. Diamond served as Vice President, Business and Corporate Development, at Alphablox Corporation, a provider of software for web-based enterprise analytics, and was directly involved in shaping and driving Alphablox’s acquisition by IBM Corporation. From November 1999 to January 2001, Mr. Diamond served in various roles, including Senior Vice President Business Development/General Manager, Latin America and Japan, at S1 Corporation, an online financial services technology provider. From March 1996 to November 1999, Mr. Diamond served in various management roles, including as Director, Channel Sales, at Edify Corporation, a provider of interactive voice response and online financial services software. Mr. Diamond earned a B.B.A. with an emphasis in international business from St. Norbert College.
None of our executive officers have any family relationships with any of our other executive officers or directors. Mr. Lyle served as the Chief Financial Officer of Surgalign Holdings, Inc., operating as Surgalign Spine Technologies, Inc. (formerly NASDAQ: SRGA), from March 2022 to December 2023 and on June 19, 2023, Surgalign commenced voluntary proceedings under chapter 11 of the United States Bankruptcy Code. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers.

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Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers (“NEOs”) for the fiscal year ended September 30, 2025 should be read together with the compensation tables and related disclosures set forth below. Our compensation program is generally designed and oriented to coincide with our fiscal year, consistent with our business planning.
Named Executive Officers
Our NEOs for the fiscal year ended September 30, 2025 consist of the following individuals:

Edward H. West	David Lyle	Garrett Gafke	Jason L.Gray	Michael E. Diamond
Chief Executive Officer	Chief Financial Officer	Chief Operating Officer	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary	Senior Vice President, Digital Banking

Executive Summary
Actions in Response to 2025 Say-on-Pay Vote
Our board and human capital committee value our stockholders' perspectives on our compensation and governance practices. At our 2025 annual meeting, approximately 58% of votes cast were voted in favor of the approval, on an advisory basis, of the compensation of our NEOs (commonly referred to as the say-on-pay vote). The human capital committee carefully reviewed these voting results, together with feedback it received from shareholders over the course of 2024 and 2025, to develop a responsive strategy to address shareholder concerns regarding our executive compensation program. We also engaged with the proxy advisory firm, Institutional Shareholder Services.
As we commenced our 2025 compensation planning, we proactively reached out to our largest 25 stockholders (representing approximately 55% of our outstanding common stock) to solicit their input on our compensation practices and to offer the opportunity to meet with our human capital committee Chairperson and Board Chairman. Four stockholders requested and held such meetings with our human capital committee Chair and Board Chairman. Following our 2025 annual meeting, we again proactively reached out to shareholders representing 31% of shares outstanding and held meetings with seven investors.

PROPOSAL 3

Post-2024 Annual Meeting
	What We Heard	Our Response and Perspective
Annual Incentives	•All stockholders spoken to encouraged us to further align executives incentives with their strong focus on business profitability
Beginning in 2025, we:
•Replaced non-GAAP operating income (previously weighted 30%) with adjusted EBITDA, as this metric more appropriately monitors and drives profitable performance and is easier for our stockholders to consume
•Decreased the weighting of the revenue component of our plan from 70% to 50%, and equally weighted adjusted EBITDA 50% to further focus management on the criticality of improving operating profitability

Long-Term Incentives	•All stockholders spoken to encouraged us to increase the at-risk percentage of pay when hiring our next CEO to enhance the alignment of the CEO's experience with that of stockholders
•Upon joining Mitek on October 1, 2024, 80% of the target value of our new CEO's initial equity award was delivered in PSUs, and only 20% was delivered in RSUs; his fiscal 2026 long-term incentive award will continue to be heavily performance-based, with 75% delivered in PSUs and 25% delivered in RSUs

•All stockholders spoken to noted they disfavored the "earn-back" feature of our PSU awards, which utilized three one-year performance periods and provided amounts not earned in an applicable performance period could be earned based on cumulative performance in the subsequent performance periods

•We eliminated the earn-back feature under our PSU awards beginning with our fiscal 2025 annual PSU awards, such that awards are earned based only on performance within each specified performance period
•The Committee also determined to increase the maximum payout opportunity of our PSU awards from 133% to 200% and adjusted our payout scale accordingly to better align with the risk-reward profile of award design and market practice amongst a majority of our peers

Post-2025 Annual Meeting
Annual Cash Incentives	•All stockholders spoken to positively viewed the changes to our 2025 annual incentive structure •Some stockholders suggested that we enhance our disclosure regarding goal-setting process
•We have disclosed the iterative process used by the human capital committee and management to determine the annual goals and incentive targets, see the Components of Executive Compensation - Annual Cash Incentive section below for details
•We have disclosed our revenue and adjusted EBITDA goals herein, see the Pay and Performance Highlights section below for details

Long-Term Incentives
•All stockholders spoken to positively viewed the changes to our 2025 long-term incentive structure
•We received mixed feedback regarding metric selection, with some investors indicating support for relative measures and one investor indicating a preference for absolute performance measures

•After carefully considering all feedback received as well as an assessment of peer long-term incentive practices, we determined to retain our use of relative total shareholder return (" rTSR"), as the performance metric under our fiscal 2026 long-term incentive program. There is no single metric utilized by the majority of our peer group in their programs, and our human capital committee continues to believe that measuring Mitek's stock price performance relative to that of the Russell 2000 provides a broad, diversified benchmark against which to compare our performance
•Further, the Committee determined to transition fiscal 2026 PSU awards to a single three-year performance period for rTSR performance, as the Committee concluded that this structure better aligns executives' pay outcomes with long-term performance and shareholder interests

PROPOSAL 3
Evolution of our Annual and Long-Term Incentive Design

Fiscal 2024	Fiscal 2025	Fiscal 2026

Annual Incentive

• +/-10% individual performance modifier	• +/-10% individual performance modifier
•Revenue includes combination of corporate and line of business revenue for certain executives	•Revenue includes combination of corporate and line of business revenue for certain executives	•Revenue based on corporate performance only for all executives to promote cohesive focus across leadership

Long-Term Incentive
• TSR vs. Russell 2000	• TSR vs. Russell 2000	• TSR vs. Russell 2000
–Payout Curve	–Payout Curve

–20-day price averaging	–20-day price averaging	–40-day price averaging
•3 consecutive 12-month periods	• 3 consecutive 12-month periods	•Single 3-year performance period
•≥50% PSUs for all NEOs	•≥50% PSUs for all NEOs	•≥50% PSUs for all NEOs
• Earn-back allowed	• Earn-back removed	• Cliff vesting at 3 years (Nov 2025 – Nov 2028)
• Annual pro-rata vesting	• Annual pro-rata vesting

Taken together, we believe the evolution of our incentive programs' design over the past two years has significantly enhanced the alignment of our program with our strategic objectives and stockholders' long-term interests, while comprehensively addressing feedback we received from our stockholders and maintaining or improving the alignment of our practices relative to peer norms.

PROPOSAL 3
Fiscal 2025 Leadership Transitions
Effective October 1, 2024, Edward H. West joined Mitek as our Chief Executive Officer effective October 1, 2024, at which time Scott Carter, who had served as our interim Chief Executive Officer since June 2024, returned to his role as non-executive chairman of the board. Mr. West is a proven fintech leader with expertise in driving top-line growth through innovative product development and business model transformation, making him the right leader for Mitek as we execute on our strategy to modernize our platform and expand into new verticals. Garrett Gafke also joined Mitek as our Chief Operating Officer during fiscal 2025, effective April 25, 2025. Mr. Gafke is a leading figure in the identity, fraud and payments market with over 25 years of executive and early stage innovation experience. In determining each of Mr. West's and Mr. Gafke's new hire compensation packages, outlined below, the human capital committee considered their respective unique qualifications and proven track records.

	Edward H. West Chief Executive Officer Effective as of October 1, 2024	Garrett Gafke Chief Operating Officer Effective as of April 25, 2025
Annual Base Salary	$500,000	$425,000
Target Annual Incentive Award	$500,000 (100% of base salary)	$318,750 (75% of base salary)
Cash Sign-on Bonus	$250,000*	$187,500*
Target Long-Term Incentive Award	$8,000,000	$4,000,000

PSUs: 25% of the PSUs vest upon increase in the company’s stock price over a five-year performance period, with target vesting tied to a 200% increase from the grant-date price

75% of the PSUs vest consistent with the Fiscal 2024 annual PSU design, other than performance period:

•Each tranche is measured from October 1 to September 30; unearned amounts in a performance period are earn-back eligible based on cumulative performance in subsequent performance periods

•Payouts are determined using the Fiscal 2024 payout curve
		PSUs: Consistent with the Fiscal 2025 annual PSU design, except with the following adjusted performance period: •April 25, 2025 to April 24, 2026
	RSUs: Vest 25% each year on the first four anniversaries of hire	RSUs: Vest 25% each year on the first four anniversaries of hire

*Subject to repayment if the executive’s employment or service relationship is terminated by the company for cause or the executive resigns without good reason (as defined in each of Mr. West's and Mr. Gafke's respective employment agreements) within 18 months of hire.

PROPOSAL 3
Pay and Performance Highlights
For the fiscal year ended September 30, 2025, we continued our efforts to increase our top-line performance and cash flows. Our 2025 fiscal year performance highlights and performance-driven pay outcomes include:

2025 Annual Incentive Payout

Achievement
Revenue 50%	105.3%

Adjusted EBITDA 50%	199.3%
Combined Achievement*	152.3%

* This is the combined achievement based on corporate revenue achievement; Mike Diamond's revenue component is based on a combination of corporate and Deposits line of business revenue

Fiscal 2022 – 2024 PSU Payouts in 2025

Fiscal 2022 PSUs	Tranche 3 + Tranches 1 & 2 earn-back	0% Shares Earned

Fiscal 2023 PSUs	Tranche 2 + Tranche 1 earn-back

Fiscal 2024 PSUs	Tranche 1

PROPOSAL 3
Compensation Philosophy and Objectives
Our compensation philosophy is designed to optimize our ability to attract, reward and retain the talent required to execute our business strategy in direct alignment with the long-term interests of our stockholders. We believe that every aspect of our compensation programs, including the mix of short-term and long-term cash and equity incentive awards, should enhance our ability to maximize stockholder value over time. Our specific objectives consistent with that philosophy are:
•to align our executive officers’ compensation with our business objectives and the interests of our stockholders;
•to foster a goal-oriented, highly motivated management team whose participants have a clear understanding of our business objectives and shared corporate values; and
•to enable us to attract, motivate and retain the executive talent needed to enhance stockholder value in a competitive environment.
To meet these objectives the human capital committee has designed a compensation program that combines “fixed” compensation in the form of base salaries and certain other benefits with “at-risk” forms of compensation including performance-based annual incentives and long-term equity incentive awards. Consistent with our philosophy and objectives, our program is heavily weighted towards at-risk and performance-based compensation opportunities.

Chief Executive Officer	Other NEOs (Average)*

6%
Base Salary
18%
RSUs
6%
Annual
Cash
Incentive
94%
At-Risk
70%
PSUs
Performance-based 76%

24%
Base Salary
14%
Annual Cash Incentive
31%
RSUs
31%
PSUs
76%
At-Risk
Performance-based 45%

* Excludes Garrett Gafke, our Chief Operating Officer who joined us on April 25, 2025.
Components of Executive Compensation
The company’s executive compensation program consists of the following elements. Typically, initial opportunities for each component of pay are established upon hire via arm's length negotiation with the executive. Thereafter, opportunities are established annually taking into consideration each executive's experience, skills, knowledge, responsibilities and applicable competitive market data:

PROPOSAL 3

Element	Description	Rationale

Base Salary	•Fixed cash compensation	•Compensates executives for services rendered on a day-to-day basis during the fiscal year; fixed compensation amount provides a measure of stable compensation
Annual Cash Incentive Opportunity
•At-risk cash compensation with pre-determined goal achievement levels set relative to our board-approved operating plan. Each NEO's target is established as a percentage of his respective base salary. Target performance for the upcoming fiscal year is calibrated such that it is challenging, requiring strong and consistent efforts by the executives in order to be achieved.

•Payouts can range from 0% to 200% and are calibrated to actual results

•Designed to ensure that executives are motivated to achieve Mitek's short-term performance objectives that have a time horizon of one year or less, and support meeting our longer-term corporate financial and strategic goals

Long-Term Annual Equity-Based Incentive Opportunity
•At-risk equity-based compensation delivered in PSUs and RSUs

•PSUs: performance-based equity with three consecutive 12 month performance periods tied to our TSR performance relative to the Russell 2000

•RSUs: restricted stock units with four-year ratable annual vesting subject to continued service through each annual vesting date

•Designed to motivate and reward multi-year sustained performance that delivers long-term value to shareholders

•Multi-year performance and vesting schedules also support our talent attraction and retention objectives

•As noted above, fiscal 2026 PSUs will utilize a single three-year performance period to further incentive sustained value creation

We also provide health, welfare, retirement savings, severance and change of control-related benefits.
Base Salary
For fiscal 2025, the human capital committee evaluated market data and the performance of our continuing NEOs (Messrs. Lyle, Gray, and Diamond) and recommended maintaining their base salaries at their 2024 levels which were deemed competitive for the market and in alignment with their evolving responsibilities. Base salaries for Mr. West and Mr. Gafke were established upon hire with input from our compensation consultants. The following table summarizes the base salaries of our NEOs for the fiscal years ended September 30, 2024 and September 30, 2025:

Name	2024 Base Salary	Increase for 2025	2025 Base Salary
Edward H. West	N/A	N/A	$500,000
David Lyle	$425,000	—%	425,000
Garrett Gafke	N/A	N/A	425,000
Jason L.Gray	400,000	—%	400,000
Michael E. Diamond	375,000	—%	375,000

PROPOSAL 3
Annual Cash Incentive
Pursuant to the terms of the company’s executive annual cash incentive program (the “Annual Cash Incentive Plan”), the company’s executives were eligible to receive annual cash incentives based upon the achievement of certain corporate goals during the 2025 fiscal year.
Each year, the human capital committee reviews each executive’s target as a percentage of their base salary taking into consideration the factors outlined above to determine if adjustment is warranted. Following its review, we determined to maintain target opportunities flat relative to Fiscal 2024 for continuing NEOs, and established the annual cash incentive targets set forth in the table below. Mr. West's and Mr. Gafke's target opportunities were established at their respective times of hire with input from our compensation consultants.

Name	2024 Annual Cash Incentive Target (as a percentage of base salary)	2025 Annual Cash Incentive Target (as a percentage of base salary)	2025 Annual Cash Incentive Target (base * target %)
Edward H. West	N/A	100%	$500,000
David Lyle	65%	65%	276,250
Garrett Gafke	N/A	75%	318,750
Jason L. Gray	60%	60%	240,000
Michael E. Diamond	50%	50%	187,500
The human capital committee works closely with management through an iterative and collaborative process to establish annual incentive plan performance measures. This process is designed to align short term incentives with the company’s strategic priorities, promote sustainable revenue growth, ensure profitability, and reinforce alignment with stakeholder interests and long-term shareholder value creation. In setting performance measures, the human capital committee and management consider a combination of company-wide financial and strategic business performance outcomes. The human capital committee also seeks to ensure that performance metrics reflect compensation best practices, including the use of defined threshold, target, and maximum achievement levels that provide meaningful upside opportunity for strong performance, as well as downside risk when results fall short of expectations. The human capital committee believes this approach appropriately balances motivating performance, reinforcing accountability, and supporting the company’s short and long-term strategic objectives in alignment with shareholder interests.
Each NEOs' annual cash incentive opportunity for fiscal 2025 was tied to achievement of equally weighted revenue and adjusted EBITDA goals, subject to upwards or downwards modification of up to 10% based on achievement of individual performance goals, as outlined below. Following the end of the 2025 fiscal year, the human capital committee assessed the company’s performance against the established corporate performance components. It also determined that no modifier adjustment was necessary for any NEO based on fiscal 2025 individual performance.

PROPOSAL 3

Metric	Weighting	Goals & Payout Scale	Achievement	Combined Achievement

Revenue*			105.3%	152.3%
Rational: The committee selected revenue because it is a key indicator of corporate performance and value creation that focuses management on the strategic imperative of generating top line growth

Adjusted EBITDA**			199.3%

Rational: The committee selected adjusted EBITDA for 2025, replacing non-GAAP operating income used under our 2024 program, and increased the weighting to 50% to further focus management on the criticality of improving operating profitability, which in turn drives long-term shareholder value creation

	Individual Achievement Modifier ±10%		No adjustment for FY25

* Represents corporate revenue target that applies to all NEOs except Mr. Diamond. Mr. Diamond's revenue performance component is determined based on a combination of corporate revenue performance (20%) and line of business revenue performance (80%)

** Adjusted EBITDA is a non-GAAP financial metric defined as earnings before interest, taxes, depreciation, amortization, litigation and other legal costs, executive transition costs, stock-based compensation expense, non-recurring audit fees, and restructuring costs

Accordingly the human capital committee awarded the following annual cash incentive amounts which were paid in December 2025:

Name	2025 Annual Cash Incentive Target (base x target %) (1)	Combined Corporate Result(2)	2025 Actual Annual Cash Incentive(3)
Edward H. West	$500,000	152.3%	$761,500
David Lyle	276,250	152.3%	420,729
Garrett Gafke	318,750	152.3%	213,601
Jason L. Gray	240,000	152.3%	365,520
Michael E. Diamond	187,500	149.7%	280,688
(1)Reflects the annualized 2025 Annual Cash Incentive Plan target of the named executive officer.
(2)Reflects payout percentage relative to target. Deposits line of business revenue paid out at 99.7% of target, resulting in the 149.7% combined payout for Mr. Diamond.
(3)Mr. Gafke's 2025 Annual Cash Incentive was pro-rated relative to his hire date in accordance with the terms of his Employment Agreement.
Equity-Based Incentives
Our long-term equity incentives represent the largest component of our executive compensation program, which supports our ownership cultures and ties a substantial portion of executives' pay to their ability to create long-term shareholder value. Our equity-based incentives also promote retention, as executives will only realize value from these awards if they remain employed through the performance and/or vesting periods of these awards.

PROPOSAL 3
Other than our initial equity grants to our new Chief Executive Officer and Chief Operating Officer, addressed separately, named executives' fiscal 2025 equity-based incentives were delivered in an equal, 50/50 mix of RSUs and PSUs. The Committee believes this combination of incentives is appropriate to balance Mitek's motivation and retention objectives. Both PSUs and RSUs are directly linked to our stock price performance. However, RSUs provide some measure of value even during periods of underperformance to program durability across market cycles, whereas PSUs motivate sustained relative stock price outperformance and may not pay out at all during periods of underperformance, as was the case for annual awards with fiscal 2025 closing performance periods. As outlined above, for fiscal 2026 the human capital committee further enhanced the long-term alignment of our PSUs with stockholders' interests by transitioning to a single three-year performance period.

Vehicle	Weighting	Vesting Period	How Payout is Determined
PSUs
•Three consecutive 12 month performance periods measured from grant date (December 8, 2024), with target vesting one-third of the award upon the conclusion of each performance period, to the extent earned

•Mitek's relative TSR performance, measured against Russell 2000 Index constituents. Mitek stock price performance is measured based on the 20-trading day average at each of commencement and conclusion of each performance period

•The Committee selected the Russell 2000 as the relevant index because it provides an appropriately broad set of companies against which to assess Mitek's performance

RSUs		•4-year ratable annual vesting, subject to the executive's continued service through each vesting date	•Value fluctuates with stock price performance
Fiscal 2025 Annual Equity Incentive Opportunities. The following table sets forth the number of equity awards granted to our continuing NEOs during the fiscal year ended September 30, 2025. For new hire compensation equity awards received by Mr. West and Mr. Gafke, see "New Hire CEO and COO Equity Awards" below.

Name	Total Target LTI Value(1)	Restricted Stock Units	Performance-based Restricted Stock Units
David Lyle	$1,200,000	66,225	66,225
Jason L. Gray	850,000	46,909	46,909
Michael E. Diamond	1,000,000	55,187	55,187
(1)Target values are converted to a number of units based on Mitek's stock price on the date of grant (December 8, 2024).
The actual number of PSUs earned for each performance period of the fiscal 2025 PSUs will be determined based on Mitek's percentile rank relative to the TSRs of the Russell 2000 for each performance period as outlined below.

Performance Level	Relative TSR Performance	PSU Percentage Earned*
Below Threshold	Less than 75% of Russell 2000 Index TSR	—%
Threshold	75% of Russell 2000 Index TSR	50%
Target	Russell 2000 Index TSR	100%
Maximum	125% of Russell 2000 Index TSR	200%
*Linear interpolation will be used to determine payout levels if the actual performance falls between performance levels.
Fiscal 2022 – 2024 Annual Equity Incentives Earned in Fiscal 2025. PSUs granted in fiscal 2022 through 2024 follow a structure similar to our fiscal 2025 PSUs - with three one-year performance periods tied to Mitek's rTSR performance - except that the awards included an earn-back feature (eliminated beginning with fiscal 2025 awards), such

PROPOSAL 3
that amounts not earned in one of the one-year performance periods can be earned in subsequent years based on Mitek's TSR results from date of grant compared to the Russell 2000. Mitek's rTSR performance fell below the threshold performance goals for all awards, such that no PSUs were earned for outstanding tranches in fiscal 2025, as illustrated below.

PSU Tranche	Performance	Earned in (FY)	Payout	Combined Payout
Fiscal 2022 PSUs				36.2%
Tranche 1		2023	0%
Tranche 2		2024	108.5%
Tranche 3		2025	0%

Fiscal 2023 PSUs				TBD
Tranche 1		2024	110.7%
Tranche 2		2025	0%
Tranche 3		2026	TBD

Fiscal 2024 PSUs				TBD
Tranche 1		2025	0%
Tranche 2		2026	TBD
Tranche 3		2027	TBD

New CEO and COO Equity Awards. Mr. West was appointed as CEO at the start of our 2025 fiscal year (October 1, 2024). In setting Mr. West's compensation package, the human capital committee, mindful of recent stockholder input on compensation matters, worked closely with our compensation consultant to craft a package that was weighted heavily toward at-risk pay for performance components designed to build stockholder value.
Mr. West was provided with long-term equity incentives with a target value of $8,000,000, the components of which were heavily weighted towards performance with 80% of the value granted in the form of PSUs (735,293 units) and the remaining 20% granted in the form of RSUs (187,427 units).

PROPOSAL 3

RSUs	Vest in equal annual installments over a four-year period, subject to Mr. West's continued service on each vesting date.

PSUs	rTSR-based PSUs	Stock price appreciation-based PSUs

75% of PSUs vest, if at all, based upon Mitek's rTSR as compared to the Russell 2000 over three consecutive performance periods, consistent with the Fiscal 2024 annual PSU design, other than performance period:

•Each tranche is measured from October 1 to September 30, aligning to the date of hire; unearned amounts in a performance period are earn-back eligible based on cumulative performance in subsequent performance periods

•Payouts are determined using the Fiscal 2024 payout curve
•

25% of the PSUs vest, if at all, upon the achievement of three progressive stock price performance goals over a five-year performance period from October 1, 2024 to October 1, 2029

•Our stock price must meet or exceed the required stock price for 60 consecutive trading days in order for the corresponding percentage of the award to vest

		Performance Goal	Stock Price Increase Required	PSU Percentage Earned*
		Below Threshold	Less than 1.7x	—%
		Threshold	1.7x	67%
		Target	2.0x	100%
		Maximum	2.5x	133%

•When setting at-target performance, the board, based on historical performance data, determined a 2.0x stock price increase would exceed the past performance of the Russell 2000 and provide an aggressive performance target

•If Mr. West's employment with the company is terminated prior to October 1, 2027 by the company for Cause or through Mr. West's voluntary resignation (other than with good reason), these PSUs will be forfeited and/or fully vested shares must be returned

Following fiscal 2025 year-end, based on Mitek's outperformance compared to the Russell 2000 by +5.84 percentage points for the first performance period of Mr. West's rTSR-based PSU award, the first tranche of his award was earned at 119.3% of target. To date, no portion of the stock price appreciation-based PSU award has been earned.
Mr. Gafke was appointed as COO effective April 25, 2025. As with our CEO, in setting Mr. Gafke's compensation package, the human capital committee heavily weighted at-risk and performance-based pay. Accordingly, Mr. Gafke received long-term equity incentives with a target value of $4,000,000, with 75% of the value granted in the form of PSUs (360,576 units) and 25% granted in the form of RSUs (120,192 units). The RSUs vest in equal annual installments over a four-year period, subject to Mr. Gafke's continued service on each vesting date. The PSUs will vest, if at all, based upon Mitek's relative total shareholder return as compared to the Russell 2000 over three consecutive performance periods, consistent with the design of our fiscal 2025 PSUs discussed above except that Mr. Gafke's performance periods align with his date of hire (i.e., from April 25, 2025 - April 24, 2026 for the first performance period).
Other Benefits
We maintain a 401(k) plan that allows participating employees to contribute a percentage of their salary on a pre-tax basis pursuant to a cash or deferred arrangement under Section 401(k) of the Internal Revenue Service Code and subject to annual limits. The company makes matching contributions to the plan equal to 50% of the first 6% of an employee's designated deferral of their eligible compensation.
In addition, we provide health, dental, vision, and life and long-term disability insurance benefits to all full-time employees, including our NEOs. We believe these benefits are competitive with the benefits of companies with which we compete for employees.

PROPOSAL 3
Severance and Change of Control Plans
The human capital committee provides our executives with severance and change of control protection when it determines that such protection is necessary to attract or retain an executive. Under the terms of their respective executive severance and change of control plans, each NEO is entitled to receive certain severance payments and benefits in the event that he is involuntarily terminated without cause or resigns for good reason and/or is terminated in connection with a change of control of the company, subject in all cases to certain conditions. The severance payments and benefits that are payable under these plans are further described below in the section entitled “Potential Payments upon Termination or Change in Control.”
Reflective of our compensation philosophy and retention strategy, when we enter into terms of employment and separation agreements with key executives those agreements do not contain the following elements:
œ Multi-year guarantee provisions for salary increases, non-performance-based bonuses, or equity compensation
œ Change-in-control payments without a loss of job or substantial diminution of job duties
œ Change-in-control cash payments that exceed 3 times base salary plus target, average, or most recent bonus (or that include equity gains or other pay elements)
œ An excise tax gross-up or modified gross-up
œ Broad change in control definitions which could result in payments to executives without an actual change in control occurring
œ A "good reason" severance definition that is triggered by company bankruptcy or other actions indicative of performance failures

Process for Establishing Compensation
Role of the Human Capital Committee and Executive Officers
The current members of the human capital committee are Ms. Stevenson and Messrs. Gupta and Fay. Ms. Stevenson serves as chairperson of the human capital committee. Each of these individuals qualifies as (i) an “independent director” under the requirements of Nasdaq listing rules, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code. The human capital committee is responsible for monitoring the performance and compensation of our NEOs, reviewing compensation plans and administering our incentive plans.
The human capital committee operates under a written charter and is responsible for annually recommending, reviewing and approving (or recommending to the board for approval) the amount and form of compensation of our CEO and our other executive officers. In so doing, the human capital committee considers recommendations from our CEO in determining executive compensation. Specifically, our CEO recommends base salary increases, annual cash incentive opportunities, and equity award levels for executives other than himself and advises the human capital committee regarding the compensation program’s ability to attract, retain and motivate executive talent. The human capital committee has, and exercises, the ability to materially increase or decrease the compensation amounts recommended by our CEO. Our CEO is also involved in our executive compensation process by providing input on the performance criteria applicable to other executives. Our human capital committee meets in executive session, with our CEO not in attendance, where his performance is reviewed and resulting decisions are made regarding compensation. Under Delaware law and the Amended and Restated 2020 Incentive Plan of the company (the “Plan”), the human capital committee may delegate all or a portion of its authority under the Plan to one or more executive officers of the company, except with respect to grants of awards under the plan to persons who are non-employee directors of the company or who are subject to Section 16 of the Exchange Act. The human capital committee has delegated certain authority to the CEO with respect to such awards not involving executive officers.
The human capital committee also considers the input of our external compensation consultant. For the 2025 fiscal year, the human capital committee selected the consulting firm Frederic W. Cook & Company, Inc. (“F.W. Cook” or the “Compensation Consultant”) as our Compensation Consultant (see “Role of the Compensation Consultant” for additional information on our Compensation Consultant). Although the human capital committee considers the input of our CEO and Compensation

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Consultant, it is not bound by such recommendations. The human capital committee’s determinations with respect to the compensation of the CEO and other NEOs are submitted to the full board for final approval.
Role of the Compensation Consultant
The human capital committee has assessed the independence of the compensation consultants used for our 2025 and 2026 fiscal years and determined that no conflict of interest exists under the rules established by the SEC. The human capital committee reviews the independence of its advisors annually.
In designing compensation programs and determining compensation levels for our NEOs for the 2025 fiscal year, the human capital committee retained the services of the Compensation Consultant to formulate a report and make recommendations regarding our compensation programs and executive compensation levels. The Chairperson of the human capital committee worked directly with the Compensation Consultant to determine the scope of the work needed to advise the human capital committee in its decision-making processes. The Compensation Consultant provided the human capital committee with benchmark comparative data for our NEOs with respect to base salaries, target and actual total cash compensation levels, long-term incentive values, and total direct compensation.
In making compensation decisions for the 2025 fiscal year, the human capital committee compared each element of total direct compensation against a peer group of 16 publicly traded, technology companies with an emphasis on application software companies, security software companies, and internet services and infrastructure companies with which the human capital committee believes we compete for executive talent. We collectively refer to this group as the “Compensation Peer Group.” The pay data for this group was analyzed by the Compensation Consultant using each company’s recent public filings. This Compensation Peer Group was used, when available, for our NEOs. We generally select Compensation Peer Group companies with broadly similar revenues and 12-month trailing market capitalizations. For the fiscal year 2025, the specific criteria utilized were: (i) annual revenues of 0.25x to 4x Mitek's revenues; (ii) market capitalizations between 0.25x to 4x Mitek's market capitalization; (iii) projected revenue growth rates similar to Mitek's; (iv) headquartered in major metropolitan areas (reflecting similar cost of living as the company); and (iv) with broadly similar equity valuation relative to revenues. The following is a list of the 16 companies comprising our Compensation Peer Group for the 2025 fiscal year:

2025 Peer Group

A10 Networks, Inc.	Brightcove, Inc.	MeridianLink, Inc.	PROS Holdings, Inc.
Agilysys, Inc.	Domo, Inc.	Model N, Inc.	SecureWorks Corp.
American Software, Inc.	eGain Corporation	ON24, Inc.	Upland Software, Inc.
Asure Software, Inc.	Enfusion, Inc.	OneSpan, Inc.	Weave Communications, Inc.

Changes from the prior year Compensation Peer Group include the addition of Enfusion, Inc., MeridianLink, Inc., SecureWorks Corp., and Weave Communications, Inc., and the elimination of LiveVox, Inc., and Veritone, Inc. due to acquisitions and size.
The human capital committee used the peer group data provided by the Compensation Consultant to make an initial determination of the competitiveness of total direct compensation for each executive. Our human capital committee makes adjustments, down or up, from such market-based information based on its assessment of contribution and retention risk for each executive. This data is supplemented by reviewing relevant compensation survey data, namely that of AON/Radford’s Technology Benchmark Survey.
Tax Considerations
Section 162(m) of the Code. Section 162(m) of the Code generally places a $1,000,000 limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” The human capital committee considers tax deductibility as one of many factors in determining executive compensation. However, the human capital committee retains discretion to award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by the company.

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Risks Related to Compensation Policies and Practices
The human capital committee has considered whether the company’s overall compensation program for its employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short-term compensation incentives that we believe are properly weighted and the uniformity of compensation policies across the company, which the human capital committee regards as setting an appropriate level of risk taking for the company. We also believe the company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the company to a harmful long-term business transaction in exchange for short-term compensation benefits.
Hedging and Pledging Prohibition
As part of our insider trading policy, our executives and directors (including their respective spouses, persons living in their households, minor children and entities over which such persons exercise control) are prohibited from short selling and buying or selling puts, calls or other derivative securities on our securities, and from engaging in hedging, forward sale and other similar derivative transactions of our securities. In addition, our executives and directors are prohibited from holding our securities in a margin account or pledging our securities as collateral for loans.
Clawback Policy
Effective October 2, 2023, our board adopted a clawback policy pursuant to the listing standards approved by Nasdaq implementing Rule 10D-1 under the Exchange Act. The clawback policy is administered by our human capital committee and applies to our current and former executive officers as defined in Rule 10D-1 (each an “Affected Officer”). Under the clawback policy, if we are required to prepare an accounting restatement to correct our material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (collectively, a “Restatement”), we are obligated to recover erroneously awarded incentive-based compensation received from us by any Affected Officers. Incentive-based compensation includes any compensation that is granted, earned or vested based in whole or in part on the attainment of a financial reporting measure. Erroneously awarded incentive-based compensation is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on an applicable Restatement.

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Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the fiscal years ended September 30, 2025, 2024 and 2023:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Edward H. West Chief Executive Officer	2025	$500,000	$250,000	$7,902,361	$761,500	$196	$9,414,057
David Lyle Chief Financial Officer	2025	425,000	—	1,199,997	420,729	196	2,045,922
	2024	317,140	—	1,509,511	128,456	878	1,955,985
Garrett Gafke Chief Operating Officer	2025	183,622	187,500	3,999,990	213,601	—	4,584,713
Jason L. Gray Chief Legal Officer, Chief Compliance Officer and Corporate Secretary	2025	400,000	—	849,991	365,520	11,296	1,626,807
	2024	495,000	—	1,488,950	148,800	1,170	2,133,920
Michael E. Diamond Senior Vice President, Digital Banking	2025	375,000	—	999,988	280,688	10,546	1,666,222
	2024	368,750	—	801,070	132,375	1,915	1,304,110
	2023	341,037	—	492,838	195,326	863	1,030,064
(1)The amounts shown under the "Salary" column represent base salary earned by our NEOs for each applicable year. None of our NEOs received salary increases for fiscal 2025. Mr. Lyle's 2024 salary was prorated for the time served in the year. Mr. Gray served as Interim Chief Legal Officer in fiscal 2023 through December 9, 2023, and was paid a higher cash compensation in lieu of equity awards. He was appointed Chief Legal Officer, Chief Compliance Officer and Corporate Secretary on December 10, 2024, resulting in his salary being adjusted to $400,000 effective January 1, 2024, consistent with when our annual salary changes became effective. As a result, his 2024 salary amount includes a prorated portion for the time paid at the higher amount. Mr. Diamond received a salary increase for fiscal year 2024, which was effective January 1, 2024.
(2)The amounts shown under the “Stock Awards” column represent the aggregate grant date fair value of RSUs and PSUs granted to each NEO in the year indicated, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 6 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the SEC on December 11, 2025. Under FASB ASC Topic 718, the vesting conditions applicable to the PSUs granted in 2025 are classified as market conditions, rather than performance conditions. Accordingly, the grant-date fair value of these PSUs reflects the market condition at the time of grant and is not adjusted based on actual performance, and no alternative grant-date fair value amounts (whether below or above the amounts reflected in the table) are calculated or disclosed based on achievement of the underlying market condition.
(3)The amounts shown under the "Non-Equity Incentive Plan Compensation" column represent annual cash bonuses earned pursuant to the company’s annual cash incentive plans that were in effect for the applicable year. In the year of hire the amount earned is typically prorated for the time served.
(4)The amounts shown under the "All Other Compensation" column for the fiscal year ended September 30, 2025 include the following:

Name	Matching 401(k) Contributions	Life Insurance Premiums	Wellness Benefits	Total
Edward H. West	$—	$196	$—	$196
David Lyle	—	196	—	196
Garrett Gafke	—	—	—	—
Jason L. Gray	10,350	196	750	11,296
Michael E. Diamond	10,350	196	—	10,546

PROPOSAL 3
Grants of Plan-Based Awards
The table below sets forth all plan-based awards granted to our NEOs for the fiscal years ended September 30, 2025:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Edward H. West	10/01/2024	—	—	—	397,059	735,293	977,939	187,427	$7,902,361
	01/28/2025	$150,000	$500,000	$1,000,000	—	—	—	—	—
David Lyle	12/08/2024	—	—	—	33,113	66,225	132,450	66,225	$1,199,997
	01/28/2025	$82,875	$276,250	$552,500	—	—	—	—	—
Garrett Gafke	04/25/2025	—	—	—	180,288	360,576	721,152	120,192	$3,999,990
	04/25/2025	$95,625	$318,750	$637,500
Jason L. Gray	12/08/2024	—	—	—	23,455	46,909	93,818	46,909	$849,991
	01/28/2025	$72,000	$240,000	$480,000	—	—	—	—	—
Michael E. Diamond	12/08/2024	—	—	—	27,594	55,187	110,374	55,187	$999,988
	01/28/2025	$11,250	$187,500	$375,000	—	—	—	—	—
(1)All NEOs were participants in the Annual Cash Incentive Plan for the fiscal year 2025 and were eligible to earn cash bonuses based upon the achievement of certain corporate performance goals as described in the section titled "Annual Cash Incentive" of the Compensation Discussion and Analysis above.
(2)This column sets forth the number of shares of common stock underlying the PSUs that were granted to the NEOs. If performance-based vesting conditions with respect to such PSU awards are not satisfied, such awards will not vest, and the NEOs will not receive any shares of Common Stock with respect to such awards. Once the performance-based vesting conditions are achieved and the time-based vesting periods are complete, the full amount of the PSUs will become vested and payable to the NEOs. See section titled “Equity-Based Incentives” of the Compensation Discussion & Analysis above and footnotes (3) and (4) below for further information.
(3)The amounts disclosed reflect the number of PSUs granted to Messrs. Lyle, Gray, and Diamond on December 8, 2024 and to Mr. Gafke on April 24, 2025. The PSUs will vest in equal annual installments over a period of three years from the respective date of grant should certain performance metrics be achieved during the applicable Performance Period. For additional details, see sections titled “Fiscal 2025 Annual Equity Incentive Opportunities” and “New CEO and COO Equity Awards” of the Compensation Discussion & Analysis above.
(4)The amounts disclosed reflect the number of PSUs granted to Mr. West on October 1, 2024. 75% of the PSUs will vest in equal annual installments over a period of three years from the date of grant should certain performance metrics be achieved during the applicable Performance Period. 25% of the PSUs will vest over a five-year period from the date of grant should certain performance metrics be achieved during the performance period. For additional details see sections titled “New CEO and COO Equity Awards” of the Compensation Discussion & Analysis above.
(5)The amounts disclosed reflect the number of RSUs granted to Mr. West on October 1, 2024, Messrs. Lyle, Gray, and Diamond on December 8, 2024, and Mr. Gaffke on April 24, 2025. The RSUs will vest in four equal annual installments over each of the first four anniversaries of the respective date of grant subject to the NEOs’ continued employment on each applicable vesting date.
(6)The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and PSU award computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the SEC on December 11, 2025.
Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table
For a narrative discussion of the Summary Compensation Table and the Grants of Plan-Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis of this Proxy Statement. In addition, below is a description of the material compensation-related terms of all employment arrangements in effect during the fiscal year ended September 30, 2025 with our NEOs, including annual base salaries during the fiscal year ended September 30, 2025 as well as their current annual base salaries. For a description of the payments and benefits that would be provided to our NEOs

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in connection with a termination of their employment or a change of control, see the section below entitled “Potential Payments upon Termination or Change in Control.”
Edward H. West
In October 2024, we entered into an employment relationship with Edward H. West, our Chief Executive Officer. Mr. West’s annual base salary during our 2025 fiscal year was $500,000 and his current annual base salary is $500,000. He is eligible to participate in the company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. West is also entitled to receive certain severance payments and benefits in the event that his employment is involuntarily terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments upon Termination or Change in Control.”
David Lyle
In January 2024, we entered into an employment relationship with David Lyle, our Chief Financial Officer. Mr. Lyle’s annual base salary during our 2025 fiscal year was $425,000 and his current annual base salary is $425,000. He is eligible to participate in the company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Lyle is also entitled to receive certain severance payments and benefits in the event that his employment is involuntarily terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments upon Termination or Change in Control.”
Garrett Gafke
In April 2025, we entered into an employment relationship with Garrett Gafke, our Chief Operating Officer. Mr. Gafke’s annual base salary during our 2025 fiscal year was $425,000 and his current annual base salary is $425,000. He is eligible to participate in the company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Gafke is also entitled to receive certain severance payments and benefits in the event that his employment is involuntarily terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments upon Termination or Change in Control.”
Jason L. Gray
In January 2023, we entered into an employment relationship with Jason L. Gray, our Chief Legal Officer, Chief Compliance Officer and Corporate Secretary. Mr. Gray’s annual base salary during our 2025 fiscal year was $400,000 and his current annual base salary is $400,000. He is eligible to participate in the company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Gray is also entitled to receive certain severance payments and benefits in the event that his employment is involuntarily terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments upon Termination or Change in Control.”
Michael E. Diamond
In June 2012, we entered into a letter agreement with Michael E. Diamond, our Senior Vice President, Digital Banking. Mr. Diamond’s annual base salary during our 2025 fiscal year was $375,000 and his current annual base salary is $375,000. He is eligible to participate in the company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Diamond is also entitled to receive certain severance payments and benefits in the event that his employment is involuntarily terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments upon Termination or Change in Control.”

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Outstanding Equity Awards at Fiscal Year-End
The table below sets forth the outstanding equity awards held by the NEOs as of September 30, 2025:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable		Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested(2)
Edward H. West	—		—	$—	N/A	187,427	(3)	$1,831,162	—		—
	—		—	—	N/A	—		—	115,917	(4)	$1,132,509
	—		—	—	N/A	—		—	747,837	(5)	$7,306,358
David Lyle	—		—	—	N/A	43,639	(6)	$426,353	—		—
	—		—	—	N/A	—		—	29,093	(7)	$284,239
	—		—	—	N/A	66,225	(8)	$647,018	—		—
	—		—	—	N/A	—		—	33,113	(9)	$323,514
Garrett Gafke	—		—	—	N/A	120,192	(10)	$1,174,276	—		—
	—		—	—	N/A	—		—	180,288	(11)	$1,761,414
Jason L. Gray	32,861	(12)	—	$8.60	11/15/27	—		—	—		—
	30,313	(13)	—	$9.50	11/6/28	—		—	—		—
	—		—	—	N/A	51,844	(14)	$506,516	—		—
	—		—	—	N/A	—		—	34,563	(15)	$337,676
	—		—	—	N/A	46,909	(8)	$458,301	—		—
	—		—	—	N/A	—		—	23,455	(9)	$229,155
Michael E. Diamond	40,215	(13)	—	$9.50	11/6/28	—		—	—		—
	—		—	—	N/A	5,163	(16)	$50,443	—		—
	—		—	—	N/A	12,220	(17)	$119,389	—		—
	—		—	—	N/A				8,146	(18)	$79,586
	—		—	—	N/A	26,433	(19)	$258,250	—		—
	—		—	—	N/A				17,622	(20)	$172,162
	—		—	—	N/A	55,187	(8)	$539,177	—		—
	—		—	—	N/A				27,594	(9)	$269,593
(1)The option awards expire 10 years from the date of grant, and may be subject to earlier expiration in connection with a termination of employment.
(2)The closing price of our common stock on the Nasdaq Capital Market as of September 30, 2025 was $9.77 per share.
(3)The shares subject to the RSU award vest over a period of four years from October 1, 2024, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on October 1, 2028.
(4)The shares subject to the PSU award may vest over a period of five years from October 1, 2024, the date of grant, subject to the achievement of certain share-price related performance criteria and the NEO's continuous employment through the applicable vesting date. The shares subject to the PSU award are presented at threshold-level of achievement.
(5)The shares subject to the PSU award vest over a period of three years from October 1, 2024, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on October 1, 2027, subject to the achievement of annual performance criteria and the NEO's continuous employment through the applicable vesting date. A portion of the shares may vest during a later Performance Period based on cumulative performance measured over the current and all previous performance periods. The shares subject to the PSU award are presented at maximum-level of achievement. As detailed further in the section titled “New CEO and COO Equity Awards” of the Compensation Discussion and Analysis above, the first tranche of this PSU award vested on October 1, 2025.
(6)The shares subject to the RSU award vest over a period of four years from January 2, 2024, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on January 2, 2028.
(7)The shares subject to the PSU award vest over a period of three years from January 2, 2024, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to

PROPOSAL 3
the NEO's continuous employment through the applicable vesting date, and will be fully vested on January 2, 2027, subject to the achievement of annual performance criteria. A portion of the shares may also vest during a later Performance Period based on cumulative performance measured over the current and all previous performance periods. The amount disclosed reflects a number of shares subject to the PSU award assuming the attainment of threshold-level of achievement.
(8)The shares subject to the RSU award vest over a period of four years from December 8, 2024, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on December 8, 2028.
(9)The shares subject to the PSU award vest over a period of three years from December 8, 2024, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on December 8, 2027, subject to the achievement of annual performance criteria. The amount disclosed reflects a number of shares subject to the PSU award assuming the attainment of threshold-level of achievement.
(10)The shares subject to the RSU award vest over a period of four years from April 25, 2025, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on April 25, 2029.
(11)The shares subject to the PSU award vest over a period of three years from April 25, 2025, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on April 25, 2028, subject to the achievement of annual performance criteria. The amount disclosed reflects a number of shares subject to the PSU award assuming the attainment of threshold-level of achievement.
(12)The shares subject to the option award were fully vested as of November 15, 2021.
(13)The shares subject to the option award were fully vested as of November 6, 2022.
(14)The shares subject to the RSU award vest over a period of four years from December 10, 2023, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on December 10, 2027.
(15)The shares subject to the PSU award vest over a period of three years from December 10, 2023, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on December 10, 2026, subject to the achievement of annual performance criteria. A portion of the shares may also vest during a later Performance Period based on cumulative performance measured over the current and all previous performance periods. The amount disclosed reflects a number of shares subject to the PSU award assuming the attainment of threshold-level of achievement.
(16)The shares subject to the RSU award vest over a period of four years from November 26, 2021, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on November 26, 2025.
(17)The shares subject to the RSU award vest over a period of four years from November 30, 2022, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on November 30, 2026.
(18)The shares subject to the PSU award vest over a period of three years from November 30, 2022, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on November 30, 2025, subject to the achievement of the annual performance criteria. A portion of the shares may also vest during a later Performance Period based on cumulative performance measured over the current and all previous performance periods. The amount disclosed reflects a number of shares subject to the PSU award assuming the attainment of threshold-level of achievement.
(19)The shares subject to the RSU award vest over a period of four years from December 1, 2023, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on December 1, 2027.
(20)The shares subject to the PSU award vest over a period of three years from December 1, 2023, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments subject to the NEO's continuous employment through the applicable vesting date, and will be fully vested on December 1, 2026, subject to the achievement of annual performance criteria. A portion of the shares may also vest during a later Performance Period based on cumulative performance measured over the current and all previous performance periods. The amount disclosed reflects a number of shares subject to the PSU award assuming the attainment of threshold-level of achievement.

PROPOSAL 3
Option Exercises and Stock Vested
The following table sets forth information regarding exercise of option awards and vesting of shares underlying RSUs for our NEOs for the fiscal year ended September 30, 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Edward H. West	—	$—	—	$—
David Lyle	—	—	14,546	158,260
Garrett Gafke	—	—	—	—
Jason L. Gray	—	—	17,281	157,948
Michael E. Diamond	28,627	15,696	23,777	221,528
(1)The value realized equals the number of shares acquired on exercise multiplied by the difference between the per share closing price of the company’s common stock on the date of exercise and the per share exercise price of the option.
(2)Amounts include shares tendered to us for payment of payroll tax obligations.
(3)The value realized equals the number of shares vested multiplied by the per share closing price of the company’s common stock on the date of vesting.
Pension Benefits, Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation
No pension benefits were paid to any of our NEOs during the fiscal year ended September 30, 2025. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.
Potential Payments upon Termination or Change in Control
Edward H. West
On October 1, 2024, we entered into an Employment Agreement with Edward H. West, our Chief Executive Officer, which also provides severance and other post-termination benefits in connection with certain termination events (the “West Severance Plan”).
Under the terms of the West Severance Plan, if we terminate Mr. West’s employment without Cause (as defined below) or if Mr. West resigns for Good Reason (as defined below), Mr. West would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of such termination event; (ii) a lump-sum cash amount equal to 150% of Mr. West’s annual base salary and bonus based on target then in effect (without giving effect to any reduction that gives rise to such resignation for Good Reason); (iii) a lump-sum cash amount equal to eighteen months of premium payments for continuation coverage under the company’s health plans for Mr. West and his dependents; (iv) accelerated vesting of all time-based RSUs that would otherwise vest had Mr. West remained employed for an additional eighteen months; and (v) a lump-sum cash amount equal to a pro-rated portion of bonus based on actual performance for the fiscal year in which Mr. West's employment terminated and the time he was employed in the fiscal year.
In addition, the West Severance Plan provides that in the event that during the four month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the company terminates Mr. West’s employment without Cause or if Mr. West resigns for Good Reason, Mr. West would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of such termination event; (ii) a lump-sum cash amount equal to 200% of Mr. West’s annual base salary and bonus based on target then in effect (without giving effect to any reduction that gives rise to a termination for Good Reason); (iii) a lump-sum cash amount equal to twenty-four months of premium payments for continuation coverage under the company’s health plans for Mr. West and his dependents; (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. West, with PSUs vesting at target; and (v) a lump-sum cash amount equal to a pro-rated portion of bonus for the fiscal year in which the Change of

PROPOSAL 3
Control occurred based on target and pro-rated for the days in the fiscal year prior to the consummation of the Change of Control.
Additionally, the West Severance Plan provides that in the event Mr. West's employment is terminated by the company due to his disability (as determined by the company in good faith), Mr. West would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of such termination event; (ii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. West and his dependents; (iii) accelerated vesting of all time-based RSUs that would otherwise vest had Mr. West remained employed for an additional eighteen months; (iv) a lump-sum cash amount equal to a portion of Mr. West's annual cash incentive bonus for the fiscal year in which Mr. West's employment terminates assuming target performance and pro-rated for the number of days he was employed during such fiscal year.
Finally, the West Severance Plan provides that in the event of Mr. West's death, Mr. West's estate would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the date of termination; (ii) accelerated vesting of all time-based RSUs that would otherwise vest had Mr. West remained employed for an additional eighteen months; and (iii) a lump-sum cash amount equal to a portion of Mr. West's annual cash incentive bonus for the fiscal year in which Mr. West's employment terminates assuming target performance and pro-rated for the number of days he was employed during the fiscal year.
The timing of severance payments and benefits under the West Severance Plan can be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the code ("Section 409A"). The West Severance Plan also provides for the reduction of any severance payments and benefits to Mr. West to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G of the Code ("Section 280G").
David Lyle
On January 2, 2024, we entered into an Executive Severance and Change of Control Plan with David Lyle, our Chief Financial Officer (the “Lyle Severance Plan”).
Under the terms of the Lyle Severance Plan, if we terminate Mr. Lyle’s employment without Cause (as defined below) or if Mr. Lyle resigns for Good Reason (as defined below), Mr. Lyle would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of such termination event; (ii) a lump-sum cash amount equal to 100% of Mr. Lyle’s annual base salary then in effect; and (iii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. Lyle and his dependents.
In addition, the Lyle Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the company involuntarily terminated Mr. Lyle’s employment without Cause or if Mr. Lyle terminated his employment with the company for Good Reason, Mr. Lyle would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Lyle’s annual base salary then in effect; (iii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. Lyle and his dependents; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Lyle.
The timing of severance payments and benefits under the Lyle Severance Plan can be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Lyle Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Lyle to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.
Garrett Gafke
On April 25, 2025, we entered into an Employment Agreement with Garrett Gafke, our Chief Operating Officer, which also includes severance and Change of Control provisions (the “Gafke Severance Plan”).

PROPOSAL 3
Under the terms of the Gafke Severance Plan, if we terminated Mr. Gafke’s employment involuntarily without Cause (as defined below) or if Mr. Gafke terminated his employment for Good Reason (as defined below), Mr. Gafke would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Gafke’s annual base salary and bonus based on target then in effect (without giving effect to any reduction that gives rise to a Mr. Gafke's resignation for Good Reason); (iii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. Gafke and his dependents; and (iv) a lump-sum cash amount equal to a pro-rated portion of bonus based on actual performance for the fiscal year in which Mr. Gafke's employment terminated and the time he was employed in the fiscal year.
In addition, the Gafke Severance Plan provides that in the event that during the four month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the company involuntarily terminated Mr. Gafke’s employment without Cause or if Mr. Gafke terminated his employment with the company for Good Reason, Mr. Gafke would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 150% of Mr. Gafke’s annual base salary bonus based on target then in effect (without giving effect to any reduction that gives rise to Mr. Gafke's resignation for Good Reason); (iii) a lump-sum cash amount equal to eighteen months of premium payments for continuation coverage under the company’s health plans for Mr. Gafke and his dependents; (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Gafke, with PSUs vesting assuming target performance was attained; and (v) a lump-sum cash amount equal to a portion of Mr. Gafke's annual cash incentive bonus for the fiscal year in which the Change of Control occurred assuming target performance and pro-rated for the number of days employed during the fiscal year prior to the consummation of the Change of Control.
Additionally, the Gafke Severance Plan provides that in the event Mr. Gafke's employment is terminated by the company due to his disability (as determined by the company in good faith), Mr. Gafke would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the date of termination; (ii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. Gafke and his dependents; (iii) a lump-sum cash amount equal to a portion of Mr. Gafke's annual cash incentive bonus for the fiscal year in which Mr. Gafke's employment terminated based on actual performance through the effective date of such termination event and pro-rated for the time he was employed in the fiscal year.
Finally, the Gafke Severance Plan provides that in the event of Mr. Gafke's death, Mr. Gafke's estate would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the date of termination; and (ii) a lump-sum cash amount equal to a portion of Mr. Gafke's annual cash incentive bonus for the fiscal year in which Mr. Gafke's employment terminates based on actual performance through the effective date of such termination event and pro-rated for the number of days he was employed during the fiscal year.
The timing of severance payments and benefits under the Gafke Severance Plan can be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Gafke Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Gafke to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.
Jason L. Gray
On December 2, 2023, we entered into an Executive Severance and Change of Control Plan with Jason L. Gray, our Chief Legal Officer, Chief Compliance Officer and Corporate Secretary (the “Gray Severance Plan”).
Under the terms of the Gray Severance Plan, if we terminate Mr. Gray’s employment without Cause (as defined below) or if Mr. Gray resigns for Good Reason (as defined below), Mr. Gray would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Gray’s annual base salary then in effect; and (iii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. Gray and his dependents.
In addition, the Gray Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the company terminates Mr. Gray’s employment without Cause or if Mr. Gray resigns for Good Reason, Mr. Gray would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Gray’s annual base salary then in effect; (iii) a lump-sum cash amount equal to twelve months of premium payments for continuation coverage under the company’s health plans for Mr. Gray and his dependents; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Gray.

PROPOSAL 3
The timing of severance payments and benefits under the Gray Severance Plan can be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Gray Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Gray to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.
Michael E. Diamond
On August 10, 2017, we entered into an Executive Severance and Change of Control Plan with Michael E. Diamond, our Senior Vice President, Digital Banking (the “Diamond Severance Plan”).
Under the terms of the Diamond Severance Plan, if we terminate Mr. Diamond’s employment without Cause (as defined below) or if Mr. Diamond resigns for Good Reason (as defined below), Mr. Diamond would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Diamond’s annual base salary then in effect (without giving effect to any reduction that gives rise to Mr. Diamond's resignation for Good Reason); and (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the company’s health plans for Mr. Diamond and his dependents, excluding any flexible spending account.
In addition, the Diamond Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the company terminates Mr. Diamond’s employment without Cause or if Mr. Diamond resigns for Good Reason, Mr. Diamond would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of such termination event; (ii) a lump-sum cash amount equal to 100% of Mr. Diamond’s annual base salary then in effect (without giving effect to any reduction that gives rise to Mr. Diamond's resignation for Good Reason); (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the company’s health plans for Mr. Diamond and his dependents, excluding any flexible spending account; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Diamond.
The timing of severance payments and benefits under the Diamond Severance Plan can be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Diamond Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Diamond to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.
For purposes of each of the foregoing severance plans:
•“Cause” generally means: (i) any material failure on the part of the executive to faithfully and professionally carry out his duties, subject to a 10-day cure period; (ii) the executive’s dishonesty or other willful misconduct (or in the case of the West Employment Agreement, other intentional misconduct), if such dishonesty or other willful misconduct (or in the case of the West Employment Agreement, other intentional misconduct), is intended to or likely to materially injure the business of the company (and in the case of the West Employment Agreement, materially injure the reputation of the company); (iii) the executive’s conviction of any felony or of any other crime, in each case, involving moral turpitude; (iv) the executive’s insobriety or illegal use of drugs, chemicals or controlled substances in the course of performing his duties and responsibilities or otherwise materially affecting his ability to perform the same; and (v) any wanton or willful dereliction of duties by the executive. In addition to the foregoing, under the West Employment Agreement, “Cause” also means the executive’s material breach of any written agreement with the company or any of its affiliates or material violation of the company’s Code of Business Conduct or any other material written policy of the company.
•“Good Reason” generally means: (i) the company’s breach of any of the material terms of the severance plan; (ii) except under Mr. West's Employment Agreement, the company’s relocating its offices at which the executive is initially principally employed to a location either outside of the United States or more than 50 miles from both the executive’s residence and the offices of the company, and that reassignment materially and adversely affects the executive’s commute and the executive is required to commute to such location without the executive’s written consent; (iii) a material diminution in the executive’s duties or responsibilities or conditions of employment (or in the case of the West Employment Agreement, authority); from those in effect on the effective date of the severance plan; (iv) any reductions which, in the aggregate, are more than 10% of the executive’s base salary in effect when any reduction is first imposed without the executive’s consent (other than such a reduction or reductions applicable generally to other senior executives of the company) (or in the case of the West Employment Agreement, a reduction of Mr. West’s base salary or reduction of Mr. West’s target bonus opportunity without his consent); provided, however, that the executive must provide the company with written notice of the executive’s intent to terminate his employment and a description of the event which the executive believes constitutes Good Reason within 60 days after the initial existence of the event, subject to a 30-day

PROPOSAL 3
cure period in favor of the company, and if the default is not cured, the executive must terminate within 90 days of the end of the cure period.
•“Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act) (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of our then outstanding securities (“Company Voting Securities”); (ii) the consummation of a share exchange or a merger or consolidation of the company, where the Persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such transaction do not beneficially own more than 50% of the voting securities of the Company or the Acquiring Company (as defined in the applicable agreement) immediately after such transaction in substantially the same proportions as their ownership of Company Voting Securities immediately prior to such transaction; (iii) a sale or other disposition of all or substantially all of our assets; or (iv) such time as the Continuing Directors (as defined in the applicable agreement or severance Plan) do not constitute at least a majority of the board (or, if applicable, of the board of directors of a successor to the Company).
The table below estimates the amount of compensation and benefits to be provided to each of our NEOs in the event of termination of such executive’s employment under certain circumstances. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment, or a change of control had the termination occurred on September 30, 2025, the last business day of the fiscal year. The actual amounts can only be determined at the time of such executive’s separation from the company.
In the table below, the assumed payouts for the accelerated vesting of RSUs and PSUs were calculated by multiplying $9.77, which was the per share closing price of our common stock on the Nasdaq Capital Market as of September 30, 2025, by the number of RSUs and PSUs which would become vested if the termination of employment or Change of Control had occurred on September 30, 2025, with PSUs reflected at target payout. These assumed payouts are determined for SEC disclosure purposes only and are not necessarily indicative of the actual benefit the executive would receive.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation for Good Reason		Change of Control Involuntary Termination Without Cause or Resignation for Good Reason		Disability		Death
Edward H. West	Base Salary	$750,000	(1)	$1,000,000	(2)	$—		$—
	Bonus	750,000	(1)	1,000,000	(2)	—		—
	Equity Plans	915,581	(3)	9,014,974	(4)	915,581	(3)	915,581	(3)
	Health Benefits	38,033	(5)	50,711	(5)	25,355	(5)	—
David Lyle	Base Salary	425,000	(6)	425,000	(6)	—		—
	Equity Plans	—		2,288,857	(7)	—		—
	Health Benefits	25,355	(8)	25,355	(8)	—		—
Garrett Gafke	Base Salary	425,000	(6)	637,500	(1)	—		—
	Bonus	318,750	(6)	478,125	(1)	—		—
	Equity Plans	—		4,697,103	(9)	—		—
	Health Benefits	36,158	(10)	54,238	(10)	36,158	(10)	—
Jason L. Gray	Base Salary	400,000	(6)	400,000	(6)	—		—
	Equity Plans	—		2,098,469	(11)	—		—
	Health Benefits	11,598	(8)	11,598	(8)	—		—
Michael E. Diamond	Base Salary	375,000	(6)	375,000	(6)	—		—
	Equity Plans	—		2,009,933	(12)	—		—
	Health Benefits	19,226	(8)	19,226	(8)	—		—

PROPOSAL 3
(1)Amount represents 150% of the executive’s annual base salary or bonus in effect as of September 30, 2025.
(2)Amount represents 200% of the executive’s annual base salary or bonus in effect as of September 30, 2025.
(3)Amount represents accelerated vesting of 93,713 unvested RSUs as of September 30, 2025.
(4)Amount represents accelerated vesting of 187,427 unvested RSUs and 735,293 unvested PSUs as of September 30, 2025.
(5)Amount represents a payment equal to the cost of continued coverage under the company’s health plans for 18 months if terminated without Cause or for Good Reason, 24 months if terminated without Cause or for Good Reason connected with Change of Control, and 12 months if terminated due to Disability.
(6)Amount represents 100% of the executive’s annual base salary or bonus in effect as of September 30, 2025.
(7)Amount represents accelerated vesting of 109,864 unvested RSUs and 124,410 unvested PSUs as of September 30, 2025.
(8)Amount represents a payment equal to the cost of continued coverage under the company’s health plans for 12 months.
(9)Amount represents accelerated vesting of 120,192 unvested RSUs and 350,576 unvested PSUs as of September 30, 2025.
(10)Amount represents a payment equal to the cost of continued coverage under the company’s health plans for 12 months if terminated without Cause, for Good Reason, or due to Disability, and 18 months if terminated without Cause or for Good Reason connected with Change of Control.
(11)Amount represents accelerated vesting of 98,753 unvested RSUs and 116,034 unvested PSUs as of September 30, 2025.
(12)Amount represents accelerated vesting of 99,003 unvested RSUs and 106,722 unvested PSUs as of September 30, 2025.
Human Capital Committee Interlocks and Insider Participation
During the 2025 fiscal year, James D. Fay, James C. Hale, Kimberly S. Stevenson and Rahul Gupta served on the human capital committee. None of these directors had at any time been an officer of the company. During the 2025 fiscal year, no interlocking relationship existed between the board or the human capital committee and the board of directors, compensation committee or human resources committee, as appropriate, of any other entity.

PROPOSAL 3
Principal Executive Officer ("PEO") Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we prepared the ratio of the annual total compensation of our PEO to the median employee’s annual total compensation, by comparing the total compensation of Mr. West, our PEO, against that of our median employee identified as of July 31, 2025. For the year ended September 30, 2025, total compensation for Mr. West was $9,414,057, as reported in the "Total" column of the Summary Compensation Table on page 51. The median employee’s (excluding the PEO) annual total compensation for 2025 was $93,795. Based on the foregoing, our estimate of the ratio of the annual total compensation of our PEO to the annual total compensation of our median employee was 100 to 1.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to choose from a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.
Our PEO to median employee ratio is a reasonable estimate calculated in a manner that is consistent with SEC rules based on a combination of compensation data from global payroll and human resources records and using the methodology, assumptions and estimates described below.
In identifying our median employee, we used the annual base salary for each employee included in the company’s payroll and other compensation records. All compensation amounts were annualized for permanent employees who did not work for the entire year, such as new hires and employees on paid or unpaid leaves of absence. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling. We captured employees as of July 31, 2025, consisting of approximately 607 individuals located worldwide (approximately 429 of which are located internationally). We did not exclude any employees from our determination of the median employee.
During fiscal 2025, we paid our non-US employees in local foreign currency, which included Euros and British pound sterling. Amounts were converted into U.S. Dollars based on applicable exchange rates as of July 31, 2025 for purposes of calculating the PEO to median employee ratio.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (the “CAP”) to our principal executive officer (“PEO”) and our other NEOs (the “Non-PEO NEOs”) and certain financial performance of the company. The CAP does not reflect the actual amount of compensation earned, realized or received by the PEOs or Non-PEO NEOs during the applicable fiscal year.
The following table shows the past five fiscal years’ total compensation for our PEO, and on an average basis, our NEOs for the past five fiscal years as set forth in the “Summary Compensation Table”, the CAP to our PEO, and on an average basis, our Non-PEO NEOs (in each case, as determined under SEC rules), our total shareholder return (“TSR”), the TSR for companies in the Nasdaq-100 Technology Sector Index, our net income, and our Company-Selected Measure, revenue. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation—Compensation Discussion and Analysis” on page 36 of this Proxy Statement.

Fiscal Year	Summary Compensation Table Total for PEO - West(1)	Compensation Actually Paid to PEO - West(4)	Summary Compensation Table Total for PEO - Carnecchia(2)	Compensation Actually Paid PEO - Carnecchia(4)	Summary Compensation Table Total for PEO - Carter(3)	Compensation Actually Paid to PEO - Carter(4)	Average Summary Compensation Table Total for non-PEO NEOs(5)	Average Compensation Actually Paid to non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based On:		Net Income(9) ($ thousands)	Revenue (10) ($ thousands)
									Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)
2025	$9,414,057	$9,941,865	$—	$—	$—	$—	$2,480,916	$3,095,272	$76.69	$196.00	$8,796	$179,691
2024	—	—	4,267,012	(1,547,422)	1,336,170	938,417	1,499,889	1,145,754	68.05	163.13	3,278	172,083
2023	—	—	2,890,477	3,499,765	—	—	968,783	1,069,903	84.14	124.02	8,027	172,552
2022	—	—	4,935,709	(264,226)	—	—	1,097,940	337,407	71.90	89.41	3,694	144,804
2021	—	—	3,142,487	9,567,265	—	—	943,037	1,492,359	145.21	134.44	7,978	119,797

PROPOSAL 3
(1)The dollar amounts reported in this column are the amounts of total compensation reported for Edward H. West (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table” for additional information.
(2)The dollar amounts reported in this column are the amounts of total compensation reported for Scipio "Max" Carnecchia (our former Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table” for additional information.
(3)The dollar amounts reported in this column are the amounts of total compensation reported for Scott Carter (our former Interim Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table” for additional information.
(4)The dollar amounts reported in these columns represent CAP for each PEO, as calculated in accordance with Item 402(v) of Regulation S-K. They do not reflect actual compensation earned by or paid to each PEO during the applicable year, and differ from “Total Compensation” as set forth in the Summary Compensation Tables for each applicable year as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
The following table details how CAP is determined for each PEO for the applicable year:

PEO	Edward H. West	Scipio "Max" Carnecchia				Scott Carter
Fiscal Year	2025	2024	2023	2022	2021	2024
Summary Compensation Table Total	$9,414,057	$4,267,012	$2,890,477	$4,935,709	$3,142,487	$1,336,170
Deduct: Value of equity awards reported in Summary Compensation Table	(7,902,361)	(2,992,325)	(1,971,333)	(4,025,989)	(1,965,407)	(828,086)
Add: Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	8,430,169	—	2,121,544	1,993,329	3,233,450	444,040
Add: Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	—	—	450,314	(2,373,751)	4,946,721	(104,062)
Add: Fair value as of the vesting date of vested awards granted in current fiscal year	—	—	—	—	—	—
Add/Deduct: Year over year change in fair value of equity awards granted in prior years that vested in the year	—	108,826	8,763	(793,524)	210,014	90,355
Subtract: Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	(2,930,935)	—	—	—	—
Compensation Actually Paid	$9,941,865	$(1,547,422)	$3,499,765	$(264,226)	$9,567,265	$938,417
(5)The dollar amounts reported in this column represent the average of the amounts reported for the non-PEO NEOs as a group (excluding Messr. West, Carnecchia, and Carter) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal year 2025, David Lyle, Garrett Gafke, Jason L. Gray, and Michael E. Diamond; (ii) for fiscal year 2024, David Lyle, Michael E. Diamond, Christopher Briggs, and Jason L. Gray; (iii) for fiscal year 2023, Frank Teruel, Michael Diamond, Christopher Briggs, Fuad Ahmad, and Scott Carter; (iv) for fiscal year 2022, Frank Teruel, Michael E. Diamond, Stephen Ritter and Scott Marcus; and (v) for fiscal year 2021, Frank Teruel, Jeffrey Davison, Michael E. Diamond, Jason L. Gray, and Stephen Ritter. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table” for additional information.
(6)The dollar amounts reported in these columns represents the average CAP for the Non-PEO NEOs, as calculated in accordance with Item 402(v) of Regulation S-K. They do not reflect actual compensation earned by or paid to the Non-PEO NEOs during the applicable year, and differ from “Total Compensation” as set forth in the Summary Compensation Tables for each applicable year as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
The following table details how CAP is determined for the non-PEO NEOs as a group for the applicable year:

Fiscal Year	2025	2024	2023	2022	2021
Summary Compensation Table Total	$2,480,916	$1,499,889	$968,783	$1,097,940	$943,037
Deduct: Value of equity awards reported in Summary Compensation Table	(1,762,491)	(890,081)	(407,708)	(643,644)	(430,165)
Add: Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	2,263,443	592,500	461,257	352,010	556,942
Add: Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	110,358	(83,624)	51,677	(379,700)	273,505
Add: Fair value as of the vesting date of vested awards granted in current fiscal year	—	—	—	—	—
Add/Deduct: Year over year change in fair value of equity awards granted in prior years that vested in the year	3,046	27,070	3,027	(89,199)	149,040
Subtract: Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	—	(7,133)	—	—
Compensation Actually Paid	$3,095,272	$1,145,754	$1,069,903	$337,407	$1,492,359

PROPOSAL 3
(7)Cumulative TSR is calculated by (i) dividing the difference between the company’s share price at the end and the beginning of the measurement period and the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and by (ii) the company’s share price at the beginning of the measurement period.
(8)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group for this purpose is the NASDAQ - 100 Technology Sector Index and is the same peer group used by the company in the Stock Performance Graph in Part II, Item 5 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (the “Peer Group”).
(9)The dollar amounts reported represent the amount of net income reflected in the company’s audited financial statements for the applicable year.
(10)While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation program, the company has determined that revenue is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link the CAP to the company’s NEOs, for the most recently completed fiscal year. The dollar amounts reported represent the amount of revenue reflected in the company’s audited financial statements for the applicable year.
Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” above, the company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. Below is an unranked list of the most important financial performance measures that we use to link Compensation Actually Paid to the company’s NEOs for the most recently completed fiscal year to the company’s performance:
•Revenue;
•Adjusted EBITDA; and
•Relative Total Shareholder Return.
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
CAP and Company’s TSR versus Peer TSR
The following graph depicts the relationship between the CAP of our PEO, the average of CAP of our Non-PEO NEOs, and the company’s cumulative TSR over the five most recently completed fiscal years. In addition, the graph depicts the overall performance of the company’s TSR as compared to the TSR of the Peer Group.

PROPOSAL 3
CAP and Net Income
The following graph depicts the relationship between CAP for our PEO, the average of CAP for our Non-PEO NEOs, and the company’s net income over the five most recently completed fiscal years.

CAP and Revenue
The following graph depicts the relationship between CAP for our PEO, the average of CAP for our Non-PEO NEOs, and the company’s revenue over the five most recently completed fiscal years.

PROPOSAL 3
Human Capital Committee Report
The human capital committee of our board of directors has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the human capital committee recommended to the board of directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.
Human Capital Committee
Kimberly S. Stevenson, Chair
James D. Fay
Rahul Gupta

This foregoing report of the human capital committee shall not be deemed to be “soliciting material,” or “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Proposal No. 4 - Approval of the Company's Amended and Restated Employee Stock Purchase Plan
Introduction
The company's Employee Stock Purchase Plan (the “ESPP”) was originally approved by stockholders at the company's 2018 Annual Meeting of Stockholders. On January 20, 2026, the board approved the company's Amended and Restated Employee Stock Purchase Plan (the "Amended ESPP") in order to add shares to the plan and extend the term of the ESPP.
Under the Amended ESPP, we may grant our employees and employees of designated subsidiaries the opportunity to purchase shares of our common stock through accumulated payroll deductions. The purpose of the Amended ESPP is to facilitate purchases of our common stock by employees and to encourage employees to remain in the employment of the company. The Amended ESPP allows eligible employees to purchase common stock of the company through payroll deductions at 85 percent of the lower of the market price on the first day or the last day of semi-annual offering periods. The Amended ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423.
Why You Should Vote for the Amended ESPP
The Amended ESPP is an Important Benefit to our Employees and Aligns Incentives with our Stockholders. The board of directors is requesting that our stockholders approve the Amended ESPP because we believe the Amended ESPP is an important and valued benefit to our employees and want to continue to be able to make it available to our employees. The board believes that it is important that our employees be allowed to contribute a percentage of their compensation to the purchase of the company's stock at a discount which provides for an alignment between our employees financial interests and those of our other stockholders.
Also, our Amended ESPP is broad-based, which has worked to build stockholder value by attracting and retaining talented employees. We believe we must continue to offer a competitive equity participation plan in order to attract and motivate talent necessary for our growth and success.
The Amended ESPP Will No Longer Have Shares Available for Grant. Under our current forecasts, the Amended ESPP will run out of shares imminently and we will not be able to continue to offer this benefit to our employees. This assumes that our employees participate at their historical levels and our stock price remains generally consistent with our current stock price.
Description of the Amended ESPP
A summary of the principal features of the Amended ESPP is set forth below and is qualified in its entirety by the terms of the Amended ESPP, which is attached to this Proxy Statement as Appendix B.
ADMINISTRATION
The Amended ESPP is administered by the board or its designee. The plan administrator has broad authority to administer and construe the Amended ESPP and to make determinations with respect to awards, eligible participants, designated subsidiaries and other matters pertaining to plan administration.
COMMON STOCK RESERVED FOR ISSUANCE UNDER THE ESPP
A total of 1,000,000 shares of our common stock had previously been authorized for grant under the ESPP, and we are asking for approval of an additional 1,000,000 shares under the ESPP Amendment. There are 6,020 shares remaining available for purchase under the plan as of January 16, 2026.

PROPOSAL 4
PARTICIPATING SUBSIDIARIES
The plan administrator may designate certain of our subsidiaries as participating subsidiaries in the Amended ESPP and may change these designations from time to time.
ELIGIBLE EMPLOYEES
Subject to certain limitations imposed by Section 423(b) of the Code, any person who is employed by the company (or any designated subsidiary) as of the commencement of an offering period under the ESPP and is customarily employed for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the offering period. Eligible employees may become participants in the Amended ESPP by delivering to the company a subscription agreement authorizing payroll deductions on or before the first day of the applicable offering period. As of January 16, 2026, most of the company’s 572 employees, including all current executive officers, were eligible to participate in the ESPP.
PAYROLL DEDUCTIONS
The purchase price for the shares is accumulated through payroll deductions during each offering period. Payroll deductions commence on the first payday following the commencement of an offering period and end on the last exercise date of the offering period, unless sooner terminated as provided in the Amended ESPP. A participant may not authorize deductions of more than 15% or less than 1% of the participant’s eligible compensation, which is defined under the Amended ESPP to include all base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation) and payments for overtime, but exclusive of payments for bonus compensation, equity compensation and other similar compensation for a given offering period. The administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of compensation for an offering period. The company may limit a participant’s payroll deductions in any calendar year as necessary to avoid accumulating an amount in excess of the maximum amount the Code permits to be applied toward the purchase of shares in any offering under the Amended ESPP. A participant may discontinue participating in the Amended ESPP, or may decrease the rate of payroll deductions during any offering period. Upon withdrawal from the Amended ESPP, the company will refund, without interest, the participant’s accumulated payroll deductions not previously applied to the purchase of shares.
OFFERING PERIODS
The Amended ESPP provides for consecutive and overlapping 24-month offering periods (or such shorter period as may be determined by the administrator), with a new offering period commencing on or about February 14 and August 15 of each year (or on such other date as the administrator may determine). The administrator may generally change the duration of any offering period without stockholder approval, provided that no offering period may exceed 27 months in duration. In addition, the board may establish separate, simultaneous or overlapping offering periods applicable to one or more subsidiaries of the company and having different terms and conditions, for example, to comply with the laws of the applicable jurisdiction. In the event the administrator determines that offering periods will be less than 12 months, offering periods will be consecutive but not overlapping.
PURCHASE PRICE
Each offering period consists of up to four consecutive exercise periods of six months’ duration. The last day of each exercise period, which is generally expected to occur on or about August 15 and February 14 of each year but may be adjusted by the administrator, is an exercise date on which each participant in the offering period acquires shares. The purchase price of the shares offered under the Amended ESPP in a given exercise period is the lower of 85% of the fair market value of our common stock on the first date of the offering period containing that exercise period or 85% of the fair market value of our common stock on the exercise date. The fair market value of our common stock on a given date is the closing sale price of our common stock on such date as reported by the NASDAQ Capital Market. On January 16, 2026, the closing price of our common stock as reported on the NASDAQ Capital Market was $10.04 per share.
WITHDRAWAL; TERMINATION OF EMPLOYMENT
A participant may withdraw all, but not less than all, payroll deductions credited to his or her account but not yet used to exercise a purchase right under the Amended ESPP at any time on 15 business days’ notice (or such shorter notice as the company may permit) by signing and delivering to the company a notice of withdrawal from the Amended ESPP. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. The failure of a participant to remain in the continuous employment of the

PROPOSAL 4
company for at least 20 hours per week during an offering period generally will be deemed to be a withdrawal from that offering period and accumulated payroll deductions will be returned to the participant.
TRANSFERABILITY
Neither payroll deductions credited to a participant’s account nor any right to exercise a purchase right under the Amended ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant other than by will, the laws of descent and distribution or as otherwise designated by the participant in conformance with the beneficiary designation provisions of the Plan. Any attempt to assign or transfer may be treated by the company as an election to withdraw from the Amended ESPP.
ADJUSTMENTS
In the event of stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the company, the administrator shall proportionately adjust the share limit, maximum number of shares of our common stock that may be purchased on any exercise date, number of shares subject to each outstanding purchase right and the purchase price per share.
In the event of a sale of all or substantially all of the assets of the company or a merger of the company with another corporation, the acquiring or successor corporation or its parent may assume the purchase rights outstanding under the Amended ESPP or substitute equivalent purchase rights for the acquiror’s stock, provided that the board may instead shorten an offering period and accelerate the exercise date of all offering periods then in progress to a date prior to the transaction.
AMENDMENT AND TERMINATION OF THE AMENDED ESPP
The plan administrator has the right to amend or terminate the Amended ESPP at any time except that (other than in limited circumstances set forth in the Employee Stock Purchase Plan) termination will not affect purchase rights previously granted, and no amendment may make any change in any purchase right previously granted that adversely affects the participant’s rights. Stockholder approval must be obtained for any amendment to the extent necessary to comply with applicable law. Under its current terms, the Amended ESPP will expire on January 23, 2028. If the Amended ESPP is approved, the Amended ESPP will expire on January 20, 2036.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The material federal income tax consequences of the Amended ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the Amended ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
The Amended ESPP is intended to be an "employee stock purchase plan" within the meaning of Code Section 423. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Amended ESPP. If the participant sells or otherwise disposes of the purchased shares within two years after the date on which the purchase right relating to those shares was granted (which is typically the first day of the applicable offering period) or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the company will be entitled to an income tax deduction in the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the participant. Any further gain or loss to the participant upon disposition will be capital gain or loss. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and the company will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

PROPOSAL 4
If the participant sells or disposes of the purchased shares more than two years after the date on which the purchase right relating to those shares was granted and more than one year after the purchase date of those shares, or if the participant dies while holding the shares, then the participant (or his or her estate) will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15 percent of the fair market value of the shares on the date of grant of the purchase right. The company will not be entitled to an income tax deduction with respect to such disposition. Any further gain or loss to the participant upon disposition will be capital gain or loss. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participant has a long-term capital loss for the difference between the sale price and the purchase price.
NEW PLAN BENEFITS
Because the number of shares that may be purchased under the Amended ESPP will depend on each employee's voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. Therefore, it is not possible to determine the future benefits that will be received by participants in the Amended ESPP. No shares of common stock have been issued with respect to the share reserve increase for which stockholder approval is sought under this Proposal No. 4.
ESPP PURCHASE RIGHTS GRANTED SINCE INCEPTION
During fiscal year 2025, the number of shares of common stock purchased under the ESPP was 176,111. The purchases were funded by payroll deductions from the eligible employees who purchased shares. The closing sale price of our common stock on January 16, 2026 was $10.04 . The table below provides details on shares purchased under the ESPP from its inception through January 16, 2026.

Name	Number of Shares
Edward H. West	—
David Lyle	—
Jason L. Gray	16,237
Garrett Gafke	—
Michael E. Diamond	11,467
All current executive officers as a group	27,704
All current non-executive officer directors (as a group)	N/A
Each associate of any such directors and executive officers	—
Each other person who received or is to receive five percent of such rights	—
All employees (except current executive officers) as a group	966,276
Required Vote
Approval of Proposal No. 4 requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

The board unanimously recommends a vote FOR Proposal No. 4 for approval of the Amended ESPP.

Proposal No. 5 - Approval of the Company's Amended and Restated 2020 Incentive Plan
INTRODUCTION
The board is requesting our stockholders approve the second amendment and restatement of the Mitek Systems, Inc. Amended & Restated 2020 Incentive Plan (the “Second A&R 2020 Plan”), which increases the number of shares reserved for issuance thereunder by 4,100,000 shares to 13,779,079 plus any shares underlying awards under the Existing Equity Plans (as defined below) that are terminated, forfeited, cancelled, expire unexercised, or are settled in cash after January 17, 2020. Our board initially approved the Mitek Systems, Inc. 2020 Incentive Plan (the “2020 Plan”) on January 21, 2020, upon the recommendation of the compensation committee of the board (the “compensation committee”), and our stockholders initially approved the 2020 Plan on March 4, 2020. Subsequently, our board approved the Mitek Systems, Inc. Amended & Restated 2020 Incentive Plan (the “A&R 2020 Plan”), upon the recommendation of our compensation committee, and our stockholders approved the A&R 2020 Plan at the company's 2023 Annual Meeting of Stockholders.
In connection with the adoption of the 2020 Plan, our board initially authorized 4,500,000 shares for issuance under the 2020 Plan. On August 9, 2023, our board, upon recommendation of the compensation committee, approved the first amendment and restatement of the 2020 Plan to increase the number of shares reserved for issuance thereunder by 5,108,000 shares to 9,679,079 shares after adding in remaining available shares from Existing Equity Plans (as defined below) at the time of the initial approval of the 2020 Plan (the “A&R 2020 Plan”).
As of January 16, 2026, excluding the requested share reserve increase, 648,944 shares remain available for issuance under the A&R 2020 Plan and 4,522,637 shares were subject to outstanding awards under the A&R 2020 Plan. The company also maintains the Amended and Restated 2012 Incentive Plan (collectively with the A&R 2020 Plan, along with the now retired 2002 Stock Option Plan, 2006 Stock Option Plan, and the 2010 Stock Option Plan, the “Existing Equity Plans”), which permit the issuance of equity incentive awards to plan participants, including the company’s employees, directors and consultants. Following adoption of the A&R 2020 Plan, no additional shares of the company’s common stock were available for new awards under the Existing Equity Plans, though, pursuant to the terms of the A&R 2020 Plan, any shares of the company’s common stock underlying awards under such Existing Equity Plans that are terminated, forfeited, cancelled, expire unexercised, or are settled in cash after January 17, 2020 will return to the A&R 2020 Plan. As of January 16, 2026, a total of 5,901,674 shares of the company’s common stock were subject to outstanding awards granted under the Existing Equity Plans (including inducement grants made outside of the Existing Equity Plans).
WHY YOU SHOULD VOTE TO APPROVE THE SECOND A&R 2020 PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER
Equity Incentive Awards are an Important Component of our Compensation Philosophy.  Our equity compensation plans are critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, equity incentive awards are central to our compensation program. Our board and the compensation committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate world-class talent which has contributed to our financial results, including an increase in revenue of 4% during the past fiscal year, including a 21% increase in SaaS revenue and a 15% increase in fraud and identity revenue. Historically, we have primarily issued restricted stock units and stock options because these forms of equity compensation provide a strong retention value and incentive for employees to work to grow the business and build stockholder value, and are attractive to employees who share the entrepreneurial spirit that has made us a success. Also, our equity incentive programs are broad-based. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining talented employees. The board believes that the effective use of equity-based compensation and performance-based compensation has been integral to the company’s success in the past and is vital to its ability to achieve continued strong performance in the future.
As of January 16, 2026, 347 of our employees and all of our non-employee directors held outstanding equity awards. Over the past three fiscal years, we have granted equity-based incentive compensation to approximately 232 individuals on an annual average basis. We believe these broad-based grants help align incentives throughout the organization.

PROPOSAL 5
SHARE USAGE
The additional number of shares we are requesting under the Second A&R 2020 Plan is 4,100,000, which we believe will be sufficient for equity compensation awards over approximately the next two years, and that such number of shares is reasonable and consistent with general market practices. This view is based on several assumptions, including that our grant practices under the Second A&R 2020 Plan will be consistent with our historical practices and usage, and is dependent on a number of other factors that are difficult to predict or beyond our control, including the price of our common stock underlying future grants, our hiring activity, forfeitures of outstanding awards and other circumstances that may require us to change our equity grant practices. These underlying assumptions and factors cannot be predicted with certainty, and to the extent they change, the number of shares requested may not last for the estimated period.
The following table summarizes the outstanding awards and shares available for grant under the Existing Equity Plans as of January 16, 2026 and the proposed increase in shares authorized for issuance under the A&R 2020 Plan:

As of January 16, 2026
Total number of shares of common stock subject to outstanding stock options (including inducement grants outside of the Existing Equity Plans)	153,389
Weighted-average exercise price of outstanding options	$9.43
Weighted-average remaining term of outstanding stock options	2.7 years
Total number of shares of common stock subject to Restricted Stock Units (including inducement grants made outside of the Existing Equity Plans)(1)	5,748,285
Total number of shares available for grant under Existing Equity Plans	648,944
Total number of shares of common stock outstanding	45,299,662
Per-share closing price of common stock as reported on NASDAQ Capital Market	$10.04
Total number of shares proposed for new issuance under the Second A&R 2020 Plan	4,100,000
1.Inclusive of Restricted Stock Unit awards with and without performance conditions. Awards are accounted for and reported in accordance with FASB ASC 718. A discussion thereof is set forth in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the SEC on December 11, 2025.
BURN RATE, DILUTION AND OVERHANG
We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. Our compensation committee carefully monitors our annual net burn rate, which is the rate at which awards are granted as a percentage of outstanding shares of Common Stock, and potential stockholder dilution in order to maximize stockholder value, and the number of equity incentive awards granted is limited to the amount believed necessary to attract, retain and motivate key personnel.
Based on historical grant practices and our internal growth plans, we expect that the proposed 4,100,000 share increase in the number of shares available for issuance under the Second A&R 2020 Plan would be sufficient for approximately two years of awards, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our recent historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. If the proposed increase to the share reserve is approved, the share reserve under the Second A&R 2020 Plan could last for a longer or shorter period of time, depending upon our future equity grant practices, which we cannot predict with any degree of certainty at this time. As discussed in further detail below, in determining the proposed increase to the A&R 2020 Plan’s share reserve, the compensation committee and the board took into account, among other things, our stock price and volatility, share usage, burn rate and dilution (or “overhang percentage”), and the existing terms of our outstanding awards.
The following table shows certain key equity metrics over the past three fiscal years:

	Fiscal 2023	Fiscal 2024	Fiscal 2025
Value-adjusted burn rate(1)	2.48%	3.59%	3.70%
Overhang Percentage(2)	10%	17%	17%

PROPOSAL 5
(1)     Value-adjusted burn rate is calculated by dividing (i) the sum of (a) the number of time-based RSUs granted in the year multiplied by the stock price and (b) the number of performance-based RSUs settled in the year by the stock price, by (ii) the weighted-average number of shares outstanding multiplied by the stock price. In each case the stock price used is the 200-day average stock price ending on the final day of each applicable fiscal year.
(2)    Overhang is calculated by dividing (i) the sum of (a) the number of shares subject to equity awards outstanding at the end of the fiscal year and (b) the number of shares available for future grants, by (ii) the number of shares outstanding at the end of the fiscal year.
If the proposed increase to the A&R 2020 Plan’s share reserve is approved, the issuance of the additional shares to be reserved under the Second A&R 2020 Plan would dilute existing stockholders by an additional 9.1% on a fully diluted basis, based on the number of shares of our common stock outstanding as of January 16, 2026.
As described in the table above, the total aggregate equity value of the additional authorized shares being requested under the Second A&R 2020 Plan (above the shares currently remaining available for issuance under the A&R 2020 Plan), based on the closing price of our common stock on the record date is $10.04.
SECOND A&R 2020 PLAN BEST PRACTICES
The 2020 Plan includes features designed to protect stockholder interests and reflect our compensation and governance principles, as described below.
•Director Compensation Limit. Awards under the Second A&R 2020 Plan and all other compensation payable to each non-employee director is subject to an aggregate limit of $350,000 per year.
•No Liberal Share Recycling. Shares tendered or withheld to cover taxes or pay the exercise of an award are not made available again for grant under the Second A&R 2020 Plan.
•Clawback Policy. Awards under the 2020 Plan are subject to the company’s Clawback Policy, which stipulates that incentive compensation is subject to recoupment as required by law or if the board determines that the award was predicated on achievement of certain financial results that were the subject of a material financial restatement, the participant engaged in fraud or misconduct that caused the material financial restatement, and a lower granting, vesting or payment of such award would have occurred. It applies to all participants (including executives) and covers all Awards granted under the 2020 Plan (including cash awards).
•No Discounted Options or Stock Appreciation Rights. Options and stock appreciation rights must have an exercise price or base price at or above the fair market value per share of our common stock on the date of grant.
•Prohibition on Repricing. Repricing of stock options and stock appreciation rights without the approval of our stockholders is expressly prohibited.
•No Liberal Change of Control Definition. The Second A&R 2020 Plan does not include a “liberal” change in control definition (i.e., mergers require actual consummation).
•Transfer Restrictions. The Second A&R 2020 Plan includes robust transfer restrictions, including that no award may be transferred to a third-party financial institution for value.
•Fixed Term and Fixed Share Authorization. The Second A&R 2020 Plan has a term of ten years and no evergreen feature (i.e., the amount of shares authorized is fixed and can only be increased with stockholder approval).
•Minimum 1-year Vesting Term. The Second A&R 2020 Plan requires a minimum one-year vesting term for all awards subject to an exclusion for 5% of the Second A&R 2020 Plan’s share reserve.
•No Dividends on Unvested Equity Awards. The Second A&R 2020 Plan prohibits the payment of dividends prior to the time an award vests.
DESCRIPTION OF THE SECOND A&R 2020 PLAN
A summary of the principal features of the Second A&R 2020 Plan is set forth below and is qualified in its entirety by the terms of the Second A&R 2020 Plan which is attached to this Proxy Statement as Appendix C.

PROPOSAL 5
GENERAL
The Second A&R 2020 Plan authorizes the grant of stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, and cash awards (collectively referred to as “Awards”). Stock options granted under the 2020 Plan may be either options intended to constitute “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, in each case as determined by the Committee (as defined below) in accordance with the terms of the Second A&R 2020 Plan. Incentive stock options will be subject to a restriction such that to the extent the aggregate fair market value of shares of our common stock subject to stock options designated as incentive stock options and that become exercisable for the first time by a participant during any calendar year exceeds $100,000 (based on grant date valuation), the excess options will be treated as nonqualified stock options.
PURPOSE
The purpose of the Second A&R 2020 Plan is to make available certain equity and other incentives to motivate selected employees, directors and consultants of the company to put forth their best efforts toward the continued growth, profitability and success of the company and to align the interests of such individuals with those of our stockholders.
ADMINISTRATION
The authority to control and manage the operations and administration of the Plan is vested in a committee of two or more independent non-employee directors designated by the board in accordance with the terms of the Second A&R 2020 Plan (the “Committee”). To the extent not inconsistent with applicable laws or stock exchange rules, the Committee may delegate all or any portion of its authority under the Second A&R 2020 Plan to any one or more of its members or, with respect to Awards granted to participants who are not directors and officers subject to Section 16 of the Exchange Act, to one or more executive officers of the company. The board also has the power to take action under the Second A&R 2020 Plan, provided that, at the time of taking such action, the board is comprised of a majority of directors who meet the criteria set forth in the Second A&R 2020 Plan.
Subject to applicable laws and the terms of the Second A&R 2020 Plan, the Committee has the authority, in its sole discretion, to, among other things, select the employees, directors and consultants to whom Awards may be granted, determine the terms and conditions of Awards (including the vesting schedule, repurchase provisions, rights of first refusal and satisfaction of any performance criteria), approve forms of award agreements, interpret the terms of the Second A&R 2020 Plan and Awards, and subject to certain limitations set forth in the Second A&R 2020 Plan (including obtaining stockholder approval in certain circumstances), amend the terms of any outstanding Award granted under the 2020 Plan.
ELIGIBILITY
The Second A&R 2020 Plan provides that Awards may be granted to our employees, directors and consultants (as such terms are defined in the Second A&R 2020 Plan), but that incentive stock options may be granted only to employees. It is not possible to state at this time the precise type and extent of Awards that any particular executive officer, all current executive officers as a group, any particular nominee for director, all current directors who are not executive officers as a group or all non-executive officers as a group will be granted under the Second A&R 2020 Plan, since these matters will be determined by the Committee based on each participant’s level of responsibility, compensation and anticipated and actual contribution to our success. As of January 16, 2026, seven non-employee directors, 572 employees and no consultants were eligible to receive awards under the Second A&R 2020 Plan.
SHARES RESERVED FOR ISSUANCE UNDER THE SECOND A&R 2020 PLAN
If this Proposal No. 5 is approved at the Annual Meeting, the total number of shares of our common stock that will be reserved for issuance under the 2020 Plan will be (i) 13,779,079 shares (the “Initial Shares”) plus (ii) any shares underlying awards under the Existing Equity Plans that are terminated, forfeited, cancelled, expire unexercised, or are settled in cash after January 17, 2020.
Notwithstanding the foregoing, any shares of common stock covered by an Award (or portion of an Award) that are terminated, forfeited, canceled or expired (whether voluntarily or involuntarily) or issued (e.g., as substitution awards or inducement grants) in connection with an acquisition or merger shall be deemed not to have been issued from the Second A&R 2020 Plan for purposes of determining the maximum aggregate number of shares of common stock that may be issued under the Second A&R 2020 Plan.

PROPOSAL 5
STOCK OPTIONS
Stock options will be granted pursuant to award agreements and will vest at the rate specified therein; provided that the vesting period with respect to any stock option grant shall be no less than one year from the stock option’s grant date. The exercise price of each stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted (or 110%, in the case of an incentive stock option granted to any employee who, at the time of such grant, owns stock representing more than 10% of the combined voting power of the company or any parent or subsidiary thereof). The exercise price is generally payable in cash, check, promissory note (if not otherwise prohibited), shares of common stock or payment through a broker-dealer sale and remittance procedure, a “net exercise” procedure or any combination of the foregoing methods of payment.
STOCK APPRECIATION RIGHTS
A SAR gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of such Award and the date of its exercise. The base appreciation amount of each grant of SARs may not be less than 100% of the fair market value of the common stock on the date of grant. SARs will be evidenced by an award agreement which shall specify the number of shares of common stock subject to such SARs and will vest and become exercisable at the times and on the terms established by the Committee; provided that the vesting period with respect to any SAR shall be no less than one year from the date of grant.
RESTRICTED STOCK
Awards of restricted stock will be evidenced by an award agreement which shall specify the number of shares of common stock subject to such Award and the period that must be satisfied before the restrictions pertaining to such grant of restricted stock will lapse and such stock will become vested. A restricted stock award may be issued for nominal or no cost and may be granted in consideration of the recipient’s past or future services performed for the company. The Committee may grant restricted stock awards subject to conditions and the attainment of performance goals or may make such Awards subject to vesting conditions based on such service or performance criteria as the Committee specifies. Each grant of restricted stock will specify the vesting period, which shall be no less than one year from the date of grant.
RESTRICTED STOCK UNITS
RSUs represent the right to receive shares of common stock at a future date. Awards of RSUs will be evidenced by an award agreement which shall specify the number of shares of common stock subject to such Award. RSUs may be issued for nominal or no cost and may be granted in consideration of the recipient’s past or future services performed for the company. We may settle RSUs for cash, shares of common stock or other securities, or a combination thereof, as determined by the Committee. The Committee may grant RSUs subject to conditions and the attainment of specified performance goals or may make such Awards subject to vesting conditions based on such service or specified performance criteria. The grant of RSUs will specify the period that must be satisfied before the restrictions pertaining to such RSUs will lapse and the RSUs will become vested, which shall not be less than one year from the RSU’s grant date, and/or may provide that all or a portion of the restrictions pertaining to such RSUs will lapse upon achievement of specified performance criteria, subject to the one year vesting requirement. Participants have no voting rights with respect to RSUs until shares of common stock are issued in settlement of such Awards.
LIMITED EXCEPTION TO MINIMUM VESTING
Notwithstanding the limitations regarding vesting set forth above, Awards covering up to 5% of the total share reserve may be issued with vesting periods shorter than one year from the date of grant of such Awards. In addition, the one-year minimum vesting requirements exclude any (i) Substitute Awards (as defined below), (ii) shares delivered in lieu of fully vested cash Awards and (iii) Awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting; and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change of Control, in the terms of the Award or otherwise. “Substitute Awards” means Awards granted or shares issued by the company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the company or any subsidiary or with which the company or any subsidiary combines.

PROPOSAL 5

ACQUISITIONS AND OTHER TRANSACTIONS; DEFERRAL OF AWARD PAYMENTS; SEPARATE PROGRAMS
To the extent permitted by applicable laws, the Committee may issue Awards under the Second A&R 2020 Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with the company or a related entity engaging in an acquisition or merger (e.g., as currently permitted under Nasdaq Stock Market (“Nasdaq”) Listing Rule 5635(c)(3) and Nasdaq IM-5635-1). Such Awards would not count against the shares of common stock reserved under the Second A&R 2020 Plan.
To the extent permitted by applicable laws, the Committee may issue Awards under the Second A&R 2020 Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with the company or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction not described in the foregoing paragraph. To the extent required by applicable laws, such Awards would count against the shares of common stock reserved under the Second A&R 2020 Plan.
The Second A&R 2020 Plan provides that the Committee may establish one or more programs under the Second A&R 2020 Plan to permit selected participants the opportunity to elect to defer receipt of the consideration payable upon exercise of an Award, satisfaction of performance criteria or other event that absent the election would entitle the participant to payment or receipt of shares of common stock or other consideration under the Award. The Committee also may establish one or more separate programs under the Second A&R 2020 Plan for the purpose of issuing particular forms of Awards to one or more classes of participants on such terms and conditions as determined by the Committee from time to time.
LIMITATIONS ON AWARDS
The maximum number of shares with respect to which a participant may be granted stock options, SARs, restricted stock and/or RSUs in any calendar year shall be equal to the Initial Shares. The foregoing limitations will be adjusted proportionately by the Committee in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and such determination shall be final, binding and conclusive. Notwithstanding anything to the contrary in the Second A&R 2020 Plan, no non-employee director shall receive in excess of $350,000 of compensation in any calendar year, determined by adding (i) all cash compensation to such non-employee director and (ii) the fair market value of all equity-based awards granted to such non-employee director in such calendar year whether governed by the Second A&R 2020 Plan or not, based on fair market value of such equity-based awards on the grant date. The non-employee director compensation limitation shall be determined without regard to the amounts paid to a non-employee director during any period in which such individual was an employee or consultant (other than grants of Awards paid for service in their capacity as a non-employee director), and any severance and other payments shall not be taken into account in applying the $350,000 limit described above.
TERM OF AWARD
The term of any Award granted under the Second A&R 2020 Plan may not be for more than 10 years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the company or any parent or subsidiary thereof).
TRANSFERABILITY OF AWARDS
Unless otherwise provided in the Second A&R 2020 Plan or permitted by the Committee, Awards may not be pledged, assigned or otherwise transferred in any manner, other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant only by the participant or by such participant’s beneficiaries in the event of the participant’s death. In no event may an Award be transferred to a third-party financial institution for value.
DIVIDEND EQUIVALENTS
Subject to the provisions of the Second A&R 2020 Plan and any award agreement, the recipient of an Award other than a stock option or SAR may, if so determined by the Committee, be entitled to receive, amounts equivalent to cash, stock or other property dividends on shares of our common stock with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion. Dividend equivalents may accrue during the vesting period with respect

PROPOSAL 5
to an Award, and will be paid out upon vesting of such Award. The Second A&R 2020 Plan expressly prohibits the payment of dividend equivalents or dividends at any time prior to the time that the share underlying an Award are vested, and any such dividend equivalents or dividends (e.g. on restricted stock or RSUs) shall be forfeited to the same extent as the underlying Award.
TERMINATION OF SERVICE
Unless otherwise provided in an award agreement, in the event of a participant’s death or termination of the participant’s status as an employee, director or consultant due to the participant’s disability, the participant’s beneficiary or the participant, as applicable, may exercise any vested Award at any time within the earlier to occur of: (i) one year after the date of the participant’s death or disability; or (ii) the date on which such Award expires by its terms.
Except as otherwise provided in an individual award agreement, in the event of a participant’s Termination Without Cause (as defined in the Second A&R 2020 Plan), the participant may exercise any vested Award at any time within the earlier to occur of: (i) 90 days after such termination; or (ii) the date on which such Award expires by its terms. A participant who is terminated for Cause (as defined in the Second A&R 2020 Plan) shall, unless otherwise determined by the Committee, immediately forfeit, effective as of the date the participant first engaged in such conduct giving rise to his or her termination for Cause, all unexercised, unearned and/or unpaid Awards.
BLACKOUT PERIODS
Except as otherwise provided in an individual award agreement, or specifically indicated in the Second A&R 2020 Plan, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any stock options or SARs, as well as the settlement of any Award, with respect to any or all participants (including those whose continuous service with the company has ended) to the extent the Committee determines that doing so is desirable or required to comply with applicable laws.
ADJUSTMENTS UPON CHANGE IN CAPITALIZATION
In the event there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, stock dividend, combination, recapitalization or reclassification, or any other transaction with respect to our common stock, including a merger, reorganization, liquidation or similar transaction, the number of shares reserved under the Second A&R 2020 Plan and the number of shares subject to and exercise price, if applicable, of all outstanding stock awards will be appropriately adjusted.
CLAWBACK/RECOUPMENT OF AWARDS
The board may cancel any award granted under the Second A&R 2020 Plan, require reimbursement of any award by a participant, and effect any other right of recoupment of equity or other compensation provided under the plan in accordance with the Mitek Systems, Inc. Clawback Policy effective as of October 2, 2023, or any other recoupment, clawback, or similar policies of the company that may be adopted and/or modified by the board from time to time (each such policy, a “Clawback Policy”). In addition, a participant may be required to repay to the company previously paid compensation, whether provided pursuant to the Second A&R 2020 Plan or an award agreement, in accordance with a Clawback Policy. By accepting an award, the participant is agreeing to be bound by each Clawback Policy, as in effect or as may be adopted and/or modified from time to time.
In addition, the Committee may require the termination or rescission of, or the recapture related to, any Award, if and to the extent required by applicable laws.
CHANGE OF CONTROL
Except as provided in an individual award agreement, upon the consummation of a Change of Control (as defined below), all outstanding Awards under the Second A&R 2020 Plan may be assumed or replaced by the acquiring company. Any portions of Awards that have not been assumed, replaced or exercised in connection with a Change of Control will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights for all of the shares of common stock (or other consideration) represented by such Award (or portion thereof), immediately prior to the specified effective date of such Change of Control.

PROPOSAL 5
In the case of a proposed Change of Control, the Committee may, prior to the occurrence of the Change of Control, declare that some or all of the outstanding stock options and SARs granted under the 2020 Plan will accelerate and become exercisable in full and that all such stock options and SARs, whether or not exercisable prior to such acceleration, must be exercised within a specified period of time or they will terminate. In the event of such declaration, each such stock option and SAR granted under the Second A&R 2020 Plan, to the extent not exercised prior to the Change of Control, shall be canceled at the time of, or immediately prior to, the Change of Control, as provided in the declaration. Under the Second A&R 2020 Plan, a “Change of Control” generally includes:
•the acquisition of 50% or more of our outstanding stock by any person or group;
•a merger or consolidation of the company after which our own stockholders as of immediately prior to the merger or consolidation own 50% or less of the outstanding stock of the surviving entity; or
•a sale of all or substantially all of our assets, subject to certain exceptions.
TERM OF THE SECOND A&R 2020 PLAN; AMENDMENT, SUSPENSION OR TERMINATION OF THE SECOND A&R 2020 PLAN
The Second A&R 2020 Plan will continue in effect until the earliest to occur of: (i) all shares of common stock subject to the Second A&R 2020 Plan have been distributed; (ii) all Awards have expired or terminated; (iii) termination pursuant to Section 18 of the Second A&R 2020 Plan; and (iv) 10 years from the date the Second A&R 2020 Plan was last approved by the company’s stockholders pursuant to applicable laws. The board may at any time amend, suspend or terminate the Second A&R 2020 Plan; provided, however, that no amendment can be made without the approval of our stockholders to the extent such approval is required by applicable laws, or if such amendment would lessen the stockholder approval requirements set forth in the Second A&R 2020 Plan.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary of the federal income tax consequences of the Second A&R 2020 Plan and the Awards to be granted thereunder is based upon United States federal income tax laws in effect on the date of this Proxy Statement, all of which are subject to change (possibly to retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under the Code.
Nonqualified Stock Options. The grant of a nonqualified stock option under the 2020 Plan will not result in any federal income tax consequences to the optionholder or to us. Upon exercise of a nonqualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary compensation income on the excess of the fair market value of the shares on the date of exercise over the option exercise price. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the optionholder, subject to the possible limitations imposed by the $1,000,000 compensation limit under Section 162(m) or if the compensation is an “excess parachute payment” within the meaning of Section 280G of the Code (“Section 280G”) and so long as we withhold the appropriate taxes with respect to such income (if required) and the optionholder’s total compensation is deemed an ordinary and necessary business expense. Any gain or loss on the optionholder’s subsequent disposition of the shares of common stock will receive long- or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.
If a nonqualified stock option is amended, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code (“Section 409A”), which provide, among other things, rules regarding the timing of payment of deferred compensation. A stock option subject to Section 409A that fails to comply with the rules of Section 409A can result in the participant having acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Incentive Stock Options. The grant of an incentive stock option under the 2020 Plan will not result in any federal income tax consequences to the optionholder or to us. An optionholder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules) and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the optionholder has held the shares of common stock. If the optionholder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised,

PROPOSAL 5
the optionholder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.
If the optionholder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the excess (if any) of the amount realized on the disposition over the exercise price; or (ii) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. We, in the year of the disqualifying disposition, are entitled to a deduction equal to the amount of ordinary income recognized by the optionholder, subject to the possible limitations imposed by the $1,000,000 compensation limit imposed by Section 162(m) or if the compensation is an “excess parachute payment” within the meaning of Section 280G and so long as the optionholder’s total compensation is deemed an ordinary and necessary business expense.
In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of Section 409A. A stock option subject to Section 409A which fails to comply with the rules of Section 409A can result in the participant having acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.
Restricted Stock. A recipient of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the recipient may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions, less any amount the recipient paid for the award. If the recipient does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse. We are entitled to an income tax deduction in the amount of the income recognized by the recipient, subject to the possible limitations imposed by the $1,000,000 compensation limit imposed by Section 162(m) or if the compensation is an “excess parachute payment” within the meaning of Section 280G and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed an ordinary and necessary business expense.
Stock Appreciation Rights. Recipients of SARs generally should not recognize income until the SAR is exercised. Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and the fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of: (i) the amount realized on such disposition; over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long- or short-term capital gain depending on whether the shares were held for more than one year. We are entitled to an income tax deduction in the amount of the income recognized by the recipient upon exercise of the SARs, subject to the possible limitations imposed by the $1,000,000 compensation limit imposed by Section 162(m) or if the compensation is an “excess parachute payment” within the meaning of Section 280G and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed an ordinary and necessary business expense.
A SAR can be considered non-qualified deferred compensation that is subject to the rules of Section 409A. A SAR subject to Section 409A that does not meet the requirements of Section 409A can result in the participant having acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Restricted Stock Units. Recipients of RSUs generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of the fair market value of the shares (or the amount of cash) received upon conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the RSUs. Participants will recognize gain upon the disposition of any shares received upon conversion of the RSUs equal to the excess of: (i) the amount realized on such disposition; over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long- or short-term capital gain depending on whether the shares were held for more than one year. We are entitled to an income tax deduction in the amount of the income recognized by the recipient upon conversion of the RSUs into cash or shares of stock, subject to the possible limitations imposed by the $1,000,000 compensation limit imposed by Section 162(m) or if the

PROPOSAL 5
compensation is an “excess parachute payment” within the meaning of Section 280G and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed an ordinary and necessary business expense.
RSUs also can be considered non-qualified deferred compensation that is subject to the rules of Section 409A. A grant of RSUs subject to Section 409A that does not meet the requirements of Section 409A can result in the participant having acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
NEW PLAN BENEFITS
Awards are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Second A&R 2020 Plan.
Required Vote
Approval of Proposal No. 5 requires a FOR vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

The board unanimously recommends a vote FOR Proposal No. 5 for approval of the Amended and Restated 2020 Incentive Plan.

Environmental, Social and Governance Practices
The company's mission is to provide trust and convenience in an increasingly connected world, consistent with our commitment to environmental, social and governance principles. Our board and management believe that operating our business in line with corporate sustainability principles and in a socially and environmentally responsible manner creates value for our stakeholders. Our board oversees the company’s environmental, social and governance practices, and our human capital committee oversees our human capital management practices.
While our environmental, social and governance related plans and programs are subject to ongoing evolution, our priorities continue to center around three imperatives:
1.Conducting business with integrity
2.Creating a culture of engagement
3.Doing our part to positively impact our communities and help sustain the planet
Conducting business with integrity
Mitek is a values and culture-based company, with a strong commitment to operating with ethics and integrity. Our commitment to our core values drives our approach to human capital management. Our culture is based on our servant leadership philosophy represented by our values which put primary importance on our customers and each other.
Our board, and its committees, along with executive leadership play an important role in establishing and maintaining our culture by setting the “tone at the top” and holding management accountable for high ethical standards and effective policies and practices to protect our reputation, assets, and business.
Mitek’s code of ethics entitled "Standards of Business Conduct" (located at: https://investors.miteksystems.com/governance-documents) guides how we conduct business consistent with our values. The Code is provided to all our employees along with ethics and compliance training. We revise our training as appropriate in response to evolving risks and to help our employees make the right ethical decisions.
One of the areas where ethical decision-making is most important is in the collection, use and protection of data. We aim to foster responsible and ethical use of data and emerging technologies. We established an Information Security Management Steering Committee and and a data governance team each comprised of senior executives from our information technology, security, compliance, and legal operations to oversee and manage our data security, ethical data use practices, and risks. The purpose of our data governance team is to consider data use cases that, while legally permitted, may not meet our standards for maintaining our customers’ trust. One area of particular focus is the collection and utilization of biometric data. We understand that with the increased use of data comes more responsibility, and our data governance team helps to establish a framework for the appropriate use of data to avoid bias and protect personal information.
As caretakers of our customers’ data, we have an important responsibility to protect it. We are focused on, and invest heavily in, security, compliance and privacy to meet industry and regulatory expectations to secure our customers’ data. We focus on continuous education and training to constantly hone our detection and response capabilities. As cybersecurity is often a top operational risk for companies, we are committed to meeting security, compliance, and privacy requirements, especially those mandated by our highly regulated commercial customers.
Creating a culture of engagement
At Mitek, we believe our teams are more impactful, innovative, and engaged when they benefit from a wide range of ideas, lived experiences, and perspectives. The strength of our organization is deeply rooted in the people who power it. We embrace a workforce that mirrors the richness of our communities and customers, understanding that this enables us to

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
serve their needs more effectively. Where talent is concerned, our commitment is to find, attract, and develop the best, enthusiastic talent who strive to positively impact our business, our customers and the communities serve
We reinforce initiatives designed to unify employees, and foster a culture of belonging, where everyone’s ideas are welcome, and all contributions are valued and respected. .
•Workforce training: building inclusive skills and mindsets for our employees through the implementation of LinkedIn Learning and ongoing learning seminars
•Fair and transparent practices: creating and evolving our processes, policies, and practices including pay transparency and analytics associated with measuring pay gaps and defining resulting initiatives.
•Giving employees a voice: utilize a best practice survey tool to foster input and feedback, measure ongoing engagement, and provide actionable insights to improve our workplace.
•Recruiting and career advancement: monitoring and measuring of our populations with the goal of ensuring merit-based recognition.
Doing our part to positively impact our communities and help sustain the planet
We are committed to creating value for our communities through providing economic opportunities, supporting participation in volunteerism, and operating our business in a socially and environmentally responsible way. The communities in which we are located and where our employees live are critical stakeholders. We support community outreach through enabling employee time off for volunteerism and actively endorsing and/or sponsoring employee participation in local community events. As a technology company, we prioritize paperless workplaces, "virtual first" work setting which allow our employees to work remotely, and increased automation. For physical and technology assets that are at or near end of life, we have established a technology and property disposition program to repurpose the equipment, reset where possible, donate to organizations in our local communities, and/or dispose of obsolete equipment in an environmentally appropriate manner.

Stock Ownership Information
The table below shows the amount of our common stock beneficially owned as of January 9, 2026, by each of our current directors and director nominees, our NEOs, and our current NEOs and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.
Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below. The address for all NEOs and directors is Mitek Systems, Inc., 770 First Avenue, Suite 425, San Diego, California 92101.
Percentage of beneficial ownership is calculated based on the 45,299,662 shares of common stock outstanding on January 9, 2026. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of January 9, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The company is not aware of any arrangements that have resulted, or may at a subsequent date result, in a change of control of the company.

	Beneficial Ownership of Common Stock
Named Executive Officers and Directors:	Number of Shares		Percent of Class
Edward H. West	219,358	(1)	*
David Lyle	45,044	(2)	*
Garrett Gafke	—		—%
Jason L. Gray	163,486	(3)	*
Michael E. Diamond	193,730	(4)	*
Scott Carter	192,136	(5)	*
James D. Fay	26,704	(6)	*
Rahul Gupta	65,898	(7)	*
Susan Repo	69,371	(8)	*
Mark Rossi	36,244	(9)	*
Kimberly Stevenson	84,596	(10)	*
Donna Wells	78,284	(11)	*
All current executive officers and directors as a group (11 persons)	981,121	(12)	2.2%
5% Stockholders:
BlackRock, Inc.	3,210,916	(13)	7.1%
The Vanguard Group	3,379,226	(14)	7.5%
Legal & General Group Plc	2,852,041	(15)	6.3%
(*)Represents beneficial ownership of less than 1% of class.
(1)    Comprised of 164,358 shares of common stock held directly and 55,000 shares of common stock held indirectly in trust as of January 9, 2026.
(2)    Comprised of 45,044 shares of common stock held directly as of January 9, 2026.
(3)    Comprised of 100,312 shares of common stock held directly as of January 9, 2026 and 63,174 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 9, 2026.
(4)    Comprised of 153,515 shares of common stock held directly as of January 9, 2026 and 40,215 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 9, 2026.

STOCK OWNERSHIP INFORMATION
(5)    Comprised of 161,392 shares of common stock held directly and 12,000 shares of common stock held indirectly in trust as of January 9, 2026, and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(6)     Comprised of 7,960 shares of common stock held directly as of January 9, 2026 and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(7)    Comprised of 47,154 shares of common stock held directly as of January 9, 2026 and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(8)    Comprised of 50,627 shares of common stock held directly as of January 9, 2026 and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(9)    Comprised of 17,500 shares of common stock held directly as of January 9, 2026 and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(10)    Comprised of 65,852 shares of common stock held directly as of January 9, 2026 and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(11)    Comprised of 59,540 shares of common stock held directly as of January 9, 2026 and 18,744 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(12)    Comprised of shares included under “Named Executive Officers and Directors”, other than shares beneficially owned by Mr. Diamond, who is currently not an executive officer, and collectively consists of 719,739 shares of common stock held directly and 67,000 shares of common stock held indirectly in trust as of January 9, 2026, 63,174 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 9, 2026, and 131,208 shares of common stock subject to RSUs that may become issuable within 60 days of January 9, 2026.
(13)    Consists of shares of common stock held by BlackRock, Inc. (“BlackRock”), located at 50 Hudson Yards, New York, NY 10001. BlackRock holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of our shares. BlackRock has sole voting power over 3,136,151 shares and sole dispositive power over 3,210,916 shares. This information is based on information supplied by BlackRock in a Schedule 13G/A filed on July 17, 2025 with the SEC.
(14)    Consists of shares of common stock held by The Vanguard Group, Inc. (“Vanguard”), located at 100 Vanguard Blvd., Malvern, PA 19355. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of our shares. Vanguard has shared voting power over 75,485 shares of common stock, sole dispositive power over 3,264,524 shares, and shared dispositive power over 114,702 shares. This information is based on information supplied by Vanguard in a Schedule 13G/A filed with the SEC on February 13, 2024.
(15)    Consists of shares of common stock held by Legal & General Group Plc ("Legal & General") and it's affiliates, located at One Coleman Street, London, United Kingdom, EC2R 5AA. Legal & General is an insurance company and multinational financial services group company. Legal & General Investment Management Limited is a discretionary investment manager authorized and regulated by the UK Financial Conduct Authority. Legal & General UCITS ETF plc is organized as an open-ended investment company with variable capital. The company is structured as an umbrella fund and is comprised of separate sub-funds. The company has segregated liability between its funds and is organized under the laws of Ireland as a public limited company pursuant to the Companies Act (2014) (as amended) (the "Companies Act"). The Company has entered into a management agreement with LGIM Managers (Europe) Limited under which the manager is responsible for the management of the company's affairs. LGIM Managers (Europe) Limited is a limited liability company incorporated in Ireland and authorized by the Central Bank of Ireland as a Super ManCo. The manager has appointed Legal & General Investment Management Limited as investment manager for each of the funds. The investment manager is authorized and regulated by the UK Financial Conduct Authority. Legal & General has shared voting power over 2,840,350 shares and shared dispositive power over 2,852,041 shares. Legal & General Investment Management Limited has shared voting power over 2,836,270 shares and shared dispositive power over 2,846,947 shares. LGIM Managers (Europe) Limited and Legal & General UCITS ETF Plc each have shared voting power and shared dispositive over 2,811,596 shares. Legal & General Investment Management America Inc. has shared voting power over 4,080 shares and shared dispositive power over 5,094 shares. This information is based on information supplied by Legal & General in a Schedule 13G/A filed with the SEC on November 14, 2024.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding our equity compensation plans as of September 30, 2025, with respect to the shares of common stock that may be issued upon the exercise of options under our existing equity compensation plans and arrangements in effect as of September 30, 2025. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.

STOCK OWNERSHIP INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Option(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)(3)
Equity Compensation Plans Approved By Stockholders(4)	3,659,227	$8.86	2,810,378
Equity Compensation Plans Not Approved By Stockholders(5)	1,448,488	10.32
Total	5,107,715
(1)The weighted-average exercise price does not take into account 3,545,638 shares of common stock issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)Represents (i) 2,804,358 shares of common stock available for future awards under the Mitek Systems, Inc. Amended and Restated 2020 Incentive Plan (the “2020 Plan”) as of September 30, 2025 and (ii) 6,020 shares of common stock available for future award under the ESPP as of September 30, 2025.
(3)Under the 2020 Plan: (i) every share issued to a participant pursuant to the exercise of a stock option or SAR shall reduce the share reserve by one share and (ii) every share issued to a participant pursuant to an award other than a stock option or SAR shall reduce the share reserve by 1.25 shares.
(4)Comprised of awards granted under the 2002 Stock Option Plan, the 2006 Stock Option Plan, the 2010 Stock Option Plan and the Amended and Restated 2012 Incentive Plan (the “Prior Plans”), the 2020 Plan, the Director Plan, and the ESPP. There were no awards granted under the Prior Plans after the approval of the 2020 Plan by the company’s stockholders on March 4, 2020. Stock options granted under the Current Plans that were outstanding at such date remain in effect until such options are exercised or expire.
(5)Includes shares available to be issued pursuant to inducement grants of RSUs and PSUs granted to five new hires between November 2018 and April 2025.
Delinquent Section 16(a) Reports
To our knowledge, based solely on a review of such reports that have been filed with the SEC and written representations that no other reports were required, we believe that during the year ended September 30, 2025, our officers, directors, and greater-than-10% stockholders timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934, except for the following Form 4 reports, which were not timely filed: (i) Chris Briggs’ Form 4 due April 28, 2023, filed on April 30, 2025, (ii) Michael Diamond’s Form 4 due November 28, 2023, filed May 16, 2025, (iii) Michael Diamond’s Form 4 due November 29, 2024, filed on December 10, 2024, and (iv) Chris Briggs’ Form 4 due December 5, 2024, filed on December 10, 2024. These late filings were the result of an administrative error.

Other Business
The annual meeting is called for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. We are not aware of any matters for action by stockholders at the annual meeting other than those described in the Notice of Annual Meeting of Stockholders. The enclosed proxy, however, will confer discretionary authority with respect to matters that are not known at the date of the printing hereof and which may properly come before the Annual Meeting or any adjournment or postponement thereof. The proxy holders intend to vote in accordance with their best judgment on any such matters.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Scott Carter
Chair of the Board
San Diego, California
January 26, 2026

Proxy Card

Mitek

C/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

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Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Mitek Systems, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of January 16, 2026

Tuesday, March 3, 2026 9:00 AM, Pacific Time

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM, Pacific Time, March 3, 2026.

Internet:
www.proxypush.com/MITK

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-411-6767

- Use any touch-tone telephone
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Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Ed West, David Lyle and Jason L. Gray (each a "Named Proxy" and collectively, the "Named Proxies"), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Mitek Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before said meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before said meeting or any adjournment or postponement thereof and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, AND FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Mitek

Mitek Systems, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 4 AND 5

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect the following directors to serve until our 2027 annual meeting of stockholders and until their respective successors have been elected and qualified:				
		FOR	WITHHOLD		
	1.01 Scott Carter	☐	☐		**FOR**
	1.02 James D. Fay	☐	☐		**FOR**
	1.03 Rahul Gupta	☐	☐		**FOR**
	1.04 Susan Repo	☐	☐		**FOR**
	1.05 Mark Rossi	☐	☐		**FOR**
	1.06 Kimberly S. Stevenson	☐	☐		**FOR**
	1.07 Donna C. Wells	☐	☐		**FOR**
	1.09 Edward West	☐	☐		**FOR**
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of BDO USA, P.C. as our independent public accounting firm for the fiscal year ending September 30, 2026.	☐	☐	☐	**FOR**
3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers as presented in the Proxy Statement accompanying this notice.	☐	☐	☐	**FOR**
4.	Amend and restate our Employee Stock Purchase Plan.	☐	☐	☐	**FOR**
5.	Amend and restate our 2020 Incentive Plan.	☐	☐	☐	**FOR**

☐ **To attend the meeting and vote your shares in person, please mark this box.**

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date

Appendix A
GAAP Net Income to Adjusted EBITDA Reconciliation
This Proxy Statement includes information about adjusted EBITDA which is a non-GAAP financial measure of financial performance that is not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Adjusted EBITDA is not meant to be considered in isolation or as a substitute for comparable GAAP measure and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP. Management uses both GAAP and adjusted EBITDA when planning, monitoring, and evaluating the company’s performance.
The primary purpose of using non-GAAP financial measures is to provide supplemental information that may prove useful to investors and to enable investors to evaluate the company’s results in the same way management does. Management believes that supplementing GAAP disclosure with non-GAAP disclosure provides investors with a more complete view of the company’s operational performance and allows for meaningful period-to-period comparisons and analysis of trends in the company’s business. Further, to the extent that other companies use similar methods in calculating non-GAAP financial measures, the provision of supplemental non-GAAP information can allow for a comparison of the company’s relative performance against other companies that also report non-GAAP operating results.
Adjusted EBITDA excludes the impact of the following items: interest, taxes, depreciation, amortization, litigation and other legal costs, executive transition costs, stock-based compensation expense, non-recurring audit fees, and restructuring costs.
Please see the table below for the reconciliation of GAAP net income to adjusted EBITDA (in thousands, except data expressed as a percentage of revenues).

Twelve Months Ended September 30, 2025
GAAP net income (loss)	$8,796
Add:
Income tax (benefit) provision	2,813
Other (income) expense, net	(4,598)
Interest Expense	9,779
GAAP operating income (loss)	$16,790

Non-GAAP Adjustments
Depreciation and amortization	$1,315
Amortization of intangibles	14,143
Net changes in estimated fair value of acquisition-related contingent consideration	—
Litigation and other legal costs	485
Executive transition costs	806
Stock-based compensation expense	16,810
Non-recurring audit fees	2,743
Enterprise risk, portfolio positioning and other related costs	—
Restructuring costs	840
Adjusted EBITDA	$53,932
Operating Cash Flow to Free Cash Flow Reconciliation
Free cash flow is calculated as net cash provided by operating activities, less cash used for purchases of property and equipment and management believes that free cash flow is useful to investors as a liquidity measure because it measures the company's ability to generate or use cash in excess of our capital investments in property and equipment in order to enhance the strength of our balance sheet and further invest in our business and potential strategic initiatives. A limitation of the

APPENDIX A
utility of free cash flow as a measure of the company's liquidity is that it does not represent the total increase or decrease in the company's cash balance for the period. Management uses free cash flow in conjunction with traditional U.S. GAAP measures as part of our overall assessment of the company's liquidity, including the preparation of our annual operating budget and quarterly forecasts and to evaluate the effectiveness of our business strategies. There are a number of limitations related to the use of free cash flow as compared to net cash provided by operating activities, including that free cash flow includes capital expenditures, the benefits of which are realized in periods subsequent to those when expenditures are made.
Please see the table below for the reconciliation of GAAP net cash provided by (used in) operating activities to free cash flow (in thousands).

Twelve Months Ended September 30, 2025
Net cash provided by (used in) operating activities	$55,340
Less:
Purchases of property and equipment, net	(1,155)
Free Cash Flow	$54,185

Appendix B
Mitek Systems, Inc.
Amended and Restated Employee Stock Purchase Plan
(approved by the Board of Directors on January 20, 2026 (the “Effective Date”))

1.	Purpose.
The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.
(a) “Board” shall mean the Board of Directors of the Company.
(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c) “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.
(d) “Company” shall mean Mitek Systems, Inc., a Delaware corporation.
(e) “Compensation” shall mean an Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation) and payments for overtime, but exclusive of payments for bonus compensation, equity compensation and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(f) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
(g) “Employee” shall mean any individual who is an employee of the Company or any Designated Subsidiary for purposes of tax withholding under the Code (or other applicable law in the case of non-U.S. employees) whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.
(h) “Exercise Date” shall mean the date one day prior to the date six (6) months, twelve (12) months, eighteen (18) months or twenty-four (24) months after the Offering Date of each Offering Period, provided that if an Exercise Date would otherwise occur on a day which is not a Trading Day, such Exercise Date shall be the last Trading Day occurring prior to such day. Notwithstanding the foregoing, no Exercise Date for an Offering Period shall be scheduled beyond the expiration of an Offering Period.
(i) “Exercise Period” shall mean a period commencing on an Offering Date or on the day after an Exercise Date and terminating one (1) day prior to the date six (6) months later.

APPENDIX B
(j) “Offering Period” shall mean a period of twenty-four (24) months (or such shorter period as determined by the Administrator) consisting of up to four (4) six-month Exercise Periods during which purchase rights granted pursuant to the Plan may be exercised.
(k) “Offering Date” shall mean the first day of each Offering Period of the Plan.
(l) “Plan” shall mean this Amended and Restated Employee Stock Purchase Plan, as amended.
(m) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
(n) “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3.	Eligibility.
(a) Any Employee as defined in Section 2 who shall be employed by the Company or a Designated Subsidiary on the Offering Date of an Offering Period shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Code.
(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options (including purchase rights granted under the Plan) to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

4.	Offering Periods.
(a) The Plan shall be implemented by consecutive, and overlapping twenty-four (24) month (or such shorter period as determined by the Administrator) Offering Periods (provided, however, if the duration of an Offering Period is less than 12 months, Offering Periods shall be consecutive but not overlapping) with a new Offering Period commencing on the first Trading Day occurring on or after February 14 and August 15 of each year (or on such other day as the Administrator may determine). Subject to the requirements of Section 20, the Administrator shall have the power to change the duration of Offering Periods and the duration of Exercise Periods within Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected; provided, however, that no Offering Period shall have a duration of more than twenty-seven (27) months.
(b) The Administrator shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offering Periods having different terms and conditions and to designate the Subsidiary(ies) that may participate in a particular Offering Period, provided that each Offering Period shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all participants granted a purchase right pursuant to such Offering Period shall have the same rights and privileges within the meaning of such section. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Administrator shall have the power, in its discretion, to grant purchase rights in an Offering Period to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of purchase rights granted under the same Offering Period to Employees resident in the United States.

APPENDIX B

5.	Participation.
(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on a form provided by the Company and filing it with the Company’s payroll office on or before the Offering Date of the applicable Offering Period, unless an earlier time for filing the subscription agreement is set by the Administrator for all eligible Employees with respect to a given offering. For the avoidance of doubt, a subscription agreement may be in electronic form.
(b) Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall end on the last Exercise Date of the Offering Period to which such authorization is applicable, unless sooner terminated as provided in Section 11.

6.	Payroll Deductions.
(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) or less than one percent (1%) of his or her Compensation.
(b) All payroll deductions made by a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.
(c) A participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease the rate or amount of his or her payroll deductions during the Offering Period (within the limitations of Section 6(a)) by completing and filing with the Company a new subscription agreement authorizing a change in the rate or amount of payroll deductions; provided, however, that a participant may not decrease the rate or amount of his or her payroll deductions more than once in any month in any Exercise Period. The change in rate shall be effective fifteen (15) business days following the Company’s receipt of the new authorization or after such shorter period as may be permitted by the Company. Subject to the limitations of Section 6(a), a participant’s subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in Section 11.
(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year equal $25,000. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Exercise Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 11.
(e) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Purchase Right.
(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted a purchase right to purchase on each Exercise Date during such Offering Period (at the per share purchase price) up to a number of shares of the Company’s Common Stock determined by dividing

APPENDIX B
such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Exercise Date; provided, however, that the maximum number of shares of Common Stock an Employee may purchase on each Exercise Date shall be 2,000 shares (the “Share Limit”), and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 13 hereof. Exercise of each purchase right during the Offering Period shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 11, and each purchase right shall expire at midnight on the last day of the applicable Exercise Period. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein
(b) The purchase price per share of the shares offered in a given Exercise Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company’s Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for such date, as reported by the NASDAQ Stock Market, or, in the event the Common Stock is listed on another stock exchange constituting the primary market for the Common Stock, the fair market value per share shall be the closing price on such exchange on such date, as reported in The Wall Street Journal. In the event the applicable date occurs on a day which is not a Trading Day, the fair market value shall be based on the closing price on the preceding Trading Day.

8.	Exercise of Purchase Right.
During a participant’s lifetime, a participant’s right to purchase shares hereunder is exercisable only by him or her. Unless a participant withdraws from the Plan as provided in Section 11, hereof, his or her purchase right shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any payroll deductions which remain in a participant’s account after the individual has purchased on an Exercise Date the maximum number of shares allowable under Section 7 hereof, shall be returned to the participant. Notwithstanding the foregoing, if the payroll deductions remaining in a participant’s account following an Exercise Date are in an amount which was not sufficient to purchase an additional full share (and the applicable participant did not purchase the maximum number of shares allowable under Section 7 hereof on the Exercise Date), then such amount shall be retained in the participant’s account to be applied during the same or the subsequent Offering Period.

9.	Delivery.
As promptly as practicable after the Exercise Date of each Exercise Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her purchase right.

10.	Automatic Transfer to Low Price Offering Period.
In the event that the fair market value of the Company’s Common Stock is lower on an Exercise Date of an Offering Period (other than the last Exercise Date thereof) than it was on the Offering Date for that Offering Period, all Employees participating in such Offering Period on the Exercise Date shall be deemed to have withdrawn from the Offering Period immediately after the exercise of their purchase right on such Exercise Date and to have enrolled as participants in a new Offering Period which begins on or about the day following such Exercise Date.

11.	Withdrawal; Termination of Employment.

APPENDIX B
(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase rights under the Plan at any time on fifteen (15) business days’ notice (or such shorter notice as the Company may permit) by giving written notice to the Company pursuant to a form to be provided by the Company, which such form may be electronic. All of the participant’s payroll deductions credited to his or her account will be paid to such participant as promptly as practicable after receipt of notice of withdrawal and such participant’s remaining purchase rights for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.
(b) Upon a participant’s ceasing to be an Employee prior to an Exercise Date for any reason, including retirement or death, or upon termination of a participant’s employment relationship (as described in Section 2(g)), the payroll deductions credited to such participant’s account during the Exercise Period but not yet used to exercise a purchase right will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s remaining purchase rights will be automatically terminated.
(c) In the event an Employee fails to remain an Employee of the Company or a Designated Subsidiary for at least twenty (20) hours per week during an Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to such participant and such participant’s remaining purchase rights terminated.
(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

12.	Interest.
No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.
(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be equal to 2,000,000 shares, which is the sum of (i) 1,000,000 new shares and (ii) 1,000,000 shares originally reserved under the Plan prior to it amendment and restatement that remained unissued as of the Effective Date, subject to adjustment upon changes in capitalization of the Company as provided in Section 19. If on a given Exercise Date the number of shares with respect to which purchase rights are to be exercised exceeds the number of shares then available under the Plan (after deduction of all shares for which purchase rights have previously been exercised), the Company shall make a pro rata allocation to the participants on such Exercise Date of the shares remaining available in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the purchase right to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.
(b) The participant will have no interest or voting right in shares covered by his or her purchase rights until the applicable purchase right has been exercised.
(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14.	Administration.

APPENDIX B
(a) Administrative Body. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board (such administrating body, the “Administrator”). The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator, to the fullest extent permitted by law, shall be final and binding upon all parties.
(b) Rule 16b-3 Limitations. Notwithstanding the provisions of Subsection (a) of this Section 14, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

15.	Designation of Beneficiary.
(a) Subject to compliance with local law and procedures, a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Exercise Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to an Exercise Date.
(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant or as otherwise required by applicable law.

16.	Transferability.
Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.

17.	Use of Funds.
All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.	Reports.
Individual bookkeeping accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees annually, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization.
Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under purchase rights (collectively, the “Reserves”) as well as the price per share of Common Stock covered by each

APPENDIX B
purchase right under the Plan which has not yet been exercised, and the Share Limit shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a purchase right.
(a) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her purchase right has been changed to the New Exercise Date and that his or her purchase right will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11. For purposes of this Section, a purchase right granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger the purchase right confers the right to purchase, for each share of stock subject to the purchase right immediately prior to the sale of assets or merger the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the purchase right to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.
(b) The Administrator may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, the Share Limit, and the price per share of Common Stock covered by each outstanding purchase right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.	Amendment or Termination.
(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect purchase rights previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any

APPENDIX B
other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

21.	Notices.
All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares.
Shares shall not be issued with respect to a purchase right unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23.	Term of Plan.
The Plan shall continue in effect until the tenth anniversary of the Effective Date unless sooner terminated under Section 20.

Appendix C
MITEK SYSTEMS, INC.
SECOND AMENDED AND RESTATED 2020 INCENTIVE PLAN

1.    Purpose of the Plan.
The purpose of this Plan is to make available certain equity and other incentives to motivate selected Employees, Directors and Consultants to put forth their best efforts toward the continued growth, profitability and success of the Company and to align the interests of such Employees, Directors and Consultants with those of the Company’s stockholders.
2.    Definitions.
The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a) “Acquiring Company” means the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).
(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.
(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal, state and other laws, rules and regulations, including any rules of any applicable stock exchange or national market system on which the Company’s capital stock is listed or quoted, and the laws, rules and regulations of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
(d) “Assumed” means that pursuant to a Change of Control either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the Acquiring Company in connection with the Change of Control with appropriate adjustments, if applicable, to the number and type of securities of the Acquiring Company subject to the Award and the exercise or purchase price thereof, if any.
(e) “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, cash or other right or benefit under the Plan.
(f) “Award Agreement” means the written agreement evidencing the grant of an Award, including any amendments thereto.
(g) “Board” means the Board of Directors of the Company.
(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Participant’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written policy covering the Participant or a written agreement between the Participant and the Company or such Related Entity; provided, however, that in the absence of a then-effective written policy or written agreement containing a definition of Cause, “Cause” shall mean, in the reasonable determination of the Company or the Committee (i) any material failure on the part of a Participant (other than by reason of Disability) to faithfully and professionally carry out the Participant’s duties to the Company or any Related Entity, (ii) the Participant’s dishonesty, willful misconduct or gross negligence in connection with the Participant’s performance of his or her duties to the Company or any Related Entity, (iii) the Participant’s

APPENDIX C
commission of a crime involving dishonesty, breach of trust or moral turpitude or any felony, or (iv) the Participant’s insobriety on the job or illegal use of drugs, chemicals or controlled substances; provided, further, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Change of Control, such definition of “Cause” shall not apply until a Change of Control is actually consummated.
(i) “Change of Control” of the Company means the occurrence of any of the following events or circumstances:
(i) any “person” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), including a “group” within the meaning of such Section 13(d) (but excluding the Company and any of its Subsidiaries and any employee benefit plan sponsored or maintained by the Company or any of its Subsidiaries), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);
(ii) the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange, where the persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange; or
(iii) a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where: (A) the Company sells, exchanges or otherwise disposes of or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportion as their ownership of the Company Voting Securities immediately prior to such transaction; and (B) such corporation expressly Assumes all outstanding Awards.
(j) “Code” means the Internal Revenue Code of 1986, as amended.
(k) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market, LLC and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. “Committee” shall also mean the Board in the event the Board takes action hereunder, provided that, at the time of taking such action, the Board is comprised of a majority of directors who meet the criteria set forth in clauses “(i)” through “(ii)” above.
(l) “Common Stock” means the common stock of the Company.
(m) “Company” means Mitek Systems, Inc., a Delaware corporation, or any Acquiring Company that Assumes outstanding Awards and/or adopts the Plan in connection with a Change of Control.
(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
(o) “Continuous Service” means that the provision of services by an individual to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In

APPENDIX C
jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated on the actual cessation of services by the individual providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any Acquiring Company, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company, a Related Entity or an Acquiring Company in any capacity of Employee, Director or Consultant (except as otherwise provided in the applicable Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other personal leave authorized by the Company. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment on expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the first (1st) day following the expiration of such three (3) month period.
(p) “Director” means a member of the Board or the board of directors of any Related Entity.
(q) “Disability” shall be as defined under the long-term disability policy of the Company or the Related Entity to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Related Entity to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion or the Committee makes such determination in its reasonable discretion.
(r) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment by the Company or a Related Entity of a director’s fee to an individual shall not be sufficient to constitute “in the employ” by the Company.
(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t) “Fair Market Value” means:
(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

APPENDIX C
(iii) in the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(w) “Non-Employee Director” means a member of the Board who is not an Employee.
(x) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(y) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ab) “Participant” means an Employee, Director or Consultant who receives an Award under the Plan.
(ac) “Plan” means this Amended and Restated 2020 Incentive Plan.
(ad) “Previous Plans” means the Company’s 2002 Stock Option Plan, the Company’s 2006 Stock Option Plan, the Company’s 2010 Stock Option Plan and the Company’s 2012 Incentive Plan.
(ae) “Proceeds Per Share” means the fair market value, as determined in good faith by the Committee, of the consideration to be received per Share by the stockholders of the Company on the occurrence of a Change of Control except that, in the event of a Change of Control under Section 2(i)(iii), “Proceeds Per Share” shall mean the fair market value, as determined in good faith by the Committee, of the consideration that would be distributable to stockholders of the Company if the Company distributed all of the consideration received in connection with such Change of Control to the stockholders of the Company, less adjustments for debt, expenses and other amounts as determined by the Committee.
(af) “Related Entity” means any Parent or Subsidiary of the Company.
(ag) “Replaced” means that pursuant to a Change of Control, an Award is replaced with a stock award or a cash incentive program of the Company, the Acquiring Company (if applicable) or Parent of any of them which provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award.
(ah) “Restricted Stock” means Shares issued under the Plan to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Committee.
(ai) “Restricted Stock Units” means an Award that may be earned in whole or in part upon the passage of time or the attainment of specified performance criteria established by the Committee and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Committee.
(aj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.
(ak) “SAR” means a stock appreciation right entitling the Participant to Shares or cash compensation, as established by the Committee, measured by appreciation in the value of Common Stock.

APPENDIX C
(al) “Section 409A” means Section 409A of the Code.
(am) “Share” means a share of the Common Stock.
(an) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ao) “Termination Without Cause” means a termination of Participant’s status as an Employee, Director, or Consultant of the Company for reasons other than death, Disability or Cause.
3.     Administration of the Plan.
(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective, and any Award granted in a manner inconsistent with the provisions of this subsection (b) shall be presumptively valid as of its grant date to the extent permitted by Applicable Laws, even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for Committee membership set forth in clauses “(i)” through “(ii)” of Section 2(k). To the extent not inconsistent with Applicable Laws or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
(c) Powers of the Committee. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have the authority, in its sole discretion, to:
(i) determine whether and to what extent Awards are granted hereunder;
(ii) select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;
(iii) determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;
(iv) approve forms of Award Agreements for use under the Plan;
(v) determine the terms and conditions of any Award granted hereunder;
(vi) amend the terms of any outstanding Award granted hereunder; provided that (A) any amendment not expressly permitted by this Plan that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant, (B) the reduction of the exercise price of any Option awarded under the Plan or the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval, and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount, as applicable, exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, cash or other Award shall be subject to stockholder approval, unless such cancellation and exchange occurs in connection with a Change of Control. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock or other Award with an exercise price,

APPENDIX C
purchase price or base appreciation amount, as applicable, that is equal to or greater than the exercise price or base appreciation amount, as applicable, of the original Option or SAR shall not be subject to stockholder approval, provided such exchange does not result in an increase in value to the Award;
(vii) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including, without limitation, any notice of Award or Award Agreement;
(viii) grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan; and
(ix) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.
In addition to the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate, in its sole discretion, and to make any findings of fact necessary in connection with the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determinations made by the Committee pursuant to the Plan shall be final, binding and conclusive. The validity of any such interpretation, construction, determination or finding of fact shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.
The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee; provided, however, that the Committee may not exercise any right or power reserved to the Board (unless the Board is acting as the Committee with respect thereto). Any decision made or action taken by the Committee or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.
(d) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law or by the Company’s certificate of incorporation, bylaws or contractual arrangements between the Company or a Related Entity and such persons.
4.     Stock Subject to the Plan.
(a) Maximum Number of Shares and Other Limits. Subject to adjustment and the provisions of Section 12 herein, the maximum aggregate number of Shares which may be issued pursuant to all Awards is no more than the sum of (i) 13,779,079 Shares (the “Initial Shares”), plus (ii) any Shares underlying awards under the Previous Plans that are terminated, forfeited, cancelled, expire unexercised, or are settled in cash after January 17, 2020. All of the Initial Shares may be issued pursuant to Incentive Stock Options. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b) Shares Available for Future Issuance. Any Shares covered by an Award (or portion of an Award) that are terminated, forfeited, canceled or expired (whether voluntarily or involuntarily) or issued (e.g., as substitution awards or inducement grants) pursuant to Section 7(a)(i) below, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price (or option exercise for Previous Awards) shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation (whether related to Awards under the Plan or Previous Awards) shall not be returned to

APPENDIX C
the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of a SAR (or SAR granted under a Previous Plan) that is exercised (whether or not such Shares are actually issued to the Participant upon exercise of the SAR) shall be considered issued pursuant to the Plan.
(c) Effect of Plans Operated by Acquired Companies. If a company or other entity acquired by the Company or any Subsidiary of the Company, or with which the Company or any Subsidiary of the Company merges or otherwise combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition, merger or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, cause the Company to pay cash in lieu of any fractional Share in settlement of an Award.
5.     Eligibility.
Awards, other than Incentive Stock Options, may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Related Entity. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Committee may determine from time to time.
6.     Types of Awards.
(a) Options. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Options. Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of Options will be evidenced by an Award Agreement. Each Award Agreement will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of Options will specify the number of Shares to which it pertains.
(iii) The Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options that become exercisable for the first time by a Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. To the extent an Option issued to a Participant exceeds this limit, the Option will be treated as a Non-Qualified Stock Option.
(iv) Each grant of Options will specify the per Share exercise price, which may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; provided,

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however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Related Entity, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(v) Each grant of Options will specify the vesting period, which shall be no less than one-year from the Option’s grant date, before the Options or installments thereof will become exercisable.
(vi) A grant of Options may provide for the accelerated vesting and exercisability of all or a portion of such Options in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(vii) A grant of Options may specify performance criteria that must be achieved as a condition to the exercise of such Options or that may result in the accelerated vesting of such Options, subject to the one-year vesting requirement in clause (v).
(viii) The term of each Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.
(ix) Each Participant that receives Options is responsible for complying with all laws and regulations applicable to recipients and holders of Options, including any applicable federal or state securities laws, and any Company policy or procedure that pertains to the trading of the Company’s securities.
(x) An Option may, but need not, include a provision whereby the Participant may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Option prior to full vesting of the Option. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Committee determines to be appropriate.
(b) SARs. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of SARs. Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of SARs will be evidenced by an Award Agreement, which will be subject to the Plan, describe such SARs and contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of SARs will specify the number of Shares to which it pertains.
(iii) Each grant of SARs will specify the base appreciation amount, which may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iv) A grant of SARs may specify that the amount payable upon exercise of a SAR may not exceed a maximum amount specified by the Committee on the date of grant.
(v) Each grant of SARs will specify the vesting period, which shall be no less than one year from the SARs grant date, before the SARs or installments thereof will become exercisable.
(vi) A grant of SARs may specify waiting periods before exercise and permissible exercise dates or periods.

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(vii) A grant of SARs may provide that the exercisability of a SAR may be accelerated in whole or in part in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(viii) A grant of SARs may specify performance criteria that must be achieved as a condition to the exercise of such SARs or that may result in the accelerated vesting or exercisability of such SARs subject to the one-year rule set forth in clause (v).
(ix)The term of each SAR shall be no more than ten (10) years from the date of grant thereof.
(c) Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Participants of Restricted Stock. Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of Restricted Stock will be evidenced by an Award Agreement, which will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time. Unless otherwise directed by the Committee, all Restricted Stock will be held in custody by the Company or its transfer agent and registrar until all restrictions thereon have lapsed.
(ii) Each grant of Restricted Stock will specify the number of Shares to which it pertains.
(iii) Each grant of Restricted Stock will specify the period that must be satisfied before the restrictions pertaining to such grant or sale of Restricted Stock will lapse and the Restricted Stock will become vested, which shall be no less than one year from the Restricted Stock grant date and/or may provide that all or a portion of the restrictions pertaining to such Restricted Stock will lapse upon achievement of specified performance criteria subject to the one-year vesting rule described in this sentence.
(iv) Each grant of Restricted Stock will provide that, during the period for which the risk of forfeiture continues, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company’s favor or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).
(v) A grant of Restricted Stock may provide for the accelerated vesting of such Restricted Stock in whole or in part in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).
(d) Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Participants of Restricted Stock Units. Each such grant shall (unless otherwise determined by the Committee or unless otherwise set forth in an individual Award Agreement) be subject to the following provisions:
(i) Each grant of Restricted Stock Units will be evidenced by an Award Agreement, which will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.
(ii) Each grant of Restricted Stock Units will specify the number of Shares to which it pertains.
(iii) A grant of Restricted Stock Units may provide for the accelerated vesting of such Restricted Stock Units in whole or in part in the event of the retirement, death, Disability or other termination of the Participant’s service or a Change of Control (or other similar transaction or event).

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(iv) A grant of Restricted Stock Units will specify the period that must be satisfied before the restrictions pertaining to such Restricted Stock Units will lapse and the Restricted Stock Units will become vested, which shall not be less than one year from the Restricted Stock Unit’s grant date and/or may provide that all or a portion of the restrictions pertaining to such Restricted Stock Units will lapse upon achievement of specified performance criteria, subject to the one-year vesting rule described in this sentence.
(v) A Participant that receives Restricted Stock Units will have no rights of ownership in such Restricted Stock Units and will have no right to vote the Shares underlying such Restricted Stock Units.
7.     Terms and Conditions of Awards.
(a) Acquisitions and Other Transactions.
(i) In General. To the extent permitted by Applicable Laws, the Committee may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity engaging in an acquisition or merger (e.g., as currently permitted under NASDAQ Listing Rule 5635(c)(3) and NASDAQ IM-5635-1) and such Awards shall not count against the Share reserve under the Plan described in Section 4(a). In the case of an Award issued pursuant to this Section 7(a)(i), the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.
(ii) Other Acquisitions and Transactions. To the extent permitted by Applicable Laws, the Committee may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction not described in Section 7(a)(i). In the case of an Award issued pursuant to this Section 7(a)(ii), the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award. To the extent required by Applicable Laws, such grants shall count against the Share reserve under the Plan described in Section 4(a).
(b) Deferral of Award Payment. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.
(c) Separate Programs; Individual Limitations on Non-Cash Awards. The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time. The maximum number of Shares with respect to which a participant may be granted Options, SARs, Restricted Stock and/or Restricted Stock Units in any calendar year shall be equal to the Initial Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 12 below. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award (but any such amount paid in Shares will be counted against the total Shares available under the Plan) if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment). Notwithstanding anything to the

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contrary herein, no Non-Employee Director shall receive in excess of $350,000 of compensation in any calendar year, determined by adding (i) all cash compensation to such Non-Employee Director and (ii) the fair market value of all equity-based awards granted to such Non-Employee Director in such calendar year, whether governed by this Plan or not, based on the fair market value of such equity-based awards on the grant date (as determined in a manner consistent with that used for Director compensation for proxy statement disclosure purposes in the year in which the award occurs). The Non-Employee Director annual compensation limitation described in this Section shall be determined without regard to amounts paid to a Non-Employee Director during any period in which such individual was an employee or consultant (other than grants of awards paid for service in their capacity as a Non-Employee Director), and any severance and other payments such as consulting fees paid to a Non-Employee Director for such director’s prior or current service to the Company or any Subsidiary other than serving as a director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.
(d) Transferability of Awards. Except as otherwise permitted by the Committee or as otherwise provided herein, Awards may not be pledged, assigned, hypothecated or transferred in any manner (whether by operation of law or otherwise), other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Participant only by the Participant; provided, however, that in no event may an Award be transferred to a third party financial institution for value. Notwithstanding the foregoing, the Participant may designate one or more beneficiaries of the Participant’s Award in the event of the Participant’s death on a beneficiary designation form approved by the Committee.
(e) Limited Exception to Nontransferability. Notwithstanding Section 7(d), the Committee may determine that a Non-Qualified Stock Option may be transferred by a Participant to one or more members of such Participant’s immediate family, to a partnership of which the only partners are members of such Participant’s immediate family, or to a trust established by a Participant for the benefit of one or more members of such Participant’s immediate family. For this purpose, “immediate family” means a Participant’s spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this Section 7(e) may not further transfer such Non-Qualified Stock Option. A trust described in this Section 7(e) may not be amended to benefit any person other than a member of the Participant’s immediate family. A Non-Qualified Stock Option transferred pursuant to this Section 7(e) shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of Section 9 relating to the effect on the Non-Qualified Stock Option of the termination of Continuous Service of the Participant, and shall be subject to such other rules as the Committee shall determine.
(f) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Committee makes the determination to grant such Award, or such other date as is determined by the Committee.
(g) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any such Dividend Equivalents will be are subject to the same vesting or performance conditions as the underlying Award and will be paid to the Participant holding the underlying Award at the same time as the Shares underlying the Award are delivered to the Participant. For the sake of clarity, this Plan prohibits payment of dividend equivalents or dividends at any time prior to the time that the Shares underlying an Award are vested, and any such dividend equivalents or dividends (e.g. on restricted stock or restricted stock units) shall be forfeited to the same extent as the underlying Award.
(h) Limited Exception to Minimum Vesting. Notwithstanding the limitations set forth in Section 6(a)(v), 6(b)(v), 6(c)(iii), and 6(d)(iv), Awards covering up to 5% of the total share reserve of the Plan (subject to

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adjustment as provided in Section 12) may be issued with vesting periods shorter than one year from the date of grant of such Awards. In addition, the one-year minimum vesting requirements exclude any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting; and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise. For purposes of this Section, “Substitute Awards” shall mean Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
8.     Consideration and Taxes.
(a) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Committee. In addition to any other types of consideration the Committee may determine, the Committee is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:
(i) cash;
(ii) check;
(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;
(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Participant (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;
(v) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Committee) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares);
(vi) promissory note (if not otherwise prohibited by Applicable Laws); or
(vii) any combination of the foregoing methods of payment.
The Committee may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement, or by other means, grant Awards that do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration. Except as required by Applicable Laws, the Committee is not required to accept any of the above forms of consideration, as long as the Committee provides for a reasonable payment alternative.

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(b) Taxes. No Shares shall be delivered under the Plan to any Participant or other person until such Participant or other person has made arrangements acceptable to the Committee for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.
9.     Termination of Continuous Service.
(a) In General. Any Awards (or portions thereof) that are not exercisable on the date of termination of a Participant’s status as an Employee, Director or Consultant, as applicable, for any reason shall lapse and automatically be canceled, unless at the time of such termination the award is subject to contingent post-termination vesting, in which case the unvested award shall remain outstanding until the Committee determines whether such post-termination contingency has triggered vesting.
(b) Termination Without Cause. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s Termination Without Cause. Except as otherwise provided in an individual Award Agreement, in the event of a Participant’s Termination Without Cause, any Award granted to such Participant may be exercised in whole or in part at any time within the earlier to occur of (i) ninety (90) days after the Participant’s Termination Without Cause, or (ii) the date on which such Award expires by its terms; provided, however, that such Award may only be exercised to the extent such Participant’s right to exercise such Award had vested or accrued at the time of the Participant’s Termination Without Cause.
(c) Death. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s death. Unless otherwise provided in an individual Award Agreement, in the event of a Participant’s death, any Award granted to such Participant may be exercised in whole or in part at any time within the earlier to occur of (i) one (1) year after the date of the Participant’s death, or (ii) the date on which such Award expires by its terms; provided, however, that such Award may only be exercised to the extent such Participant’s right to exercise such Award had vested or accrued at the time of such Participant’s death.
(d) Disability. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s Disability. Unless otherwise provided in an individual Award Agreement, in the event that a Participant’s Continuous Service terminates due to the Participant’s Disability, any Award granted to such Participant may be exercised in whole or in part at any time within the earlier to occur of (i) one (1) year after the Participant’s termination of Continuous Service, or (ii) the date on which such Award expires by its terms; provided, however, that such Award may only be exercised to the extent such Participant’s right to exercise such Award had vested or accrued at the time of the Participant’s termination of Continuous Service; provided, further, that if an Incentive Stock Option is not exercised within three (3) months following a termination of status as an Employee due to Disability, it shall be treated as a Non-Qualified Stock Option.
(e) Termination for Cause. A Participant who is terminated for Cause shall, unless otherwise determined by the Committee, immediately forfeit, effective as of the date the Participant first engaged in such conduct giving rise to his or her termination for Cause, all unexercised, unearned and/or unpaid Awards, including without limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing. For the sake of clarity, the Committee may retroactively classify a termination as having been for Cause at any time.
10.     Exercise of Award.
(a) Procedure for Exercise; Rights as a Stockholder.

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(i) Subject to Section 9, any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee under the terms of the Plan and specified in the Award Agreement.
(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 8(a)(iv).
(iii) No Participant or beneficiary thereof shall have any rights as a stockholder of the Company with respect to any Shares underlying an Award until the date of exercise and deemed issuance of Shares to such Participant.
(b) Exercise of Award Following Termination of Continuous Service.
(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and, subject to Section 9, may be exercised following the termination of a Participant’s Continuous Service only to the extent provided in the Award Agreement.
(ii) Where the Award Agreement permits a Participant to exercise an Award following the termination of the Participant’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the first to occur of (a) the last day of the specified period or (b) the last day of the original term of the Award.
(iii) Any Award designated as an Incentive Stock Option, to the extent not exercised within the time permitted by Applicable Laws for the exercise of Incentive Stock Options following the termination of a Participant’s Continuous Service, shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified herein or in the Award Agreement.
11.     Conditions Upon Issuance of Shares.
(a) If at any time the Committee determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares, cash or other consideration pursuant to the terms of an Award shall be suspended until the Committee determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.
(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, or to make such other representations and warranties if, in the opinion of counsel for the Company, any such representations or warranties are required by any Applicable Laws.
12.     Adjustments Upon Changes in Capitalization.
Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Participant in any calendar year, as well as any other terms that the Committee determines require adjustment, shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the

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Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments and any determinations or interpretations shall be made by the Committee and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Committee may, in its sole discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as determined by the Committee, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
13.     Change of Control.
(a) Continuation of Awards to Extent Assumed or Replaced in Change of Control. Except as otherwise provided in an individual Award Agreement, effective upon a Change of Control, all outstanding Awards under the Plan that are expressly Assumed or Replaced by the Acquiring Company shall remain outstanding and shall continue to vest and become exercisable in accordance with their terms, subject to appropriate adjustment to the type and number of Shares and exercise price to take into account the Change of Control.
(b) Acceleration of Award upon Change of Control. Except as otherwise provided in an individual Award Agreement, in the event of a Change of Control, the portion of each Award that is neither Assumed nor Replaced by the Acquiring Company shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights for all of the Shares (or other consideration) represented by such Award or portion of the Award, immediately prior to the specified effective date of such Change of Control.
(c) Cashing Out of Awards. In the case of a proposed Change of Control, the Committee may, but shall not be obligated to, prior to the occurrence of the Change of Control, declare and provide written notice to the holders of some or all outstanding Options and SARs that the outstanding Options and SARs shall accelerate and become exercisable in full and that some or all of such Options and SARs, whether or not exercisable prior to such acceleration, must be exercised within the period of time set forth in such notice or they will terminate. In connection with any declaration pursuant to this Section 13(c), the Committee shall provide for a cash payment (or if the Committee so elects in lieu of solely cash, such form(s) of consideration, including cash and/or property, singly or in such combination as the Committee shall determine, that the Participant would have received as a result of the Change of Control if the holder of the Option or SAR had exercised the Option or SAR immediately prior to the Change of Control) to each holder of an Option or SAR that is terminated in an amount equal to, for each Share covered by a canceled Option or SAR, (i) in the case of an Option, the amount, if any, by which the Proceeds Per Share (as defined below) exceeds the exercise price per share covered by such Option or (ii) for each SAR, the amount, if any, by which the Proceeds Per Share exceeds the base appreciation amount applicable to such SAR. In the event of a declaration pursuant to this Section 13(c), each such Option and SAR, to the extent not exercised prior to the Change of Control, shall be canceled at the time of, or immediately prior to, the Change of Control, as provided in the declaration. Notwithstanding the foregoing, the holder of each Option or SAR shall not be entitled to the payment provided for in this Section 13(c) if the Option or SAR shall have expired or been forfeited.
(d) Cancellation of Options and SARs. In connection with a Change of Control, the Committee may, but shall not be obligated to, declare that if (i) in the case of an Option, the Proceeds Per Share applicable to the vested portion of such Option is less than the exercise price per Share applicable to the vested portion of such Option, or (ii) in the case of a SAR, the Proceeds Per Share applicable to the exercisable portion of such SAR is less than the base appreciation amount applicable to the exercisable portion of such SAR, no consideration shall

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be payable to the Participant with respect to such portion of the Option or SAR, as applicable, and such Option or SAR, as applicable, shall be canceled at the time of, or immediately prior to, the Change of Control.
(e) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated pursuant to this Section 13 shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded.
14.     Effective Date and Term of Plan.
The Plan shall become effective upon its approval by the Company’s stockholders. It shall continue in effect until the earlier of (i) all Shares subject to the Plan have been distributed, (ii) all Awards have expired or terminated, (iii) termination pursuant to Section 18, and (iv) ten (10) years from the date the Plan was last approved by the Company’s stockholders pursuant to Applicable Laws.
15.     Clawback Policy; Recoupment of Awards.
Notwithstanding any other provisions of this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any recoupment, clawback, or similar policies of the Company that may be adopted and/or modified by the Board from time to time (each such policy, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with a Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by each Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
16.     Section 409A and Tax Consequences.
To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and applicable Award Agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and applicable Award Agreement, adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions that the Committee determines are necessary or appropriate to (i) exempt such Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A, including by retroactively cancelling such Award Agreement. The Company makes no guarantees with respect to the tax treatment relating to any Award hereunder. Neither the Company, any Related Entity, nor any of their respective directors, officers, or employees shall be liable to any Participant with respect to any negative tax consequences that arise with respect to any Award. Notwithstanding anything to the contrary contained in this Plan or in an Award Agreement, in the event that a Participant is a “specified employee” within the meaning of Section 409A, as determined by the Committee (a “Specified Employee”) at the time of such Participant’s separation from service from the Company within the meaning of Section 409A (“Separation from Service”), then to the extent that any amount or benefit owed to such Participant under an Award (x) constitutes a non-qualified deferred compensation for purposes of Section 409A and (y) is considered for purposes of Section 409A to be payable to the Participant on account of the Participant’s Separation from Service, then such amount or benefit shall not be paid or provided during the six (6) month period following the date of the Participant’s Separation from Service and instead shall be paid or provided on the first day of the seventh month following the Participant’s Separation from Service.
17.     Compliance With Section 16(b) of the Exchange Act.

APPENDIX C
In the case of Participants who are or may be subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and any Award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 under the Exchange Act, so that such Participants will be entitled to the benefits of Rule 16b-3 under the Exchange Act or other rules of exemption under Section 16 of the Exchange Act and will not be subjected to liability thereunder. If any provision of the Plan or any Award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with the intent expressed herein, such provision shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Exchange Act.
18.     Amendment, Suspension or Termination of the Plan.
(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 3(c)(vi) or this Section 18(a).
(b) If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. No amendment, suspension or termination of the Plan may, without the consent of the Participant to whom an Award shall theretofore have been granted, materially adversely affect the rights of such Participant under such Award, except to the extent any such action is undertaken to cause the Plan to comply with Applicable Laws.
(c) No Award may be granted during any suspension of the Plan or after termination of the Plan.
(d) No suspension or termination of the Plan shall adversely affect any rights under Awards already granted to a Participant.
19.     Reservation of Shares.
(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
20.     No Effect on Terms of Employment/Consulting Relationship.
The Plan shall not confer upon any Participant any right with respect to the Participant’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Participant’s Continuous Service at any time, with or without Cause and with or without notice.
21.     No Effect on Retirement and Other Benefit Plans.
Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.
22.     Stockholder Approval.
The grant of Awards under the Plan shall be subject to approval by the Company’s stockholders within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained

APPENDIX C
in the degree and manner required under Applicable Laws. To the extent permitted by Applicable Laws, the Committee may grant Awards under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Award shall be exercisable and no amounts shall be payable with respect thereto and each such award shall automatically terminate without compensation therefore, to the extent stockholder approval is not timely obtained. For the avoidance of doubt, to the extent approval by the Company’s stockholders is not obtained within twelve (12) months after the date the Plan, as amended and restated, is adopted by the Board, the Plan shall continue in effect as if the Plan had not been amended and restated.
23.     Unfunded Obligation.
Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee, the Company or any Related Entity and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Related Entity. The Participants shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
24.     Construction.
Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
25.     Choice of Law.
To the extent that U.S. federal law does not apply, and except as expressly set forth in an applicable Award Agreement, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.
26.     Blackout Periods.
Notwithstanding any contrary terms in the Plan or any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or SAR, as well as the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent the Committee determines that doing so is desirable or required to comply with Applicable Laws.
27.     Data Privacy.
As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and

APPENDIX C
Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
28.     No Obligation to Notify.
The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.
29.     Severability.
In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction, such provision or provisions are not enforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions to make them enforceable and to enforce the remainder of these provisions as so amended.
Adopted: March 4, 2020
Amended and Restated: October 2, 2023
Second Amended and Restated: [•], 2026